As filed with the Securities and Exchange Commission on February 1, 2008
Registration No. 333-140631

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON D.C. 20549

Amendment No. 1

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORNERSTONE PHARMACEUTICALS, INC.
(Name of small business issuer in its charter)

New York	2834	60-0000731
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or organization)	Classification Code Number)	Identification No.)

Cornerstone Pharmaceuticals, Inc.
One Duncan Drive
Cranbury, NJ 08512

(609) 409-7050
(609) 409-6035(fax)
(Address and telephone number of principal executive offices and principal place of business)

Robert G.L. Shorr, Ph.D. CEO
Cornerstone Pharmaceuticals, Inc.

One Duncan Drive
Cranbury, NJ 08512
(609) 409-7050
(609) 409-6035(fax)

(Name, address and telephone number of agent for service)
Copies to:
Marc Ross Esq.

Sichenzia Ross Friedman Ference LLP
61 Broadway,
New York, New York 10006
(212) 930-9700
(212) 930-9725 (Fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $.001 par value per share	6,454,642	$1.75	$11,295,624	$1,209
Common Stock, $.001 par value per share	4,785,238(2)	$1.75	$8,374,167	$896
Total				$2,105(3)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (a) promulgated under the Securities Act of 1933, as amended. The Proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2) Represents 4,785,238 shares of common stock issuable upon the exercise of warrants and options at an average exercise price of $1.25 per share.

(3) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED February 1, 2008

CORNERSTONE PHARMACEUTICALS, INC.
11,239,880 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders (See “Selling Shareholders” section) of up to 11,239,880 shares of our common stock   including 4,785,238   shares exercisable upon exercise of outstanding warrants and options.

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure that a trading market will develop.

We will not receive any proceeds from the sale by selling stockholders of their shares of our common stock.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2008.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, it is estimated that the selling stockholders will sell shares at a price of $1.75 per share until a public market (the OTC Bulletin Board, NASDAQ Capital Market, or any other market recognized as such by the Securities and Exchange Commission) develops for the common stock. We are currently in discussions with various broker-dealers to arrange for an application to be filed with the National Association of Securities Dealers (NASD) for the public trading of our common stock on the OTC Bulletin Board. Although we anticipate that our securities will be traded on the OTC Bulletin Board, within the next few months, there is no assurance that our common stock will be quoted on the OTC Bulletin Board or any stock exchange. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	9
Cautionary Note Regarding Forward-Looking Statements	22
Use Of Proceeds	23
Market For Common Equity And Related Stockholder Matters	23
Management's Discussion And Analysis Of Operation	24
Description Of Business	32
Description Of Property	43
Legal Proceedings	43
Management	43
Executive Compensation	48
Certain Relationships And Related Transactions	53
Security Ownership Of Certain Beneficial Owners And Management	54
Description Of Securities	57
Commission's Position On Indemnification For Securities Act Liabilities	59
Plan Of Distribution	60
Selling Stockholders	63
Legal Matters	67
Dividend Policy	67
Experts	67
Available Information	67
Index to Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

OVERVIEW

We are a pharmaceutical company focused on the discovery, development and commercialization of innovative drugs to treat cancer as well as drug delivery technologies to deliver drugs to tumors and more specifically into tumor cells. We have two product platforms, both of which are currently in development, and each of which has produced lead product candidates that are currently in pre-clinical development. We believe our product candidates will provide substantial improvements over current therapies subject to a successful completion of pre-clinical studies and clinical trials and ultimately requiring and receiving marketing approval from the relevant regulatory authorities.

Our first lead product candidate, EmPAC, is based upon our proprietary Emulsiphan drug delivery technology platform. We believe that EmPAC, which is an Emulsiphan based formulation of paclitaxel, offers the potential for an accelerated US regulatory approval under the Federal Food and Drug Administration (“FDA”) 505(b)(2) pathway (See section below ‘Our Platforms” “Emulsiphan”) for the following types of cancers: Lung, Breast, Ovarian and AIDS related Kaposi’s Sarcoma. We expect to file an Investigational New Drug Application (“IND”) for EmPAC with the FDA in 2008 and to initiate a clinical trial thereafter.

Our second lead product candidate is the first product candidate from a novel class of anti-cancer chemical entities that we call Altered Energy Metabolism Directed (“AEMD”) compounds. Our lead AEMD candidate, CPI-613, is expected to enter a phase 1 clinical trial in the first half of 2008. This trial will primarily focus on patients with solid tumors. CPI-613 will require follow on clinical trials prior to receiving any approval for marketing or sales.

It is important to note that none of our products have been approved for commercial sale by the FDA or any regulatory authority and we have not generated any revenue from our products. Each of our products must undergo clinical trial(s) that contain inherent risk of failure and each is expensive to undertake. There is no assurance that we will be able to afford to undertake the trials, successfully complete a trial, or ever receive approval to market our products. Moreover, we have a history of operating losses and anticipate that we will operate at a loss for the foreseeable future. (See Section below: Risk Factors)

Our Platforms

Emulsiphan

Our Emulsiphan platform is a nanoemulsion drug delivery techonology that can enhance the performance of existing chemotherapeutics and enhance or otherwise enable the use of newer agents for the treatment of cancer due to its proprietary chemical makeup and size. Our lead product from the Emulsiphan drug delivery system is EmPAC which is an Emulsiphan based formulation of the popular chemotherapeutic agent, paclitaxel. EmPAC offers benefits over a currently approved paclitaxel product named Taxol® which is manufactured by Bristol-Myers Squibb, including the following: EmPAC does not contain Cremophor: EL, a toxic and sometimes a life threatening component of Taxol® and its generic equivalents, and EmPAC is ready to use since it does not require dilution prior to administration as Taxol® does. The proposed clinical trial for EmPAC will be designed to demonstrate bioequivalence of EmPAC to Taxol®. Bioequivalence is where a pharmaceutical product whose rate of absorption and extent of absorption is not statistically different from the reference pharmaceutical product when administered to patients at the same dose under similar experimental conditions. Although we believe, based on preclinical studies, that we will be able to establish the bioequivalence test to Taxol®, there can be no assurance that EmPAC will be bioequivalent to Taxol® in pre-clinical studies or clinical trials. We intend to file an application to conduct a bioequivalent clinical trial under regulation 505(b)(2) of the Federal Food, Drug and Cosmetics Act. Regulation 505(b)(2) of the Act is an alternative path to FDA approval for new or improved versions of previously approved products. This alternative regulatory pathway, permits the applicant to rely on certain pre-existing preclinical studies or clinical information related to an already approved product as some of the information required of the applicant by the FDA for approval and for which the applicant has not otherwise obtained a right of reference. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved. Currently, for Taxol® this includes the following types of cancers: Lung, Breast, Ovarian and AIDS related Kaposi’s Sarcoma. It is anticipated that we will be able to file an application to conduct such a bioequivalence trial in 2008. However, there is no guarantee or assurance that we will be able to conduct such a trial, or if we do, that it will lead to an approval for the product for commercial use or that the product will perform as expected in future pre-clinical testing and clinical trials.

AEMD

We believe that our novel class of AEMD anti-cancer compounds, act by exploiting the anaerobic energy metabolism pathway characteristic of cancer cells. Cancer cells exhibit an aberrant energy metabolism that makes them distinct from healthy cells. Our AEMD compounds are thought to exploit this energy metabolic difference between normal and tumor cells by targeting a modification that occurs in a mitochondrial enzyme, specifically pyruvate dehydrogenase. Our lead candidate from the AEMD platform is CPI-613 which is expected to enter clinical trials in the first half of 2008. The first clinical trial will primarily focus on patients with solid tumors. Subsequent trials would follow a successful completion of the initial trial. CPI-613 offers a novel way to target cancer cells and as such as a novel compound it is relatively unknown. We may learn in further pre-clinical studies or in clinical trials that the product does not perform as anticipated and as such the product may never receive regulatory approval.

Our goal is to develop innovative therapies for cancer treatment. Our near term goal is to leverage our Emulsiphan delivery platform for use with approved and known, chemotherapeutic agents. Longer term, we intend to continue to develop AEMD compounds in a number of cancer indications as justified by further studies and trials. We believe our products offer the potential to significantly advance the treatment of cancer.

Market Size

Upon successful completion of clinical trials we will seek approval of EmPAC for the treatment of the following cancers: Breast, Lung, Ovarian and AIDS related Kaposi’s Sarcoma which we believe comprises a large part of the market for paclitaxel. The market for the US, Western Europe and Japan is estimated to be $1 billion in 2006 by IMS Health for paclitaxel (see Our Market). We cannot currently determine the market size for CPI-613 since we have not yet determined which indications we plan to seek approval for from the FDA. It is anticipated at this early stage that the focus will be on solid tumors which represent a significant portion of the chemotherapeutic market. There is no assurance that any of our products will receive regulatory approval for marketing and sales. The products must undergo rigorous testing and clinical trials and there is no assurance that later stages of testing will support earlier results.

Our Strategy

We are focused on discovering, developing and commercializing novel and small molecule therapeutics and drug delivery technologies for the use in the treatment of cancer. The key elements of our business strategy are:

•	maximize the value of our pipeline of product candidates through internal development and strategic collaborations; and

•	expand our portfolio of product candidates through our internal drug discovery efforts and in-licensing.

There can be no assurance that our products, will be approved or will become commercially viable. Further, there is no assurance that we will be able to develop our current or any additional product candidates. Moreover, there are no assurances that we will be able to fund the development required to bring the products to approval or that the results in later studies will support the findings we observed in earlier studies.

Obstacles in Implementing Our Strategy

We are a preclinical stage pharmaceutical company subject to a number of risks that you should be aware of before you decide to buy our common stock. In particular:
•	None of our products have been approved for marketing or commercial sale.
•	We are subject to complex governmental regulations which may delay or even prevent the development of our drug candidates.
•
All of our product candidates are in preclinical development and are expected to enter clinical trials, though we have not received regulatory approval to begin any trials for any of our product candidates.

•	It is possible that we may never successfully manufacture, develop, or commercialize any of our product candidates which would adversely affect our operations.
•	We have not produced any revenues from our product candidates in development to date.
•
We have historically earned revenue from the performance of certain research related activities under grant and service agreements which, at the time of the provision of such services, were considered part of our planned principal operations. It is possible that we may not receive revenues from these sources.

•	We expect to continue to incur substantial losses for the foreseeable future. As of September 30, 2007, we had an accumulated deficit of $18.9 million.
•	Development of our drug candidates will be expensive and we will require substantial additional financing to meet our strategic objectives.
•	We may exhaust our financial resources before we are able to complete the development of our drug candidates.
•	If we lose any of the rights to our intellectual property or our intellectual property is successfully challenged our ability to market our products will be impaired.

These risks are discussed more fully in "Risks Related To Our Business And Industry."

Our Corporate Information

We were formed in May of 1999 as Cornerstone Ventures, LLC. In March 2002, Cornerstone Ventures, LLC merged into Cornerstone Pharmaceuticals, Inc. which was incorporated on November 21, 2001 in New York. Our offices and laboratory facilities are located in Cranbury, NJ and we have additional laboratory space at the Long Island High Technology Incubator in Stony Brook, NY. We have 14 full time employees. Our telephone number is (609) 409-7050. Our website addresses is www.Cornerstonepharma.com . Information contained on, or that can be accessed through, our website is not part of this prospectus.

References in this prospectus to "we," "us," "our," "our company" or "Cornerstone" refer to Cornerstone Pharmaceuticals, Inc.

The Offering

This offering information is as of December 31, 2007.

Common Stock Offered by Selling Stockholders (3)(4)	Up to 11,239,880 shares of our common stock of which 4,785,238 are issuable upon the exercise of warrants and options.
Common Stock Outstanding	30,235,882 (1)
Common Stock to be outstanding after the exercise of warrants and options	35,021,120 (2)
Use of Proceeds
We will not receive any proceeds from the sale of common stock in this offering. However, we will receive up to $5,992,741 from the sale of common stock issued upon the exercise of warrants and options to purchase 4,785,238 shares of our common stock. There cannot be any assurance that any of these warrants and options will be exercised. We expect to use the proceeds, if any are received, for working capital and general corporate purposes.

(1)
The number of shares of common stock outstanding is based on the number of shares issued and outstanding of 30,235,882 as of December 31, 2007 and assumes the conversion of 3,057,500 shares of the Series A Convertible Preferred into common stock upon the effective date of the registration statement that this prospectus is a part of. This excludes:

•  12,163,649 shares issuable upon exercise of warrants, including warrants issuable under an amended subscription agreement dated August 15, 2007 ; and
•  2,985,000 shares issuable upon the exercise of options, not pursuant to 2005 Incentive Stock Plan; and
•  2,500,000 shares issuable upon the exercise of stock options or other equity-based incentives pursuant to our 2005 Incentive Stock Plan, 1,360,000 which are available for grant at as December 31, 2007; and

(2)	Shares issued or issuable pursuant to an amended subscription agreement dated August 15, 2007 have been considered outstanding;

(3)
This includes shares of common stock issuable upon the exercise of warrants and options held by the selling stockholders and assumes the conversion of 3,057,500 shares of the Series A Convertible Preferred into common stock upon the effective date of this registration statement and excludes options and warrants held by non-selling stockholders.

(4)	None of the selling stockholders is an officer, director or owns more than 10% of the shares of our issued and outstanding common stock.

SUMMARY OF FINANCIAL DATA

The summary financial data as of and for the years ended December 31, 2006 and 2005, and the interim periods, as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006, should be read in conjunction with and has been derived from our financial statements which are found elsewhere in this registration statement along with “Management’s Discussion and Analysis or Plan of Operation”. Subsequent to the issuance of the 2005 financial statements, we determined that the balance sheet and statement of stockholders’ equity (deficit) contained errors relating to the accounting treatment for preferred stock, the 2005 Bridge financing and a 2004 option modification, as more fully discussed in Note 13 in the financial statements. Accordingly, the 2005 balance sheet and statement of stockholders’ equity (deficit) have been restated.

	As of and of the Years Ended		As of and for the Periods Ended
	December 31,		September 30,
	2005	2006	2006	2007

OPERATING EXPENSES
Research and development	$1,991,665	$2,913,805	$2,191,316	$3,838,119
General and administrative	1,139,421	1,052,940	936,157	1,394,820
Depreciation and amortization	78,243	180,935	105,563	229,011
OPERATING LOSS	3,209,329	4,147,680	3,233,036	5,461,950
INTEREST EXPENSE (INCOME), NET	22,657	6,834	6,886	(437)
NET LOSS	$3,231,986	$4,154,514	$3,239,922	$5,461,513

BASIC AND DILUTED LOSS PER COMMON SHARE	$0.24	$0.25	$0.20	$0.27

WEIGHTED AVERAGE SHARES OUTSTANDING	13,752,357	16,467,844	15,929,161	20,288,215

Cash and cash equivalents	$1,619,486	$207,700		$133,091
Working capital (deficiency) (2005 As Restated)	$(488,247)	$(1,339,468)		$(368,265)
Total assets (2005 As Restated)	$1,939,612	$2,504,252		$2,565,780
Long term liabilities	-	$158,349		$155,110
Stockholders' equity (deficit) (2005 As Restated)	$(290,721)	$639,845		$1,653,955

 RISK FACTORS

We Have Not Developed Any Products and Unless We Do We Will Not Be Able To Commercialize Any Products.

We have two product platforms, Emulsiphan and AEMD, which are still in development and as a result our product candidates are subject to significant uncertainty because they are in both early to late stages of development and are subject to regulatory approval. The results of preclinical studies and clinical testing of our products are uncertain and regulatory approval of our products may take longer or be more expensive than anticipated, which could have a material adverse effect on our business, financial condition and results of operations.

We Are A Development Stage Company And Have A Limited Operating History Upon Which An Evaluation Of Prospects Can Be Made. For That Reason, It Is Difficult To Judge Our Prospects.

We are subject to all of the risks inherent in the establishment of a newly established pharmaceutical development business. The risks include, but are not limited to,

•	the possibilities that any or all of our potential products will be found to be ineffective or unsafe;
•	that the products once developed, although safe and effective, are not economical to market;
•	that our competitors hold proprietary rights that preclude our marketing such products;
•	that our competitors market a superior or equivalent product;
•	that we fail to receive necessary regulatory clearances for our proposed products;
•	that we fail to raise adequate funding; and
•	that we rely on key personnel.

In evaluating our business and prospects, these difficulties should be considered. If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

Our Products Have Not Received Regulatory Approval

The FDA and the comparable agencies in foreign countries impose substantial requirements upon the introduction of new products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more.

The effect of government regulation and the need of FDA approval will delay marketing of new products for a considerable period of time, impose costly procedures upon our activities, and provide an advantage to larger companies that compete with us. There can be no assurance that the FDA or other regulatory approval for any products developed by us will granted on a timely basis or at all. Any delay in obtaining or failure to obtain, such approvals would materially affect the marketing of any contemplated products and the ability to earn product revenue.

We Have A History Of Operating Losses And An Accumulated Deficit. If We Cannot Achieve Profitability, We May Have To Cease Or Curtail Our Operations.

Our ability to achieve profitability depends on

•	our ability to discover and develop products;
•	obtain regulatory approval for our proposed products;
•	enter into agreements for product development, manufacturing and commercialization; and
•	effective commercialize our products.

From our inception through September 30, 2007, we have incurred an accumulated deficit of $18.9 million and we do not have a revenue stream to support our cost structure. We have incurred operating losses since our inception. We expect to incur significant increasing operating losses over the next several years, primarily due to the expansion of our research and development programs, including preclinical studies and clinical trials for our products under development. If we do not achieve profitability and do not have other sources of funding for our business, we may have to curtail or cease our operations.

Our Recurring Operating Losses and Lack of Revenue Streams Has Raised Substantial Doubt Regarding Our Ability to Continue As a Going Concern. If We Do Not Continue As A Going Concern, Investors Could Lose Their Entire Investment.

Our operating losses, and lack of revenue streams to support our cost structure, raises substantial doubt about our ability to continue as a going concern. We have incurred operating losses since our inception and lack a revenue stream to support our cost structure. If we are unable to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, we may have to cease or curtail our operations and investors could lose their entire investment.

We Will Need Additional Financing To Continue Our Operations.

The development of our products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for required manufacturing and marketing capabilities. Our future capital requirements will depend on factors, including

•	scientific progress in our research and development programs;
•	our ability to establish collaborative arrangements with others for drug development;
•	progress with our preclinical studies and clinical trials;
•	the time and costs involved in obtaining regulatory approvals; and
•	effective commercialization activities; and
•	costs related to obtaining, defending, and enforcing patents.

Accordingly, we will need to raise substantial sums in order to bring our products to market. We anticipate that additional funds will have to be raised through debt or equity financings conducted by us or through collaborative ventures entered into between us and potential corporate partners to fund some or all of such activities, as well as to manufacture or market the products that may be successfully developed. We do not currently have any such material arrangements for future financing other than $ 1.5 million, the remaining amount outstanding as of January 31, 2008, to be received in connection with a $10.0 million subscription agreement for common stock and warrants. Based upon our current operating plan we will have sufficient cash to fund our operations through May 2008. Additional funding of at least $6.5 million will be necessary to fund our planned activities to December 31, 2008. If new offerings are not consummated or additional financing is not otherwise available, we will be required to modify our business development plans or reduce or cease certain or all of our operations. In the event that we obtain any additional funding, such financings may have a dilutive effect on the holders of our securities.

In Order To Raise Additional Funds, We Will Likely Be Required To Issue Additional Securities, Which Will Result In Dilution To Investors.

We need to raise additional funds for our operating costs over the next few months. If such additional funds are raised, we would be required to issue shares of our common stock and/or securities that are convertible into shares of our common stock which would result in dilution to our investors.

Our Independent Registered Public Accounting Firm Noted Conditions During The Audit Of The Financial Statements As Of December 31, 2006 Which Represent Material Weaknesses. Failure To Remediate These Weaknesses Could Result In A Loss of Investor Confidence In The Accuracy And Completeness of Our Financial Reports and Negatively Impact Our Business And The Price of Our Common Stock.

The following deficiencies in internal controls were noted by our independent registered public accounting firm as material weaknesses:

•
We do not have adequate segregation of duties in the accounting and financial reporting areas. Specifically, our Chief Financial Officer (“CFO”) is responsible for performing all accounting and financial reporting activities.

•
Since our inception there were several instances noted whereby important agreements were not issued or executed due to administrative delays, including the issuance of stock certificates and awards, and instances where we received upfront cash advances with potential investors while the parties attempted to negotiate final terms.

•	We do not have sufficient policies and procedures in place to prevent and detect fraud within the organization.
•
Controls in place over financial reporting failed to detect errors in the recording of transactions impacting the 2005 and prior balance sheets and statements of stockholders’ equity (deficit) resulting in a restatement of 2005 financial statements.

•	Controls over subscription advances and accrued audit fees failed resulting in not recording the proper amounts.

In response to the material weaknesses noted by our independent registered accounting firm we are:

•
Focusing on improving our internal controls over the accounting and financial reporting areas and remedying these material weaknesses by hiring additional consultants and staff with the requisite knowledge and/or ensuring adequate training of our existing resources.

•	Reviewing the administration of contracts and will make changes as we deem appropriate given the circumstances.
•
Instituting policies and procedures to prevent and detect fraud. We intend to seek the assistance from a third party to help identify, document and implement policies and procedures that are necessary given the size of the business. Nonetheless, a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues have been detected.

•	We intend to utilize outside accountants for guidance on the appropriate accounting for more complex financial transactions.
•	We now require details of unbilled charges for services rendered in a timely manner.

We cannot predict that there will be no additional material weaknesses in future periods.

Preclinical And Clinical Trials Are Uncertain And May Not Lead To The Development And Marketing Of Any New Drug Products.

The grant of regulatory approvals for the commercial sale of any of our products will depend in part on our successfully conducting extensive preclinical and clinical testing to demonstrate safety and efficacy in humans. The results of preclinical and clinical testing may prove to be negative or inconclusive and as a result we may not be able to generate revenue from them.

Results Attained In Early Clinical Trials May Not Be Indicative Of Results That Will Be Obtained In Later Clinical Trials.

All our product candidates are in pre-clinical development.  Our future prospects are dependent on the outcome of our planned bioequivalence trial with EmPAC and our planned phase 1 trials with CPI-613. There can be no assurance that performance seen to-date for both products in pre-clinical studies, will be reflected in the data for the EmPAC bioequivalence trial or the CPI -613 phase 1 trial should we be allowed to conduct such trials.

We Rely On Collaborators. These Collaborators May Not Be Reliable.

We rely in part upon collaborations for our research and development and we have relied on our collaborators for scientific, technical, and clinical data which is produced and supplied by our collaborators. There could be errors or omissions in this data that could materially affect the future approvability or commercial viability of these products. Moreover, our research collaborators may not commit sufficient resources or time to our programs. If any research collaborator fails to commit sufficient resources to our products our clinical or pre-clinical programs could be delayed or terminated.

We Are Unable To Predict Whether The Research And Development Activities We Propose To Fund Will Result In Commercially Viable Products Or Applications And As A Result Our Sales Will Be Negatively Impacted.

We are unable to predict whether the research and development activities we propose to fund will result in commercially viable products or applications for market approval. Further, due to the extended testing required before marketing approval can be obtained from the FDA or other similar agencies, we are not able to predict with any certainty when, if ever, we will be able to commercialize any products. The market for pharmaceuticals is characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. Our future success will depend, in part, upon our continued ability to introduce new products and features to meet changing customer requirements and emerging industry standards. We may not be able to successfully complete the development of any of our current or future products and these products, if any, may not achieve market acceptance.

Our Products May Become Obsolete And As A Result Our Sales May Be Negatively Impacted.

The development and approval process of our products may take many years and as a result even if our developed products receive the necessary governmental approvals, products developed by other companies may render our products obsolete which would negatively effect our revenue.

Our Products Are Subject To Strict Government Regulation. If Our Products Do Not Comply With Applicable Laws And Regulations, Our Business Will Be Impaired.

Our proposed products will be subject to very stringent federal, state, local and foreign government regulations, which may include:

•	the Federal Food, Drug, and Cosmetic Act;

•	the Social Security Act, titles XI, XVIII (Medicare), XIX (Medicaid);

•	the Environmental Protection Act;

•	the Occupational Safety and Health Act; and

•	state, local and foreign counterparts to the federal acts.

The regulatory process may include preclinical and clinical testing of any product to establish its safety and efficacy. This testing can take many years and require the expenditure of substantial capital and other resources. Delays or denials of marketing approval are regularly encountered due to the submission of unacceptable or incomplete data as deemed by the FDA or other similar regulatory agency, or due to regulatory policy for product approvals. Accordingly, even after clinical testing, regulatory approval may not be obtained. Even if obtained, regulatory approval may entail limitations on the indicated uses for which any products may be marketed. Following regulatory approval, if any, a marketed product and its manufacturer are subject to continual regulatory review. Subsequent discovery of problems with a product or manufacturer may result in restrictions on such product or manufacturer. If we are unable to comply with applicable laws and regulations our business will be impaired. Generally, only a very small percentage of new pharmaceutical products initially developed are ever approved for sale. Therefore, we may not be able to succeed in the development and marketing of any new drug products.

Our Products Will Also Be Subject To A Variety Of Foreign Regulations, Which, If We Are Unable To Comply With, Will Impair The Sales Of Our Products.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. We may not be able to satisfy the requirements of any or all of the countries that we wish to sell our products in, which will have an adverse impact on our sales.

We Rely On Technologies That Are Licensed From Third Parties. These Technologies May Not Be Commercially Viable.

We have entered into certain agreements with, and licensed certain technologies and compounds from third parties. We have relied on scientific, technical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements and will rely on such data in support of development of certain products. There could be errors of omission or fact that would materially affect the future approvability or commercial viability of these products.

If We Are Not Successful In Obtaining Grant Money We Will Have To Obtain Other Sources of Funding Which May Not Be Available.

We are actively pursuing various grant programs to partially fund our clinical activities. In the event that we are unable to obtain substantial grant funding, we will have to obtain funding for our preclinical and clinical activities from other sources which may not be available.

Our Commercial Success Will Depend, In Part, On Our Ability, And The Ability Of Our Licensors, To Obtain And Maintain Patent Protection. Our Failure To Obtain And Maintain Patent Protection for Our Products May Have A Materially Adverse Effect On Our Business.

We have obtained rights from third parties to certain United States patent applications and patents, and foreign counterparts thereof, and may, in the future, seek rights from third parties to other patent applications or patented technology. Our success will depend in part on our ability and the ability of our licensors to maintain and/or obtain and enforce patent protection for our products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in the field of biotechnology and pharmaceuticals are generally highly uncertain and involve complex legal and scientific questions. We cannot be certain that we or our licensors were the first inventors of inventions covered by our licensed patent applications or patents or that we or they were the first to file. Accordingly, our patents or the patents licensed to us may not be valid or afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have a materially adverse effect on our competitive position and business prospects.

Our Patented Technologies May Infringe On Other Patents, Which May Expose Us To Costly Litigation.

It is possible that our patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

We May Not Be Able to Protect Our Trade Secrets And Other Unpatented Proprietary Technology Which Could Give Our Competitors An Advantage Over Us.

We also rely upon trade secrets and other unpatented proprietary technology. We may not be able to adequately protect our rights with regard to such unpatented proprietary technology or competitors may independently develop substantially equivalent technology. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and as a result our competitors could gain a competitive advantage over us.

We Are Dependent On Key Personnel And Consultants And The Loss Of These Key Personnel And Consultants Could Have A Material Adverse Effect On Our Business, Results Of Operations Or Financial Condition.

Our success is heavily dependent on the continued active participation of Robert Shorr, Ph.D., our Chief Executive Officer; Robert Rodriguez our President and Chief Operating Officer and Clifford H. Straub Jr., our VP and Chief Financial Officer, who are employees of the Company. We currently have employment contracts with all three.

All three executives have an employment contract that contains, confidentiality and non-competition covenants. Dr. Shorr and Mr. Rodriguez additionally have a requirement to assign all invention and intellectual property rights to us that are developed within the Field (as defined in the employment agreement). All three agreements run through January 21, 2010 and the terms renew automatically for two additional years unless terminated earlier. In addition, the employment agreements provide that if the executive were to terminate employment for any good reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date.

We also rely heavily on King Lee, Ph.D., our Vice President of Clinical and Regulatory affairs, who is an employee of ours on an at-will basis and is not subject to an employment contract. We also rely heavily on Zuzana Zachar, Ph.D., our Director of Research who is a part time employee with us and is an employee at-will and not subject to an employment agreement. We rely heavily on two consultants namely Paul Bingham Ph.D., Vice President of Research, and Richard Lutes M.D, Chief Medical Officer. Dr. Lutes’ consulting contract has a term of one month which automatically renews for additional one month terms at the end of each monthly term unless terminated by either party at anytime. Upon the expiration of the annual term for Dr. Bingham, the term is automatically extended for successive one year terms unless, prior to sixty days preceding the termination of the then current term, either Dr. Bingham or the Company provides written notification to the other that it desires to terminate the consulting agreement.

We do not have key-man insurance on any of our officers or consultants. Loss of the services of one or more of our officers could have a material adverse effect upon our business, results of operations or financial condition. The key term and termination provisions are discussed in greater detail in the section entitled “Executive Compensation - Employee Agreements” found elsewhere in this prospectus.

If We Are Unable to Hire Qualified Personnel Our Business and Financial Condition May Suffer.

Although we have not experienced any problems attracting and retaining key executives in the recent past and do not know that any key employee has plans to retire or leave our company, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business, results of operations or financial condition.

We Are Dependent On Others For The Clinical Development Of And Regulatory Approvals For Our Potential Products And If We Are Unable to Establish Collaborative Arrangements For Such Development We May Not Be Able to Develop Our Products.

We anticipate that we will in the future seek to enter into collaborative agreements with pharmaceutical and/or biotech companies for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of our pharmaceutical products. We may in the future grant to our collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit our flexibility in considering alternatives for the commercialization of such products. Under such agreements, we may rely on our collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for, manufacture, market and commercialize certain of our products. We may not be able to establish any collaborative arrangements. Furthermore, even if established, such future partners may not be successful in commercializing products or we may not be able to derive any revenues from such arrangements. If we are unsuccessful in establishing such future collaborative arrangements, we may not be able to establish in-house capabilities for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of its pharmaceutical products.

We Rely On Third Parties To Manufacture Our Potential Products And As A Result We May Not Be Able to Control Our Product Development.

We currently do not have an FDA approved manufacturing facility. We rely on contract manufacturers to produce quantities of products and substances necessary for research and development, preclinical trials, human clinical trials and product commercialization. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practice (“GMP”) regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. As a result:
•	There are a limited number of manufactures that could produce the products for us and we may not be able to identify and enter into acceptable agreements with any manufacturers;

•	the products may not be produced at costs or in quantities necessary to make them commercially viable; or

•	the quality of the products may not be acceptable to us; or

•	our manufacturing partners may go out of business or file for Bankruptcy; or

•	our manufacturing partners may decide not to manufacture the product for us; or

•	there could be failure in the ability to manufacture to our specifications; or

•	there could be delays in the delivery of quantities needed; or

•	an inability to fulfill our commercial needs in the event of approval and strong market demand; or

•	ongoing FDA inspections or other regulatory authorities we may result in suspensions, seizures, recalls, fines, injunctions, revocations, or and even criminal prosecutions.

Currently our EmPAC product candidate is manufactured by InB:Hauser Pharmaceutical Services, Inc. They are a contract manufacturer that we are significantly reliant upon for the production of our product. We are currently in search of a company to perform the packaging of the EmPAC product and have begun discussions with potential packagers. Packaging of the EmPAC product will be required in order to carry out human clinical trials for EmPAC. The active pharmaceutical ingredient in CPI-613 is manufactured by Aptuit Inc. (formerly Eagle Picher Pharmaceutical Services) and our CPI-613 drug product is manufactured by Hyaluron, Inc. We do not have standing agreements with Hyaluron or Aptuit as exclusive manufacturers, rather we contract for the production on an as needed basis. Additional contract services can be obtained from other suppliers of such services.

If these companies no longer consented to or were unable to manufacture or have packaged our products or if we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, or with a regulatory agency, then our research and development, preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval and subsequent sales of such products. Any such delay may have a materially adverse effect on our business, financial condition and results of operations.

We May Rely On Third Parties For Marketing And Sales And Our Revenue May Depend On Their Efforts.

We currently have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success may depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products as appropriate. However, we may not be able to establish or maintain such collaborative arrangements, or if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.

We May Face Intense Competition And May Not Be Able to Successfully Compete.

Our business is characterized by intensive research efforts and intense competition. Many companies, research institutes, hospitals and universities are working to develop products and processes in our field of research. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. Some of these companies have experience in undertaking testing and clinical trials of new or improved products similar in nature to that which we are developing. In addition, certain competitors may discover compounds or processes that may be competitive with our products and may introduce such products or processes before we do. Accordingly, other companies may succeed in developing products earlier than us or that are more effective, safer, cheaper, easier to administer, or may gain broader acceptance in the marketplace than those proposed to be developed by us, which may have an adverse effect on our sales.

The Development Of Paclitaxel Reformulation Is An Extremely Competitive Field And If We Fail To Compete Effectively It Would Negatively Impact Our Business.

There are several companies that have developed or that are developing paclitaxel reformulations intending to market a more efficacious or safer treatment than Taxol®. New Abraxis, Inc., obtained FDA approval to market its product Abraxane (a paclitaxel formulation). There are other companies developing paclitaxel reformulations. As a consequence the price of paclitaxel products can meet significant pressure which may negatively impact our future sales and our business.

If Our Products Are Not Accepted By The Medical Community or Health Insurance Companies, Our Business Will Suffer.

Commercial sales of our proposed products will substantially depend upon the products’ efficacy and on their acceptance by the medical community, governmental healthcare payers (e.g., Medicare, Medicaid), and the health insurance companies. Widespread acceptance of our products will require educating the medical community and health insurance companies as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

Our Business Will Expose Us To Potential Product Liability Risks, Which Could Result in Significant Product Liability Exposure.

Our business will expose us to potential product liability risks that are inherent in the testing, designing, manufacturing and marketing of human therapeutic products. Product liability insurance in the pharmaceutical industry is generally expensive, and we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all. A successful products liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations.

We Do Not Currently Have Clinical Trial Liability Insurance For All Of Our Products And A Successful Clinical Trial Liability Claim Against Us Could Have An Adverse Effect On Our Financial Condition Even With Such Insurance Coverage

Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our products. We currently have $1,000,000 of clinical trial liability insurance for our CPI-613 drug product. Although we plan to procure similar insurance coverage for our EmPAC product prior to initiation of our planned trial as well as for future trials there is no guarantee that we will be able to procure same on favorable rates if at all and even if procured that we will procure adequate coverage to satisfy any liability we may incur. A successful clinical trial liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations even though clinical trial insurance is successfully obtained. The current insurance coverage for CPI-613 may only mitigate a small portion of a substantial claim against us.

If The Amount Of Our Comprehensive Insurance Is Not Adequate, Our Business And Financial Condition May Be Adversely Affected.

Our business and actions can expose us to potential liability risks that are inherent in business. Although we maintain $3,000,000 of commercial general liability insurance, it may not be adequate. A successful liability claim, if any, brought against us could have a material adverse effect on our business, financial condition and results of operations.

We May Use Hazardous Materials And May Incur Substantial Liability.

We currently do not carry additional hazardous material insurance. We and our outsource manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. As a result, we may be required to incur significant costs to comply with environmental laws and regulations. Additionally, in the event of such an accident, we could be held liable for any damages.

We Will Experience Uncertainty Related to Product Pricing, Reimbursement And Other Related Matters, Which May Effect the Market Acceptance Of Our Products.

Our business may be materially adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. In both the United States and elsewhere, sales of healthcare products are dependent, in part, on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services, and therefore significant uncertainty exists as to the reimbursement of existing and newly approved healthcare products. If we succeed in bringing one or more products to market, these products may not be considered to be cost effective and reimbursement to the consumer may not be available or may not be sufficient to allow us to sell our products on a competitive basis. Finally, given the above potential market constraints on pricing, the availability of competitive products in these markets may further limit our flexibility in pricing and in obtaining adequate reimbursement for our potential products. If adequate coverage and reimbursement levels are not provided by government and third party payers for uses of our products, the market acceptance of such products would be adversely affected.

We Are Controlled By Current Officers, Directors And Principal Stockholders And They Have The Ability To Control The Election of Our Board Of Directors And the Issues Submitted To Our Stockholders

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 88.96%, on an issued and outstanding basis including common stock and Series A Convertible Preferred stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to control the election of our Board of Directors and the outcome of issues submitted to our stockholders. See “Security Ownership of Certain Beneficial Owners and Management.”

RISKS RELATING TO INVESTING IN OUR COMMON STOCK

There Is No Trading Market For Our Common Stock And As A Result You May Not Be Able to Sell Our Common Stock.

There is no market for our common stock and there may never be a market for our common stock. We do not anticipate that a market for our common stock will develop, if at all, until after the registration statement of which this prospectus is a part has been declared effective by the SEC. In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

If A Market for Our Common Stock Develops, There Is A Significant Risk That Our Stock Price May Fluctuate Dramatically Which Could Negatively Impact Your Investment In Our Common Stock

Although there is no market for our common stock, if a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control including:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;
•	announcements of preclinical and clinical results;
•	general economic slowdowns;
•	sales of large blocks of our common stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	fluctuations in stock market prices and volumes;
•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock; and
•	effect of sales pursuant to this prospectus on the trading volume of our common stock.

Dramatic fluctuations in the price of our common stock may make it difficult to sell our common stock.

Because We Are Not Subject To Compliance With Rules Requiring The Adoption of Certain Corporate Governance Measures, Our Stockholders Have Limited Protections Against Interested Director Transactions, Conflicts Of Interests And Similar Matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the Securities and Exchange Commission, the New York and American Stock Exchanges and the NASDAQ Stock Market as a result of Sarbanes-Oxley requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASDAQ Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements including, but not limited to, the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meetings and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure To Achieve And Maintain Effective Internal Controls In Accordance With Section 404 Of The Sarbanes-Oxley Act Could Have A Material Adverse Effect On Our Business And Operating Results And Stockholders Could Lose Confidence In Our Financial Reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent registered public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because We May Be Subject To The “Penny Stock” Rules, You May Have Difficulty In Selling Our Common Stock.

If a public market develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules. These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of our common stock.

As An Issuer Of “Penny Stock” The Protection Provided By The Federal Securities Laws Relating To Forward Looking Statements Does Not Apply To Us And As A Result We Could Be Subject to Legal Action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The Registration And Potential Sale By The Selling Stockholders Of A Significant Number Of Shares Could Encourage Short Sales By Third Parties And Could Depress Our Common Stock And Could Have A Dilutive Effect.

Because there is no public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources and could lead to additional dilution.

The Issuance of Common Stock Upon The Exercise of Warrants and Options Issued To The Selling Stockholders Could Have A Dilutive Effect.

We have issued to the selling Stockholders warrants to purchase up to 4,785,238 shares of our common stock. The issuance of our common stock to the selling stockholders upon exercise of these warrants and options will cause dilution to our other stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. Important factors that may cause actual results to differ from projections include, for example:

•	Unfavorable preclinical or clinical trial results;
•	Inability to raise sufficient capital to operate our business;
•	Delays associated with regulatory process;
•
Inability to enter into an acceptable relationship with one or more contract manufacturers for the manufacture of our products and the failure of such contract manufacturers to manufacture products of an acceptable quality and to sell to us on a cost effective basis;

•	The adoption of adverse federal, state and local government regulations or the failure to obtain or delay in obtaining any required governmental approval for our products;
•	Intense competition, including entry of new competitors;
•	Inability to attract or retain qualified senior management personnel, including finance and sales and marketing personnel;
•	Intellectual property disputes or other litigation;
•	Operating deficits and unexpected costs;
•	Inability to develop marketable products;
•	Lower-than-expected sales and revenues;
•	The volatility of our operating results and financial condition;
•	Adverse economic, legal or political conditions;
•	Ability to effectively market our products; and
•	Adequate and timely supply of raw materials.

All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update any forward-looking statements or other information contained herein. Potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements that we make in this prospectus are reasonable, we cannot assure potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us.

Information regarding market industry practices and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. If the selling stockholders exercise the warrants and options issued to them for cash, we will receive up to $5,992,741. Notwithstanding, there is no assurance that any of the warrants and options will be exercised. Such funds received, if exercised, will be used for general corporate and working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock, and we have not paid dividends.

HOLDERS

As of December 31, 2007 we had approximately 62 holders of our common stock, excluding our Series A Convertible Preferred Stock and approximately 91 holders assuming the conversion of the Series A Convertible Preferred Stockholders into common stock. We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. We cannot declare or pay any dividends except to our Series A Convertible Preferred Stockholders, unless affirmative vote or written consent is obtained. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

As of December 31, 2007, we had the following shares of common stock reserved for issuance:

•	12,163,649 shares issuable upon exercise of warrants, including warrants issuable under an amended subscription agreement dated August 15, 2007 ;

•	2,985,000 shares issuable upon the exercise of options, not pursuant to 2005 Incentive Stock Plan; and

•
2,500,000 shares issuable upon the exercise of stock options or other equity-based incentives pursuant to our 2005 Incentive Stock Plan, 1,360,000 which are available for grant at as December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the equity compensation plans under which our securities may be issued as of September 30, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,158,000	$0.91	1,342,000
Equity compensation plan not approved by security holders	—	—	—

Our 2005 Incentive Stock Plan has been approved by our Board of Directors and our stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they: discuss our future expectations; contain projections of our future results of operations or of our financial condition; and state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to our results of operation and our financial condition. This discussion and analysis should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. It contains forward-looking statements that involve risks, uncertainties, and assumptions. Historical results and percentages relationships set forth in the statement of operations, including trends which might appear, are not necessarily indicative of future operations.

PLAN OF OPERATION

We are following a balanced risk strategy of advancing toward market with an improved reformulated version of a known and widely used and FDA approved drug while we are concurrently developing our novel compounds.

For EmPAC, our first product using our Emulsiphan technology, we believe that we have developed an improved formulation of paclitaxel. We expect to file for regulatory approval under Section 505(b)(2) that would permit us to rely on certain data previously generated by others. This alternative regulatory path is expected to shorten the time needed to obtain FDA approval (see section entitled “Governmental Regulation And Product Approval”) for this product. If approved under the bioequivalence pathway, we believe that our product would be approved for all of the indications of Taxol® (breast, lung, and ovarian cancers, as well as AIDS related Kaposi’s Sarcoma). We expect to conclude our preclinical studies, and to commence a single pivotal clinical trial (expected duration - 12 to 15 months) in 2008. Subject to a successful outcome, we would expect to file a New Drug Application (“NDA”) with the FDA in 2009. Subject to obtaining the approval of the FDA (estimated to be 6 to 12 months after initial submission of the NDA), we would expect shortly thereafter to commence commercialization. Our regulatory strategy is expected to make available what we believe is an improved cancer therapy in a relatively short timeframe. We are evaluating additional compounds based on this platform, including combinations with other approved off patent and unpatented drugs that would require a similar regulatory timeline.

Outside the United States, we expect to submit regulatory filings in Europe and Japan, initially, where we will consider collaborating with strategic alliance partners for registration, marketing and distribution activities in these territories.

We outsource nearly all the activities needed to obtain approval to commercialize EmPAC. This includes the manufacture of sufficient quantities of EmPAC for our preclinical and clinical trial requirements, and the activities associated with clinical trials. We believe that we have completed preclinical studies except for our pre-clinical toxicology study that is required before the Investigational New Drug Application (“IND”) submission. We are in the process of manufacturing enough product for the toxicology study. Also, we are in the process of installing equipment with our contract manufacturer that would enable us to produce sufficient quantities of product to support our estimated clinical and initial commercial requirements.

We have estimated our costs to complete preclinical studies, clinical trials, and to submit an NDA filing to be approximately $3.0 million. This amount includes costs related to the manufacturing of product, equipment, preclinical studies and clinical trials, and it excludes certain costs that are not specifically allocated by project. We expect to be able to submit an NDA filing during 2009. In addition we plan to spend approximately $800,000 for equipment to support our manufacturing activities. Prior to commercialization, we expect to make the changes to our infrastructure needed for manufacturing, distribution, administration and sales and marketing, including recruiting additional qualified personnel. We expect to engage a contract research organization (“CRO”) to provide us with the administration and support for a limited number of clinical sites.

Our current timetable for EmPAC requires our dependence on outside suppliers to perform services for us in a timely and cost efficient manner, including the certification of new equipment for manufacturing. We could be exposed to extensive delays and substantial additional costs related to these activities that would impact our timetable to commercialize our products. We have no assurance that we will be able to complete the regulatory process needed for commercialization, that our clinical testing will meet the desired end points, that we can manufacture sufficient quantities of product to support our commercial activities, that we can make sufficient margins given our cost structure, or that we will be able to establish an infrastructure to support future commercialization.

Our second product, CPI-613, is based on our AEMD drug platform. Unlike EmPAC, CPI-613 will follow a more traditional regulatory development path and as such, a longer timeline to approval for commercial use is anticipated. We are studying additional compounds based on this platform, including combinations with other approved drugs that would require similar regulatory timelines. In late 2006 we filed an IND with the FDA, and based upon subsequent communications with them, we agreed to inactivate our IND filing to enable us to conduct additional toxicity and other studies. We currently expect to complete our preclinical studies in the first half of 2008, and pending FDA approval, we anticipate starting phase 1 clinical trials in early 2008 (duration - 12 to 18 months).

We outsource nearly all the activities needed to obtain approval to commercialize CPI-613. This includes manufacturing of sufficient quantities of product for our preclinical and clinical activities, and preclinical studies and clinical trials. A CRO has been engaged to commence administration and support for our phase 1 clinical trial activities that are expected to be conducted with a limited number of patients. We have estimated that our costs to complete our preclinical studies and phase 1 clinical trials to be approximately $2.1 million. This amount includes costs related to the manufacturing of product, equipment, preclinical studies and clinical trials, and it excludes certain costs that are not specifically allocated by project.

Similar to other new drugs, the regulatory timeline for CPI-613 to commercialization can be lengthy and costs associated with clinical trials are generally substantial. We cannot reasonably estimate the length of time and the costs associated with this product at the current stage of development to bring this product to commercialization. We believe that the time to commercialization can be very long and we have no assurance that we can meet the milestones yet to be established for our clinical studies. The amount of funding necessary to complete the regulatory process cannot be determined at this stage but it is expected to be substantial. There are no material cash flows generated from this product to support the future regulatory pathway and we believe that we will need to rely on the public equity market, grants, and/or collaborative agreements with other companies. We currently outsource the manufacturing for pre-clinical studies and clinical trials; however, we may not be able to outsource the manufacture in sufficient quantities to meet our commercial needs. Also, we have no infrastructure in place to enable to support future commercialization.

Other risks for our products are outlined in the section entitled “RISKS RELATED TO OUR BUSINESS AND INDUSTRY”. This section includes such risk factors as our business operates in a highly regulated environment, and the development of our products requires substantial funds to continue conduct research and development activities, and other costs. Development of both products is dependent upon our research and development progress, our ability to obtain regulatory approvals and to sufficiently fund our business plan. There is no assurance that our efforts to seek such additional funding will be successful. Should we fail to raise sufficient additional funds, we may not be able to successfully complete our business plan or complete our plan within the timelines anticipated.

We anticipate that our quarterly will fluctuate for several reasons, including the extent of research and development efforts, the timing of milestone payments and the timing and the outcome of regulatory approvals.

As of December 31, 2007, we have 14 full-time employees and during the next twelve months plan to increase that number to 24 for additional scientists, regulatory specialists, manufacturing personnel, and administrative support. As we have no marketing or distribution capability, we plan to commence recruiting qualified individuals at the time of commercialization.

Results of Operations - For the Years Ended December 31, 2006 and December 31, 2005

We had no revenues during the year ended December 31, 2006 and 2005 as we had no commercial products, nor had we performed research related activities for others. From inception, we have recognized revenues aggregating $279,875 from research related activities performed under service and grant agreements. At the time we provided such services, our recognition of these revenues related to these activities was a consistent part of our planned principal operations.

Our net loss for the year ended December 31, 2006 increased 28.5% compared the same period for 2005. This increase was mainly as a result of an increase in research and development activities.

Research and Development expenses increased $922,140 or 46.3% compared to the previous year. Outsourced services associated with preclinical testing increased $776,878 compared to the previous year primarily due to the acceleration in the programs for CPI-613. In addition we incurred additional professional fees of $109,618 primarily related to CPI-613 patent application costs, and we expensed additional costs related to our Emulsiphan platform in the amount of $40,381 in 2006. Salaries and related expenses, and rent and utilities related to our new facility in Cranbury were higher in 2006 by $63,839 and $72,714, respectively. Laboratory costs were lower in 2006 by $51,952 due to one-time expenses in connection with the creation of our chemistry function and department in 2005. Stock-based compensation expenses in 2006 were lower by $167,091 due to the approval of the Plan which included the recognition in 2005 of options granted to consultants, and the recognition of fully vested stock options granted to employees in 2005. Our overall costs are expected to substantially increase in 2007 as our drug candidates complete preclinical studies.

For the year ended December 31, 2006, General and Administrative expenses decreased $86,481 or 7.6% compared to 2005. The decrease was primarily as a result lower stock based compensation costs of $60,100 and the inclusion in 2005 of investment banking fees and a non-cash settlement with a Potential Investor for $50,000 and $150,000, respectively, net of increases in audit fees of $32,450, salaries and related benefits of $41,762 due to additional personnel added during 2005 and included for the full year in 2006, costs related to the new Cranbury facility of $72,783, and travel costs primarily associated with supplier inspections of $20,797. Stock-based compensation expenses in 2006 were lower due to the approval of the 2005 Employee Stock Incentive Plan (the “Plan”) which included the recognition in 2005 of option grants to consultants, and the recognition of fully vested stock options granted to employees in 2005. We expect these costs to increase in 2007 and the future due to the increase cost of insurance, professional fees, external reporting costs in connection with being a public company, and costs due to the expansion of the infrastructure to meet our operational needs.

Depreciation and Amortization increased $102,692 or 131.2% due to primarily to the additional leasehold costs in connection with our new facility in Cranbury, New Jersey.

Interest Expense for the year ended December 31, 2006 was $25,190 compared to $32,644 for 2005. The amount includes for both years the amortization of the estimated fair value of a warrant to purchase common stock issued to a potential investor under a settlement agreement, which was recorded as a charge to interest expense over a twelve month period. All interest charges associated with the warrant have been recorded as of December 31, 2006. The decrease was primarily due to interest on capitalized equipment leases that were fully paid off in 2005.

Results of Operations - For the Nine Months Ended September 30, 2007 and 2006

We had no revenues for the nine months ended September 30, 2007 and 2006 as we had no commercial products, nor had we performed research related activities for others. From inception, we have recognized revenues aggregating $279,875 from research related activities performed under service and grant agreements. At the time we provided such services, our recognition of these revenues related to these activities was a consistent part of our planned principal operations. Our net loss for the nine months ended September 30, 2007 increased 68.6% compared the same period for 2006.

For the nine months ended September 30, 2007, Research and Development expenses increased by $1,646,803 or 75.2% from the previous year. Contracted services increased $1,450,718 or 179.9% compared to the same period for 2006. Additional costs for contracted services in 2007 were substantially higher due to preclinical toxicology studies for both CPI-613 and EmPAC and manufacturing costs for EmPAC. Our facility costs in 2007 were higher by $84,447 in 2007 primarily relating to our new Cranbury facility. Salaries and related cost were higher in 2007 by $55,661 due primarily to an additional employee in 2007 and salary increases. Costs associated with laboratory supplies were $70,570 higher in 2007 due the move of the chemistry laboratory to Cranbury, New Jersey. Offsetting the above increases in 2007 was a decrease in stock-based compensation expenses of $106,102 due the recognition of fully vested employee stock options in 2006.

For the nine months ended September 30, 2007, General and Administrative Expenses were higher than the previous year by $458,663, an increase of 49.0%. Legal and professional fees increased $348,515 or 205.8% primarily due the costs associated with the Securities and Exchange SB-2 filing. During the period we incurred a non-cash charge amounting to $126,375 relating to the extension of expiration dates on previously issued warrants. In addition in 2007 we incurred facility costs of $65,867 associated with the new Cranbury facility.

Depreciation and Amortization increased $123,448 due to primarily the amortization of leasehold costs related to our new facility in Cranbury, New Jersey.

Interest Expense (Income) for the nine months ended September 30, 2007 was $(437) compared to $6,886 in 2006. In 2006, we incurred interest expense related to the settlement with a potential investor of $24,833 and interest related to capitalized equipment leases of $358, and net interest income of $18,305. In 2007 there was no interest expense.

Research and Development

In connection with research and development activities, we have two platforms and one product candidate for each platform still in the preclinical stage. Separate research and development costs are identified for both product candidates for manufacturing product for testing, and preclinical and clinical testing that are performed by suppliers providing such services. Other costs such as labor, laboratory supplies, facility costs, etc., as they are not separately identified, are currently not segregated. In connection with the testing and studies ongoing at outside suppliers, we have provided milestone dates concerning the completion of larger preclinical tests, and the filing of the IND or the commencement of clinical trials. Also, we have provided the estimated costs for such tests and studies, including manufacturing of product, by outside suppliers, and the estimated costs of both product candidates to complete the next stage of their respective clinical trials. For EmPAC the estimated cost will be the costs associated to complete the required current clinical testing activities anticipated. For CPI-613, the costs are estimated to complete the phase 1 clinical trial. Beyond phase 1, we cannot provide the timeline or the estimated costs of future clinical activities with any reasonable certainty until we evaluate the data from this study and the subsequent consultations with the FDA with respect to the next steps in the clinical development path.

We have incurred costs paid to outside suppliers (manufacturing, preclinical tests and clinical tests) related to research and development activities as follows:

Nine months ended:	CPI - 613	EmPAC	Total
9/30/2006	$710,387	$106,329	$816,716
9/30/2007	$1,844,696	$412,339	$2,257,035
Year ended:
12/31/2004	$37,484	$10,731	$48,215
12/31/2005	$84,869	$91,430	$176,299
12/31/2006	$786,446	$166,731	$953,177
Cumulative Costs - Inception to September 30, 2007	$2,793,044	$681,231	$3,474,275

Liquidity and Capital Resources

We have devoted substantially all our cash resources to research and development programs and general and administrative expenses. To date, we have not generated any revenues from the sale of products and do not expect to generate revenues from the sale of products in the near term, if at all. From inception we have recognized revenues aggregating $279,875 from research related activities performed under service and grant agreements. We have continued to pursue additional service agreements and may perform such services in the future.

We have an accumulated deficit of $18,864,896 as of September 30, 2007, and we expect to continue to incur operating losses, including higher losses in the future than those incurred in prior years. Our incurrence of continuing operation losses since our inception, and our lack of any revenue stream to support our cost structure raises substantial doubt as to our ability to continue as a going concern . Cash and cash equivalents were $133,091 as of September 30, 2007. In January 2007 we entered into a subscription agreement (“Agreement”) with Two Investors (See section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”) to sell up to $5.0 million in common stock and warrants at the option of the Company. This agreement was later amended on August 15, 2007 to increase the subscription amount to $10,000,000. As of January 31, 2008, we had $1,500,000 available under the amended subscription agreement. The amended agreement requires us to issue units, consisting of common stock and warrants to the extent that we have available authorized shares of common stock after considering outstanding warrants, options, options reserved under the Plan, and the conversion of preferred convertible stock. We obtained stockholder approval in December 2007 to increase the number of authorized shares of common stock and preferred stock from 40,000,000 shares and 10,000,000 shares, respectively, to 80,000,000 and 20,000,000 shares. Since our inception we have financed our operations primarily from the sales of securities and without adequate funding we would need to adjust the current timetable of one or both products or cease operations. We are actively seeking additional funding.

For the year ended December 2006 we had operating losses that resulted in the use of cash of $3,699,334 from operating activities. Cash used for investing activities, specifically for the purchasing of property and equipment amounted to $105,119 for 2006. Our 2005 Bridge Raise was extended to early 2006 and amounted to an additional $1,000,000 in 2006. On October 1, 2006, we entered into an investment agreement with a supplier (the “Supplier”) of contract manufacturing services to us. In exchange for $250,000, we granted a warrant to purchase 475,000 shares of common stock at $3.50 per share expiring September 30, 2010. In December 2006, the Supplier exercised an option for 1,000 shares for $3,500. Commencing in September 2006 to December 31, 2006 we were advanced $1,425,000 from Two Investors included as part of a $5.0 million subscription agreement for the purchase of units consisting of common stock and warrants that was executed in January 2007. Such advance was recorded as a liability until the agreement was executed. Non-cash investment and financing activity for the year ended December 31, 2006 included the issuance of 1,513,658 shares of common stock and 378,414 warrants in exchange for the fair value of leasehold improvements of $1,892,072.

For the nine months ended September 30, 2007, cash used in operations totaled $5,130,929 and was mainly due to a net loss of $5,461,513 less net changes in components of working capital, and depreciation and amortization. Cash used for investing activities, specifically for the purchasing of property and equipment, amounted to $268,680 which was primarily manufacturing equipment for our EmPAC product. The proceeds from financing activities included the additional issuance of common stock from the $10.0 million subscription agreement of $5,325,000. We expect that we will need additional funding during the second quarter of 2008. Additional funding of at least $6.5 million will be necessary to fund our planned activities to December 31, 2008.

Completion of our plan of operation is dependent upon our ability to sufficiently fund our operational and overhead expense requirements. Should we fail to raise sufficient additional funds, we may not be able to successfully complete our business plan or complete our plan within the timelines anticipated. We will need funding beyond the amount provided in the subscription agreement, as amended. Absent such funding, we could opt to advance the development of only one product candidate while our second one is put on hold.

Including our current cash position and including amounts receivable pursuant to an amended subscription agreement, we estimate that we will have sufficient cash to fund operations until May of 2008. We believe that we will need to rely on private equity to fund our liquidity requirements in the near term and intermediate term. However, we may be unable to obtain any required additional financing on terms favorable to us or at all. If adequate funds are not available on acceptable terms, and if cash and cash equivalents fall short of our liquidity requirements, we may not be able to sustain operations. If we raise additional funds though the issuance of equity security securities, our stockholder may experience significant dilution of their ownership interest and newly issue securities may have rights superior to those of our existing equity holders.

As of September 30, 2007 there were 1,042,200 stock options that were expected to vest. The weighted average grant date fair value per award was $1.10, and the weighted average remaining term equaled 5.4 years with a total aggregate intrinsic value of $401,175.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

Adoption of New Accounting Pronouncements

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation 48 (“FIN 48”), “ Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, “ Accounting for Income Taxes .” The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The adoption of FIN 48 on January 1, 2007, did not have a material impact on our financial position, and results of operations or cash flows.

We have incurred losses since inception which has generally resulted in a zero percent effective tax rate; hence we have not incurred any interest or penalties. Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of tax expense. Our deferred tax asset is fully offset by a valuation allowance due to our history of operating losses.

We have net operating loss carryfowards (“NOLs”) that may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. We have determined that the recent changes in ownership would not currently limit the future use of our NOLs.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective in the first fiscal quarter of 2008 and we will adopt the statement at that time. We are currently evaluating the impact this statement will have on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for us will be as of the beginning of fiscal 2008. We are currently evaluating the impact this statement will have on our financial position or results of operations.

Critical Accounting Policies And Estimates

 The Company’s significant accounting policies are more fully described in Note 2 to the annual financial statements, included elsewhere herein. The application of accounting policies requires judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty and are based upon historical experience, trends in the industry, and information available from outside sources. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant critical accounting policies include:

Research and Development Costs and Expenses—Research and development costs and expenses consist primarily of salaries and related personnel expenses, stock based compensation, fees paid to external service providers, laboratory supplies, costs for facilities and equipment, patent filing costs and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred. Research and development expenses are our most significant cost category.

Stock-Based Compensation—Effective January 1, 2006, we account for stock based compensation awards in accordance with SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”). The expense of stock-based compensation awards is recorded on a straight line basis over the period in which the awards vest, and are valued using the Black-Scholes valuation method on the date of grant, which is more fully described in Note 8 to our annual financial statements. For the expected volatility rates used, since our shares are not publicly traded, we based the rates using a select group of similar public companies. In making our determination as to similarity, we considered early stage life sciences companies specializing in oncology that had no significant revenue streams. In connection with the Plan, we usually issue stock options at or above the fair value as determined by management based upon recent private offerings. In late 2006, we performed a valuation with the assistance of a third party to support a fair value for options issued in the last quarter of 2006. In determining the fair value to be used in the Black-Scholes computation, we considered different fundamental approaches and concluded that the future cash flow generating capacity of the ongoing business provided the best basis for determining value. Consequently, we used the discounted cash flow approach using estimates of revenues, driven by market growth, and estimated costs, as well as appropriate discount rates. These estimates are consistent with our plans and estimates that we use to manage the business. Prior to such date, all stock based compensation awards were accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123).

In accordance with SFAS No. 123, all other issuances of common stock, stock options, warrants, or other equity instruments to non-employees as consideration for goods or services received by us are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Generally, this is the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete and capitalized or expensed as if the Company had paid cash for the goods or services.

Derivatives—We comply with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 133”). SFAS 133 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. We have not entered into hedging activities to date. The Company complies the provisions of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, (“EITF 00-19”) and has determined that warrants issued have been properly classified as equity. In August 2007, we executed an amendment to a subscription agreement for the purchase of units of equity, consisting of shares and warrants. The amount of authorized common shares to be issued under the amended subscription agreement, after considering authorized shares reserved for options and warrants and the conversion of the preferred stock, will not be sufficient to cover the required shares. The amended subscription agreement provides for the payment to us in full even if the number of authorized shares is not sufficient. However, it requires us to issue the shares when the shares become available. In accordance with EITF 00-19, we have classified the latest issued common stock and warrants as liabilities until sufficient shares are available. In December 2007, the shareholders approved an increase in the authorized shares sufficient to satisfy such agreement.

Net Loss per Share—We compute net loss per share under the provisions of SFAS No. 128 Earnings per Share. Basic net loss per share is calculated using the weighted average number of common shares outstanding. The weighted average number of common shares outstanding was calculated by including 1,104,440 common stock shares which represented the minimum number of shares to be issued under the 2005 Bridge Raise. For purposes of computing the net loss per share, common stock shares were considered outstanding as of the date the proceeds were received since management determined that the issuance date was not contingent upon any future events and was issuable with little to no additional consideration.

Diluted net loss per share reflects the potential dilution that would occur if the securities or contracts to issue common stock were exercised or converted into common stock. We had securities outstanding, which could potentially dilute basic net earnings per share, but because we incurred a net loss for all periods presented, such securities were excluded for the computation for diluted net loss per share as their effect would have been antidilutive.

CONTRACTUAL OBLIGATIONS

 The following schedule includes the minimal payments for all contractual obligations as of September 30, 2007:

	Payments Due By Period
	Total	<1 Yr	1 - 3 Yrs	3 - 5 Yrs	> 5 Yrs

Operating Leases	$1,605,013	$197,156	$495,983	$567,622	$344,252

License Maintenance Obligations	697,500	127,500	350,000	60,000	160,000

Purchase Obligations	1,197,221	973,005	224,216	0	0

Total	$3,499,734	$1,297,661	$1,070,199	$627,622	$504,252

Amounts due for license maintenance obligations include minimum payments required through the terms of the agreements which expire no later than the expiration of the last patent. One agreement requires additional license maintenance fees when the product becomes commercially viable. A portion of all license fees paid would be deducted from future royalties.

The table excludes any severance or termination payments that would be due to certain of our employees under their employment contracts should they be terminated without cause or following a change in control, as defined in the agreements, prior to the expiration of their respective terms. Also, excluded from the table is an amount that would become due as royalties based on future revenues, if any.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.

DESCRIPTION OF BUSINESS

CORPORATE INFORMATION AND HISTORY

We were formed in May of 1999 as Cornerstone Ventures, LLC. In March 2002, Cornerstone Ventures, LLC merged into Cornerstone Pharmaceuticals, Inc., which was incorporated on November 21, 2001 in New York, with Cornerstone Pharmaceuticals, Inc. being the surviving entity. Our offices and laboratory facilities are located in Cranbury, NJ and we have additional laboratory space at the Long Island High Technology Incubator at Stony Brook, NY. We had 14 full time employees as of December 31, 2007

OVERVIEW

Our Company

We are a pharmaceutical company focused on the discovery, development and commercialization of innovative drugs to treat cancer. We are currently developing two distinct technology platforms, each of which offers multiple product opportunities, with lead product candidates representing both technology platforms poised for human clinical trials. Both technologies and their representative lead product candidates may represent potentially significant advancements in the treatment of cancer.

Our Technologies and Products

Emulsiphan

Our proprietary Emulsiphan cancer cell selective drug delivery platform is believed to exploit the metabolic demands of tumor cells resulting in delivery and accumulation of drug not only within the tumor but, more precisely, into the tumor cells, while potentially reducing the drug’s toxic effects to the rest of the body by eliminating the need to use drug delivery vehicles that may be more toxic or in some cases replacing the more toxic components.

EmPAC

Our lead Emulsiphan based product candidate is EmPAC, which we believe is an improved formulation of paclitaxel, the active ingredient found in the widely used, off-patent, anticancer drug Taxol®. . Preclinical studies have demonstrated reduced toxicity in comparison to Taxol® which, we believe, is based on the removal of Cremophor: EL from the product which is a toxic and sometimes life threatening component of Taxol®. We have observed in animals increased efficacy as compared to equivalent doses of Taxol®.

A further and competitively differentiating factor for EmPAC lies in the regulatory strategy afforded by the inherent pharmacokinetic characteristics of EmPAC as demonstrated in pre-clinical studies which we believe offers the potential for United States regulatory approval for use in the treatment of lung, breast and ovarian cancers as well as AIDS related Kaposi’s Sarcoma based upon a successful single human bioequivalence clinical trial. We expect to file an Investigational New Drug Application (“IND”) and conduct such a bioequivalence clinical trial for EmPAC in 2008.

AEMD (Altered Energy Metabolism Directed) Compounds

Our second proprietary platform technology comprises a new class of chemical entities we call AEMD compounds which are believed to work by a novel mechanism of action which exploits an aberrant energy production system found to be highly conserved in tumor cells and not found in normal cells. Preclinical studies conducted in animals and in cell culture have demonstrated potent anticancer activity across a broad spectrum of human cancer types while leaving normal cells relatively unharmed.

CPI-613

Our lead AEMD product, CPI-613, has been shown in animal models to be highly specific for a wide range of human solid tumor types, including some of those known to be resistant to other standard chemotherapies at concentrations of drug that are orders of magnitude lower than those at which any adverse effects have been seen. In October of 2006, we filed an IND with the FDA. Based upon subsequent communications with them, we agreed to inactivate our IND filing to enable us to conduct additional toxicity and other tests. Pending the activation of the IND by the FDA, we expect to commence with clinical trials in 2008. Orphan Drug Designation for CPI-613 was granted in 2006 by the FDA for the treatment of pancreatic carcinoma. This special designation provides FDA regulatory exclusivity for this product and qualifies us to receive certain benefits including funding grants from the United States Government.

We are following a balanced risk strategy of advancing towards the market with an improved reformulated version of a known and approved drug, EmPAC, while continuing with the development of our novel AEMD compounds with blockbuster potential.

Our goal is to be a leading pharmaceutical company focused on the development and commercialization of novel therapeutics based on our Emulsiphan technology and AEMD class of drugs. Our near term goal is to leverage the Emulsiphan delivery technology for use with chemotherapeutic agents to make cancer drugs more tolerable with less side effects and potentially greater efficacy. Longer term, we intend to continue to develop AEMD drugs in a variety of high need cancer indications while continuing to exploit the benefits offered by our Emulsiphan technology platform in a minimally competitive, synergistic manner. We believe our products may offer the potential to significantly advance the treatment of cancer.

Our Industry

The biotech and pharmaceutical industry is a multi-billion dollar industry and includes large companies such as Amgen, Genentech, Pfizer and Johnson & Johnson.

Our Market

Cancer is the second leading cause of death in the United States. The American Cancer Society estimates that, excluding skin cancers, there were nearly 1.1 million newly diagnosed cases of cancer in 2006 and over 400,000 cancer related deaths. The International Union Against Cancer projects the worldwide annual number of new cancer cases to rise from 10.9 million in 2002 to more than 16 million by 2020, if current trends continue. IMS Health has reported that the annual global market for cancer chemotherapeutics (cytostatics) currently approximates $35 billion with a 20.5 % growth in 2006.

EmPAC: The worldwide market for taxanes, the class of drugs which encompass the active ingredient in the EmPAC product, exceeded $3 billion in 2005 based on IMS Health data and our estimates the total market for taxanes represents a significant portion of the overall cancer chemotherapeutics market.

Paclitaxel, the active ingredient contained within our EmPAC product, is currently approved in the United States (“US”) for the treatment of some of the most common cancers including breast, lung AIDS related Kaposi’s Sarcoma and ovarian cancers with additional uses being studied in a variety of other cancer types and combination therapies. While the loss of US patent protection for this active ingredient has diminished the total level of US dollar sales for this agent, paclitaxel sales in the other major pharmaceutical markets of Japan and Western Europe continue to grow. Further, paclitaxel demand, as measured by unit sales, has remained high and continues to grow both in the US the other major pharmaceutical markets. The market for the US, Western Europe and Japan is estimated to be approximately $1.0 billion for 2006 based data from IMS Health.

With the incidence rate of the cancers currently being treated with paclitaxel remaining relatively constant, the anticipated growth of the US and global population and expansion of the types of cancers being treated with paclitaxel, the demand for paclitaxel products can also be expected to continue to grow. As with other drug delivery systems, improved versions of generic chemotherapeutic drugs could potentially command prices significantly higher than their generic counterparts. We believe that EmPAC, if approved by the FDA, has the potential to provide a significant near term revenue stream and high overall return on investment given the potentially short and relatively inexpensive pathway being pursued to secure FDA approval.

CPI 613: Nature Reviews/Drug Discovery, a monthly journal dealing with drug development, projects the global oncology market, which also includes drugs used to treat many of the side effects caused by these drugs, to reach approximately $60 billion by 2008, underscoring the value that cancer chemotherapeutic drugs which reduce or eliminate the most common and severe side effects can offer to the oncology market. CPI-613, our new chemical entity with a novel mechanism of action, has been shown in preclinical animal models to be highly specific for a wide range of human solid tumor types, including some of those known to be resistant to other standard chemotherapies at concentrations that are orders of magnitude lower than those at which any adverse effects have been seen. An ability to block metastatic spread of tumors has also been observed with this class of molecules in certain animal treatment models. Solid tumors account for approximately 80% of all cancers in the US (excluding skin cancer) and represent a significant market opportunity for CPI-613. CPI-613’s specificity, novel mechanism of action, and potential to block metastatic spread according to preclinical studies, position it to potentially become a successful and highly differentiated product within the global cancer chemotherapeutics market. The cancer indications that we intend to seek approval for will be determined in the future and based upon results from our upcoming phase 1 clinical trial.

License and Development Agreements

CAV-CON License

In May 2000, we entered into an exclusive license agreement with Cavitation - Control Technology, Inc. (“CAV-CON”) granting us the right to make, use and sell cancer chemotherapeutic products under specified CAV-CON patents and technical information relating to lipid coated microbubbles, with the right to grant sublicenses. This license agreement relates to our Emulsiphan technology and our EmPAC product candidate.

In consideration for the rights granted by CAV-CON under this license agreement, we paid CAV-CON an up-front licensing fee, and agreed to pay: (i) annual license maintenance fees, up to an aggregated cap of $1,100,000 of which we have paid $780,000 through December 31, 2007. Fifty Percent of this annual license maintenance payments made to CAV-CON is creditable towards royalty payments that accrue to CAV-CON under the license agreement except for the base $30,000 per year as described in (ii) which is a minimum, (ii) Royalty payments are due up to a percentage of Gross Sales (as defined in the License) for Patented products as well as for Non-Patented products that rely on Technical Information or Know How (as defined in the Agreement), with a minimum royalty on the sale of specified products of $30,000 per year. These Royalty obligations start twelve months from the first Commercial Sale (as defined in the Agreement) creditable against all product royalty payments per due per year, and (iii) a portion of sublicensing fees received by the company. There are no milestone payments in the Agreement.

Our license from CAV-CON terminates as provided in the license agreement. For products that infringe upon unexpired licensed patents which do not otherwise embody Technical Information or Know How payments due to Cav-Con on gross sales of such product in a particular country or territory shall terminate upon the expiration of the last to expire underlying patent in that particular country or territory. For sales of products which embody Technical Information or Know How whether patented or unpatented then the payments due to Cav-Con on the gross sales of such products in a particular country or territory shall terminate on the 15th anniversary from the date of the first commercial sale of the  product in the corresponding country or territory. The agreement may also be terminated by either party upon 15 days notice after default by the other party which said default is not cured within 30 days of receipt of notice by the defaulting party. We may terminate the agreement on 15 days written notice to CAV-CON.

SUNY Research Foundation License

In June 2001 (amended November 20, 2007), we entered into an exclusive license agreement with the Research Foundation of the State University of New York at Stony Brook (“RF”) granting us the right to make, use and sell products covered under specified RF patents relating to lipoic acid derivatives with the right to grant sublicenses. This license agreement relates to our AEMD class of compounds.

In consideration for the rights granted by RF under this license agreement, we agreed to pay RF: (i) an up-front licensing fee, (ii) an annual license maintenance fee which varies year to year which started at $5,000 per year in 2002 and increases to $20,000 per year in 2011 and stays the same thereafter towards which we have paid $37,500 to date, (iii) reimbursement of expenses paid by RF for costs associated with monitoring, drafting, filing, prosecuting and maintaining patents to which we have reimbursed $204,124 through December 31, 2007, (iv) a royalty on the sale of specified products as a percentage of Net Sales, as defined in the agreement with a minimum royalty payment of $10,000 for the first year of commercial sale increasing each year over seven years to $1,000,000 per year at the seventh year and staying the same thereafter (no royalty payments have been made to date), and (v) a portion of sublicensing fees received by us. We also agreed to employ due diligence to develop, manufacture and sell products covered by the licensed patents as we are required to meet certain regulatory and sales milestone events tied to timelines. We have currently met all milestone events.

These payment obligations remain in effect until the last underlying patents to which we have been granted rights under the license agreement expire in their respective countries. Currently the last patent would expire in 2020. We may terminate the license on 90 days notice. Either party may terminate the license agreement if the other party commits any material breach of any covenant or promise and does not cure such breach within 30 days of its receipt of written notice of such material breach.

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COMPETITION

Our industry is characterized by intensive research efforts and intense competition. Many companies, research institutes, hospitals, governments, and universities are working to develop products and processes in our field of research. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources. Certain companies have experience in preclinical and clinical development of new or improved ethical pharmaceutical products similar in nature to ours. In addition, certain competitors may discover compounds or processes that may be competitive with our products and may introduce such products or processes before us. Accordingly, other companies may succeed in developing ethical pharmaceutical products earlier or that are more effective than ours. We expect that competition in our field will continue to intensify.

More specifically relating to our EmPAC formulation, several other companies are developing pharmaceutical paclitaxel reformulations with a goal of delivering a more effective and tolerable therapy than Taxol® and the approved generic paclitaxel-based products. New Abraxis, Inc. obtained FDA approval to market its paclitaxel-based product, Abraxane (paclitaxel protein-bound particles for injectable suspension) for the treatment of metastatic breast cancer. In addition, Sanofi-Aventis has a taxane product, Taxotere (docetaxel), which has a similar mechanism of action to paclitaxel and is marketed for the treatment of breast, non-small cell lung and prostate cancers. Also, Adventrx has a product called ANX-513 (paclitaxel emulsion) in preclinical development as well. There are also a number of generic paclitaxel products, identical to Taxol®, currently on the market. As a result of the increased competition, the price for Taxol® and its generic equivalents have been under competitive pressure and has dropped significantly in the US.

GOVERNMENTAL REGULATION AND PRODUCT APPROVAL

The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by the FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries.

United States Regulation

Before any of our products can be marketed in the United States, they must receive approval from the FDA. To receive this approval, any drug we develop must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any new ethical pharmaceutical product can be marketed in the United States, the process typically required by the FDA includes :

•	preclinical laboratory and animal tests;

•	submission of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;

•	pre-approval inspection of manufacturing facilities and selected clinical investigators;

•	Submission of a New Drug Application (NDA) to the FDA; and

•	FDA approval of an NDA, or an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current good manufacturing practice (cGMP) requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices (GLP). The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an investigational new drug application, or IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the application and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board, or IRB, for each medical center proposing to participate in the conduct of the clinical trial, must review and approve the clinical protocol and patient informed consent form before commencement of the study at the respective medical center.

Clinical Trials

Clinical trials for new drug candidates are typically conducted in three sequential phases that may overlap. In phase 1, the initial introduction of the drug candidate into human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion, and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in phase 2 evaluations, pivotal phase 3 trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the trial sites Internal Review Board (“IRB”), or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s safety, are submitted to the FDA in the form of a new drug application, or NDA, or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDA’s (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDA’s. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of a NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.

Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials, and related activities necessary to satisfy FDA requirements or similar requirements of state, local, and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit, or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations, and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion, or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA’s voluntary adverse drug reaction reporting system. Any products manufactured or distributed by us pursuant to FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

The FDA closely regulates the marketing and promotion of drugs. Approval may be subject to post-marketing surveillance and other record keeping and reporting obligations, and involve ongoing requirements. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of such off-label use.

505(b)(2)

The traditional approval process for New Drugs is set out in Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act. An alternative pathway to FDA approval , established by section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act permits the applicant to rely on certain preclinical or clinical information generated by others for an approved product as some of the information required for approval and for which the applicant has not obtained a right of reference. The FDA may also require companies to perform additional studies to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved, as well as for any new indications sought by the Section 505(b)(2) applicant. We use this pathway for the submission of EmPAC since it represents a new formulation for Taxol®.

To the extent that the Section 505(b)(2) applicant is relying on existing information for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that either: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is valid or will not be infringed by the new product. If the applicant does not challenge the unexpired listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Fast Track Approval

The Federal Food, Drug, and Cosmetic Act, as amended, and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of potential products intended to treat serious or life-threatening illnesses which have demonstrated the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, NDAs to be approved on the basis of valid indirect measurements of benefit of product effectiveness, thus accelerating the normal approval process. In the future certain potential products employing our technology might qualify for this accelerated regulatory procedure. Even if the FDA agrees that these potential products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require additional studies before approval. The FDA may also require us to perform post-approval, or phase 4, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and/or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the potential product. We plan on pursuing this regulatory strategy for CPI-613 as warranted.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These, very limited, circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

We have obtained orphan drug designation for CPI-613 in the treatment of pancreatic carcinoma. Obtaining FDA approval to market a product with orphan drug exclusivity may not provide us with a material commercial advantage.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application (“MAA”). The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure (“MRP”).

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our investigational drugs or approval of new diseases for our existing products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Other Government Regulation

Our research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. We are also subject to regulation by the Occupational Safety and Health Administration, or OSHA, and federal and State environmental protection agencies and to regulation under the Toxic Substances Control Act.

In addition, once our products are marketed commercially, we will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:

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The anti-kickback statute (Section 1128B(b) of the Social Security Act) prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

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The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

•
The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•
The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

•
The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Patents and Proprietary Rights

We patent the technology, inventions and improvements that we consider important to the development of our business. As of December 31, 2007, we owned or had license rights to four issued U.S. patents, and have pending U.S. patent applications and related foreign patent applications and patents.

Intellectual Property Related to AEMD

Our AEMD-related CPI-613 product candidates are covered by two issued United States patents - U.S. Patent No. 6,331,559, which expires on October 26, 2019, and U.S. Patent No. 6,951,887, which expires on September23, 2021. These patents are assigned to the Research Foundation of State University of New York, which has exclusively licensed them to us. In addition, there are three foreign counterpart patents for U.S. Patent No. 6,331,559 - EP 1 124 820 (validated in France, Germany, Italy, Spain, and the United Kingdom and issued on September 22, 2004), AU 774362 (issued on June 24, 2004) and MX 237156 (issued May 24, 2006). These patents expire in, 2019. There are also pending counterpart patent applications in Brazil, Canada, Europe, India, Israel and Japan. Under the Hatch-Waxman Act in the United States and similar laws in Europe, there are opportunities to extend patent term for up to five years. Although we believe that our AEMD product candidates may meet the criteria for patent term extensions, there can be no assurance that we will obtain such extensions.

Intellectual Property Related to Emulsiphan

We have in-licensed U.S. Patent No. 5,215,680, which expires June 1, 2010. This patent is assigned to Cavitation-Control Technology, Inc. and licensed worldwide to us for cancer chemotherapeutic treatment. In addition, there are two foreign counterpart patents for U.S. Patent No. 5,215,680 - EP 0467031 (validated in France, Germany, Italy and the United Kingdom and issued on July 30, 1997) and AU 657480 (issued on March 16, 1995). These patents expire in 2011.

Furthermore, there is a newly issued U.S. patent related to Emulsiphan nanoparticles - U.S. Patent 7,220,428 which issued 5/22/07 and expires, October 27, 2024; this patent and any related patent applications are assigned to us. In addition, there are pending foreign counterpart patent applications corresponding to U.S. Patent Application No. 10/172,724: in Australia, Brazil, Canada,, Europe, Israel, Mexico, Japan, and South Korea, all of which were filed in 2003. Under the Hatch-Waxman Act in the United States and similar laws in Europe, there are opportunities to extend patent term for up to five years. Although we believe that our Emulsiphan product candidate may meet the criteria for patent term extensions, there can be no assurance that we will obtain such extensions. In September 2007 we received an Australian Patent No. 2002322104 which expires on June 14, 2022.

Our ability to build and maintain our proprietary position for our technology and drug candidates will depend on our success in obtaining effective patent claims and enforcing those claims once granted. The patent positions of pharmaceutical companies like ours are generally uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of patent claims has emerged to date in the United States. The patent situation outside the United States is even more uncertain. We do not know whether any of our patent applications or those patent applications to which we obtain rights under a license will result in the issuance of any patents. The patents we own or license and those that may issue in the future, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages.

We may not be able to develop patentable products or be able to obtain patents from pending patent applications. Even if patents are issued, they may not be sufficient to protect the technology and drug candidates owned by or licensed to us. These current patents and patents that may issue in the future may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantage to us. Patent applications filed before November 29, 2000, in the United States are maintained in secrecy until patents issue. Later-filed U.S. applications and patent applications in most foreign countries generally are not published until at least 18 months after they are filed. Scientific and patent publication often occurs long after the date of the scientific discoveries disclosed in those publications. Accordingly, we cannot be certain that we were the first to invent the subject matter covered by any patent application or that we were the first to file a patent application for any inventions.

Our commercial success depends on our ability to operate without infringing patents and proprietary rights of third parties. We cannot determine with certainty whether patents or patent applications of other parties may materially affect our ability to conduct our business. The existence of third party patent applications and patents could significantly reduce the coverage of patents owned by or licensed to us and limit our ability to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties and these claims are ultimately determined to be valid, we may be enjoined from pursuing research, development or commercialization of products, or be required to obtain licenses to these patents or to develop or obtain alternative technology.

We may need to commence litigation to enforce any patents issued to us or to determine the scope and validity of third party proprietary rights. Litigation would result in substantial costs, even if the eventual outcome is favorable to us. An adverse outcome in litigation could subject us to significant liabilities to third parties and require us to seek licenses of the disputed rights from third parties or to cease using the technology if such licenses are unavailable.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect.

We seek to protect our proprietary information by requiring our employees, consultants, contractors and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. Agreements with our employees also prevent them from bringing the proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials. There can be no assurance that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party.

The biotechnology and pharmaceutical industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. For so long as our product candidates are in clinical trials, we believe our clinical activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. This exemption does not apply to commercialization activities and the possibility of a patent infringement claim against us increases upon commercialization. We attempt to ensure that our clinical product candidates and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties’ patents and other proprietary rights. However, there can be no assurance that they do not, and competitors or other parties may assert that we infringe their proprietary rights in any event.

Our Strategies and Objectives

Our key strategies and objectives include:

o	Balanced risk strategy of advancing quickly towards the market with an improved reformulated version of a known and approved drug, while concurrently developing novel AEMD compounds.

o	Outsourcing to meet near term, preclinical testing, cGMP manufacturing and worldwide marketing, sales and distribution requirements.

o	Development of follow on products to further optimize base technologies for specific indications by route of delivery, chemical composition and formulation, including orphan drug indications.

o	Development of infrastructure to support the future growth.

Manufacturing and Supply

We and any third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current good manufacturing practices, or cGMP, and their foreign equivalents, which are enforced by the FDA and other national regulatory bodies through their facilities inspection programs. If our facilities, or the facilities of our manufacturers or suppliers, cannot pass a pre-approval plant inspection, the FDA will not approve the marketing of our product candidates. In complying with cGMP and foreign regulatory requirements, we and any of our potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that our products meet applicable specifications and other requirements. We currently outsource the manufacture of our products to third-party contract manufacturers.

The EmPAC product for use in human clinical trials is currently manufactured by a single-source contract manufacturer, INB: Hauser Pharmaceutical Services. We currently purchase the active pharmaceutical ingredient (API) in EmPAC, paclitaxel, from a third party named Indena SPA. We have identified other potential sources of paclitaxel and plan to select more than one of these providers as an alternative source of paclitaxel API for use in the manufacture of EmPAC product for commercial sale. We currently do not have a sufficient supply of the finished product to conduct our planned clinical trials. We expect that finished product will be manufactured, tested and released for our use in clinical trials, although there is no guarantee that the scale-up required will be achieved, if at all.

The production of CPI-613 employs small molecule organic chemistry procedures that are standard for the pharmaceutical industry. We currently rely on one contract manufacturer for the manufacture of the active pharmaceutical ingredient, Aptuit, Inc. (Formerly Eagle Picher Pharmaceutical Services, LLC), for CPI-613. The finished bulk product is manufactured and then filled by Hyaluron, Inc. We intend to continue to use our financial resources to accelerate the development of our product candidates during the earlier clinical phases of their development rather than diverting resources to establishing our own full-scale manufacturing facilities in the near future.

Sales and Marketing

We expect to hire our own sales force or consider co-marketing opportunities with third parties to market our cancer drugs. We expect to maintain commercial rights to our cancer products in the United States and potentially in Europe and other select locations. Because the United States cancer market is relatively concentrated, we believe we can target it with a relatively small specialized sales force. We may pursue strategic collaborations to commercialize our products in other territories. We currently have no marketing, sales or distribution capabilities. In order to commercialize any of our drug candidates, we must develop these capabilities internally or through collaborations with third parties.

EMPLOYEES

We employ 14 employees on a full-time basis, of which 4 are engaged in administration and 10 are in engaged in research and development activities.

DESCRIPTION OF PROPERTY

We lease a 10,283 square feet of fully-equipped laboratory and administrative offices in Cranbury, New Jersey. The lease commenced on July 24, 2006 and terminates on July 23, 2016. During the first five years of the term of the lease, the monthly base rent is $13,711 and an additional $4,344 monthly in incidental charges which are subject to change annually. Beginning on the fifth anniversary of the commencement date of the lease and ending on the termination date of the lease, the monthly base rent will be increased by 15% of the base monthly rent.

We also lease approximately1,000 square feet of lab space at the Long Island High Technology Incubator at the State University of New York. The monthly rent is $1,958 per month including an energy surcharge and the lease terminates on February 28, 2008. This lease, historically, has been a year to year lease and we anticipate that we will renew the lease in whole or in part for another year, though there can be no guarantees that we will be offered a new lease.

We also lease via a facilities permit agreement with the State University of New York, approximately1,078 square feet of lab space at the Life Sciences Building in Stony Brook University, NY. The monthly rent is $2,060 per month and the lease terminates on March 31, 2008. These leases are historically, year to year lease and we anticipate that we will renew the lease in whole or in part for another year, though there can be no guarantees that we will be offered a new lease.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Age	Position Held with our Company	Date First Elected or Appointed
Robert Shorr, Ph.D., D.I.C.	54	Chief Executive Officer and Director	March 2002
Robert Rodriguez	46	President & COO, Treasurer and Director	March 2002
Clifford H. Straub, Jr.	63	Vice President and Chief Financial Officer	March 2005
David A. Polinsky, Esq.	36	Vice President and General Counsel, Corporate Secretary and Director	March 2002
H. Gilbert Polinsky, Esq.	76	Chairman of the Board	March 2002
Stuart Polinsky	41	Director	March 2002
Bernard Gross	37	Director	September 2002
Jonathan Blum	50	Director	October 2005

Business Experience

Robert Shorr, Ph.D.D.I.C. has been our Chief Executive Officer since March 2002. From 1991 until 1998, Dr. Shorr served as Vice President Science and Technology and as Vice President for Research and Development at Enzon Inc. (NASDAQ:ENZN). Dr. Shorr was responsible for management of the co-development, with Schering Plough, of a longer acting less frequent dosing form of alfa interferon. The product, PEG INTRON A, is now approved in the US and Europe. While at Enzon, Dr. Shorr was also responsible with senior management for the acquisition of GENEX and the platform technology patent estate for single chain antibodies as well as in-licensing and out-licensing business development activities. From 1998, until 2002, Dr. Shorr was the Chief Scientist for United Therapeutics (NASDAQ:UTHR), and was responsible for the discovery of a longer acting form of Prostacyclin. Prostacyclin and its analogues have been used for treatment of pulmonary hypertension, as well as peripheral vascular disease. From 1998 until 2005, Dr. Shorr served as a Director of Business Development for the State University of New York at Stony Brook Center for Biotechnology where he was responsible for working with faculty and the university technology transfer office to establish grant funded entrepreneurial programs for promising commercializable technology. From 1982 until 1988, Dr. Shorr served as Associate Director for Molecular Pharmacology at SmithKline and French, Upper Marion, PA. Dr. Shorr received his Ph.D. and D.I.C. in Biochemistry from the University of London Imperial College of Science and Technology, London England.

Robert Rodriguez has been our President and Chief Operating Officer since 2002. From 1991 until 1999, Mr. Rodriguez held key marketing and business development positions at Enzon, Inc.(NASDAQ: ENZN), a drug delivery and recombinant engineered antibody company and Sienna Biotech, Inc. a medical diagnostic systems company that served as the basis for American Standard Inc.’s’ Medical Products business unit. Mr. Rodriguez has also served as a consultant to a number of companies regarding strategic and business development related issues, including Principia Pharmaceutical Corporation (recently acquired by Human Genome Sciences, Inc. (NASDAQ: HGSI)) and Peprotech, Inc. Mr. Rodriguez has also held technical positions at Johnson & Johnson, the Lindsey F. Kimball Research Institute of the New York Blood Center, the Department of Pharmacological Sciences at the State University of New York at Stony Brook and the Hospital of the Albert Einstein College of Medicine. Mr. Rodriguez received his MBA in focused in technological entrepreneurship from the Rensselaer Polytechnic Institute, a Bachelor of Science degree in Biochemistry from the State University of New York at Stony Brook and is a Certified Medical Laboratory Technician. He is a member of the Licensing Executive Society and has received certification from the Harvard/MIT Program on Negotiation.

Clifford H. Straub, Jr. has been our Vice President and Chief Financial Officer since March 2005. From 2000 until 2005, Mr. Straub was a Director in the corporate finance area of FTI Consulting, Inc., a provider of corporate finance/restructuring, litigation support, forensic accounting, and economic consulting. Mr. Straub held key financial positions in several public companies including Pharmaceutical Formulations, Inc., an over-the-counter generic drug manufacturer and marketer, and West Pharmaceutical Services, Inc. (formerly Paco Pharmaceutical Services, Inc.), a contract packaging and manufacturing services company primarily serving the pharmaceutical and personal healthcare products market. Mr. Straub started his career at Ernst & Young. Mr. Straub received his B.A. degree in Accounting and Economics from Upsala College and is a Certified Public Accountant in the State of New Jersey. He is a member of the New Jersey Society of Certified Public Accountants, American Institute of Certified Public Accountants, and Financial Executives International.

David A. Polinsky, Esq. has been our Vice President and General Counsel, and Corporate Secretary since March 2002. From 2001 until 2002 Mr. Polinsky has served as Vice President and General Counsel for a NY based real estate investment and management company. Mr. Polinsky earned his Juris Doctorate from Fordham University School of Law and his Bachelor of Arts from Yeshiva University. Mr. Polinsky is admitted to the New York State Bar.

Non-Employee Board of Directors

H. Gilbert Polinsky has been Chairman of the Board since March 2002. Mr. Polinsky is an attorney with over 40 years of practice in the fields of commercial and business law and is self employed. He is a member of the New York State Bar and Brooklyn Bar Associations. Mr. Polinsky is admitted to practice law in the Appellate Division, Second Department, State of New York, the Eastern District of the United States of America, Southern District of the United States of America and the Supreme Court of the United States of America. Mr. Polinsky holds a Juris Doctorate from Brooklyn Law School.

Stuart Polinsky has been a director since March 2002. Mr. Polinsky is a founder of and partner in The Cornerstone Group, a boutique real estate consulting, brokerage and development firm. At The Cornerstone Group, Mr. Polinsky serves as a consultant to numerous private corporations, foundations and not-for-profit firms. Early in his career Mr. Polinsky served for many years as a consultant to the New York State Empire State Development Corporation on the redevelopment of 42 nd Street/Times Square. Currently, Mr. Polinsky serves as an advisor to Columbia University on their development plans for a campus expansion, and has guest lectured at Columbia University. Mr. Polinsky has been appointed by the city council as a Board Member of the Economic Development Corporation in Teaneck, New Jersey. Mr. Polinsky holds an M.S. in Real Estate Development from Columbia University and a Bachelor of Arts from Yeshiva University. He is a New York State and State of New Jersey licensed real estate broker.

Bernard Gross has been a director since September, 2002. Since 2006, Mr. Gross is the President and CEO of BG Capital Management LLC. From 1975 to 2006, Mr. Gross worked for Paramount Capital, Inc., a boutique investment bank in New York that focuses on the biotechnology sector. Prior to joining Paramount Capital, he worked at the French bank Societe Generale on the derivatives desk, where he developed strategy, wrote a daily newsletter, and executed trades for an institutional client base. Mr. Gross is a graduate of New York University Stern School of Business.

Jonathan Blum has been a director since October 2005. Since February 2006, Mr. Blum has been a managing director and head of investment banking at New York Global Securities. Mr. Blum has 20 years of client advisory experience on Wall Street and as a consultant. Prior to joining New York Global Securities, Mr. Blum was a Managing Director and Head of the Advisory practice at Jesup & Lamont Securities from 2002 to 2006. Prior to Jesup & Lamont, Mr. Blum was a Managing Director at Prudential Securities Incorporated responsible for the firm’s Real Estate, Energy and Consumer M&A practices. Before joining Prudential Securities, Mr. Blum was a Director of M&A at Salomon Smith Barney and a Managing Director in the M&A practice of Chase Securities, Inc. Mr. Blum graduated summa cum laude with a B.S. in finance from Boston University and received an M.B.A. with distinction from the Harvard Business School.

 Background Information on Certain Key Employees and Consultants

Richard Lutes, M.D., has served as consultant to us in the capacity of Chief Medical Officer since May 2005. Dr. Lutes received his BS and MD degrees from the University of Illinois. He completed his residency in internal medicine at Thomas Jefferson University in Philadelphia and a fellowship in hematology at the Cardeza Foundation for Hematological Research in Philadelphia.

In 1974 he founded the Waterbury Hematology Oncology Associates in central Connecticut. Dr. Lutes is highly regarded for his involvement in medical teaching and conducting numerous clinical trials in conjunction with the University of Connecticut, Yale University and the Eastern Cooperative Oncology Group. Dr. Lutes held appointments as Clinical Professor of Medicine at Yale University College of Medicine and the University of Connecticut College of Medicine.

Dr. Lutes joined Bayer Pharmaceutical Division in 1992 as Director of Clinical Services. He also worked as Chief Medical Officer for the Biological Products Division and directed scientific studies, drug information and medical communications and worked on medical oncology drug launch programs.

King C. Lee, Ph.D. has served as Vice President, Regulatory and Clinical Affairs. Dr. Lee since 2004 and was the Vice President of Regulatory Affairs, for Acorda Therapeutics prior to joining us. From 2001 to 2003, Dr. Lee was Executive Director of Regulatory Affairs/Quality Assurance with Aton Pharmaceuticals (purchased by Merck in 2003and sold to Princeton Pharma Holdings, LLC in 2006). Prior to Aton, Dr. Lee was the Director of Regulatory Affairs/Quality Assurance for VION Pharmaceuticals Inc. from 1996 through 2001, and was the Manager of Regulatory Affairs/Clinical Affairs for IBEX Technologies Inc. from 1993 to 1996.

Dr. Lee has authored and co-authored over 40 publications (scientific and professional papers, books and review articles) and numerous scientific abstracts. Dr. Lee received his Ph.D. in Pharmacology from the University of Kentucky in 1983 and was certified by the Regulatory Affairs Professionals Board in 1994.

Committees of the Board

We do not have a Compensation Committee.

Our Board of Directors has established an audit committee, which is composed of Jonathan Blum.

Family Relationships

David Polinsky, our General Counsel, and Vice President, Investor Relations, is the son of H. Gilbert Polinsky, the chairman of our Board and brother of Stuart Polinsky. Harriet Polinsky, one of our shareholders, is the spouse of H. Gilbert Polinsky.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

Our Board of Directors has determined that it has one member of its audit committee, Jonathan Blum, who qualifies as an "audit committee financial expert" as defined in the Rules of the Securities and Exchange Commission. Mr. Blum is an independent director. In determining the independence of the members of the Audit Committee, we used the definition of independence set forth in the listing of standards of the National Association of Securities Dealers.

MEDICAL ADVISORY BOARD (“MAB”)

We currently have a four (4) person MAB. Our current compensation policy for our MAB, is to compensate them through the issuance of stock options for their joining our MAB and/or providing additional services. We provide cash compensation based on meetings attended and reimbursement for expenses.

Franco M. Muggia, MD is the Anne Murnick Cogan and David H. Cogan Professor of Oncology / Director, Division of Medical Oncology/Associate Director for Clinical Research. He is the Director of the Kaplan Comprehensive Cancer Center and of the Breast Cancer Research Program and Director, Division of Medical Oncology at NYU Medical Center. He received his Medical degree from Cornell Medical College, interned at Bellevue Hospital, did residency training at Hartford Hospital and Delafield Hospital (Columbia University) and completed his oncology fellowship Columbia University College of Physicians and Surgeons.

Owen A. O’Connor, MD, PhD, is an Attending Physician in the Department of Medicine at Memorial Sloan Kettering Cancer Center in New York City, where he is the Head of the Laboratory of Experimental Therapeutics for the Lymphoproliferative Malignancies. His research interests focus on the discovery and development of novel small molecules for the treatment of hematologic malignancies. Dr. O’Connor received his Ph.D. from the New York University School of Medicine in Biochemical Toxicology and Chemical Carcinogenesis, and his M.D. from the University of Medicine and Dentistry of New Jersey. He then went on to do a medical internship and residency at The New York Hospital-Cornell University Medical Center. Following his medical residency, he did a fellowship in Medical Oncology at the Memorial Sloan Kettering Cancer Center, and a Fellowship in Clinical Pharmacology at the New York Hospital-Cornell University Medical School.

Peter J. Rosen, MD, formerly Professor of Clinical Medicine and Director, Solid Tumor Division, at University of California Los Angeles, is now an Emeritus Professor at UCLA. He is currently the Medical Director of Tower Cancer Research Foundation and engaged in performing clinical trials for a multimember practice in Beverly Hills, California. Dr. Rosen received his medical degree from University of Southern California. His postgraduate training included an internship and residency at Johns Hopkins University and fellowships in medical oncology at National Institutes of Health, National Cancer Institute, and in hematology at University of Southern California School of Medicine. He is board certified in internal medicine with subspecialty certification in hematology and oncology.

Marie Fuerst, RN is the manager of the Tower Cancer Research Foundation. The Foundation which is located in Beverly Hills, California is a non-profit organization, formed in 1996, dedicated to finding more effective treatments for cancer. The Foundation conducts leading edge clinical trials from phase 1 to phase IV and currently is conducting over 50 active clinical trials.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid during the two years ended December 31, 2006 and 2005 to our Chief Executive Officer, our two most highly compensated executive officers and one non-executive officer employee. No other officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Shorr - CEO	2006	230,000							230,000
	2005	208,530							208,530

Robert Rodriquez - President & COO	2006	168,141							168,141
	2005	168,141							168,141

Clifford H Straub, Jr. - VP & CFO (1)	2006	150,000			39,332				189,332
	2005	115,401			29,499				144,900

King Lee - VP of Regulatory Affairs (2)	2006	150,000			38,587				188,587
	2005	142,401							142,401

(1)	Mr. Straub became our Chief Financial Officer in March 2005.

On April 1, 2005, a stock option was awarded to Mr. Straub as a signing bonus for joining us. The exercise price of the option is $1.00 per share, which was equal to our estimate of the market value on the grant date, and vests over four years at a rate of 25% per year. The option terminates on March 31, 2015, unless Mr. Straub’s employment is terminated sooner. The option award amount shown in the table above reflects the compensation expense recorded by us for the respective year under the provisions of SFAS No. 123 and SFAS No. 123R. We adopted SFAS No. 123R on January 1, 2006. The fair value recognition of SFAS No. 123 and SFAS No. 123R were materially consistent with respect to the calculation of the compensation charge. The total compensation is being amortized over the vesting period.

(2)	Dr. Lee is not an executive officer.

On April 1, 2006, a fully vested stock option was awarded to Dr. Lee for his past contributions to us. The exercise price of the option is $1.25 per share, which was equal to our estimate of the market value on the grant date The option terminates on March 31, 2016, unless Dr. Lee’s employment is terminated sooner. The option award amount shown in the table above reflects the compensation expense recorded by us under the provisions of SFAS No. 123R. The total compensation is being recognized since the option is fully vested.

Our executive officers have employment agreements which are discussed in the section “Executive Officers, Directors, and Key Employees - Employment Agreements”.

Equity Compensation Plan Information

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised options, unvested shares of common stock and any awards under an equity incentive plan as of December 31, 2006 for our Chief Executive Officer and our two most highly compensated executive officers other than the Chief Executive Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (2)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clifford H. Straub, Jr.	0	175,000		$1.00	3/31/2015	131,250	213,938(1)

(1)There is no market for our stock. We believe that the shares will sell between $1.25 and $1.75 per common share until a market for our stock develops. The market value used was $1.63 per share as of December 31, 2005 based upon a management’s valuation as of that date. Such options vest equally over four years from date of issuance.

(2) Excludes Dr. Lee as he is not an executive officer. No options have been grant to executive officers other than Mr. Straub.

Our directors and stock holders have approved our 2005 Incentive Stock Plan. The plan covers 2,500,000 shares of our common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, and other equity-based incentives to employees, officers, directors and consultants. The plan is administered by the Board, although the Board may delegate the administration to a committee. Pursuant to the Plan, we have granted options to purchase shares of common stock totaling 1,140,000 as of December 31, 2006, net of forfeitures. Options intended to be incentive stock options may be granted to officers and directors who are our employees. The exercise price of incentive stock options is determined as follows:

Any incentive stock option granted to a person who at the time the option is granted owns more than ten percent of the voting power of all classes of our stock shall have an exercise price of no less than 110% of the fair market value of the stock on the date of grant and incentive stock options granted to a person who at the time the option is granted owns less than ten percent of our outstanding stock shall have an exercise price of no less than 100% of the fair market value of the stock on the date of the grant.

We will not grant an Incentive Stock Option under the Plan to any employee if such grant would result in such employee holding the right to exercise for the first time in any one calendar year, under all Incentive Stock Options granted under the Plan or any other plan maintained by us with respect to shares of stock having an aggregate fair market value as of the date the option is granted in excess of $100,000.

Any option granted to an employee of ours must be exercised within ten years of the grant. In addition no less than twenty percent of the shares covered by such option grant shall vest annually. No option shall be exercisable in whole or in part prior to one year from the date it is granted unless the Board shall specifically determine otherwise. No option shall be exercisable more than ten years from the date it was granted.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue code.

In general, upon the exercise a non-qualified option, the option holders will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount as an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

Employment Agreements

We have entered into employment agreements with Robert Shorr and Robert Rodriguez. Dr. Shorr’s and Mr. Rodriguez’s employment agreements as Chief Executive Officer and Chief Science Officer, and President and Chief Operating Officer, respectively, provide for an annual base compensation of $230,000 and $168,141, respectively, and provide for increases as approved by the Board and a bonus at the discretion of the Board. Such agreements are for 36 months to January 21, 2010 and the terms renew automatically for two additional years unless terminated earlier. In addition, the employment agreements provide that if the executive were to terminate employment for any Good Reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date. Executive is entitled to receive incentive stock and stock options in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Incentive Stock Plan.

On September 1, 2007, we entered into a new agreement with Mr. Straub. Mr. Straub’s employment agreement as Vice President and Chief Financial Officer provides for an annual base compensation of $150,000, provides for increases as approved by the Board and a bonus at the discretion of the Board. In addition upon the completion of an underwritten initial public offering, Mr. Straub’s compensation will be increased by $25,000. Such agreement expires on January 21, 2010 and the term renews automatically for two additional years unless terminated earlier. In addition, the employment agreement provides that if the executive was to terminate employment for any Good Reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date . Executive is entitled to receive incentive stock and stock options in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Stock Plan.

We have entered into employment agreement with David Polinsky. Mr. Polinsky’s employment agreement as Vice President and General Counsel and Corporate Secretary provides for an annual base compensation of $96,000, provides for increases as approved by the Board and a bonus at the discretion of the Board. Such agreement is for 36 months to January 21, 2010 and the term renews automatically for two additional years unless terminated earlier. In addition, the employment agreement provides that if the executive was to terminate employment for any Good Reason which is equivalent to a constructive termination (as defined in the employment agreement) or we terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date . Executive is entitled to receive incentive stock and stock options in accordance with the 2005 Cornerstone Pharmaceuticals, Inc., Stock Plan.

The following table sets forth compensation paid to our non-employee directors during the year ended December 31, 2006:.

DIRECTOR COMPENSATION (3)

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bernard Gross (1)						74,000	74,000
Jonathan Blum (2)			29,456				29,456

(1)
Mr. Gross received $24,000 in connection with a consulting agreement that was replaced by a Board of Directors Retainer Agreement (described below), and finder’s fees of $50,000 and warrants to purchase 43,197 shares of common stock in connection with a 2005 private placement.

(2)
On October 1, 2005, a stock option was awarded to Mr. Blum for joining our Board. The exercise price of the option is $1.00 per share, which was equal to our estimate of the market value on the grant date, and vests over a four year period. The option terminates in 10 years from the date of grant. The option award amount shown in the table above reflects the compensation expense recorded by us for the respective year under the provisions of SFAS No. 123 and SFAS No. 123R. We adopted SFAS No. 123R on January 1, 2006. The fair value recognition of SFAS No. 123 and SFAS No. 123R were materially consistent with respect to the calculation of the compensation charge. The total compensation is being amortized over the vesting period.

(3)	No other directors received compensation during 2006. No compensation was paid out in 2006 relating to Board participation.

We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments, however, we do enter into individually negotiated agreements pursuant to which a director will serve on our Board. Employee directors are not compensated for their service on the Board.

We have entered into a Board of Directors Retainer Agreement with Jonathan Blum, pursuant to which is serving as a member of our Board of Directors. Pursuant to this agreement, Mr. Blum receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in. In addition, Mr. Blum received upon agreeing to join the board of directors, an option to purchase 130,000 share of our Common Stock in 2005.

We have entered into a Board of Directors Retainer Agreement with Mr. Bernard Gross pursuant to which Mr. Gross receives monthly compensation of $2,000 per month. Additionally, Mr. Gross receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in.

We have entered into a Board of Directors Retainer Agreement with Stuart Polinsky, pursuant to which is serving as a member of our Board of Directors. Pursuant to this agreement, Mr. Polinsky receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in.

We have entered into a Board of Directors Retainer Agreement with H. Gilbert Polinsky, pursuant to which he is serving as Chairman of the Board of Directors. Pursuant to this agreement, Mr. Polinsky receives a fee of $2,000 per meeting attended personally, $1,000 per committee meeting attended personally and $500 for each telephonic meeting he participates in.

The above-described Board of Directors Retainer Agreements are in effect from the date of such director’s election to our Board of Directors and terminate on the last date of such director’s term as a member of our Board of Directors. The agreement is automatically renewed on the date of the director’s reelection to our Board of Directors for the period of such new term unless the Board of Directors determines not to renew the agreement. To the extent that a director serving under the Board of Directors Retainer Agreement, service to us involves out-of-town trips, such travel time may be charged at the rate of $2,000 per day.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Drillick and Stern are members of Altira Capital and Consulting LLC, (“Altira”), which is a significant investor in the Company. Altira owns 6,752,541 shares of our common stock and has warrants to purchase 2,250,000 shares of our common stock. Altira is owned by the following parties Robert Shorr owner of 33%, Robert Rodriguez owner of 33% and Aaron Drillick owner of 5% and A. Joseph Stern owner of 28%.

We have entered into a Royalty Agreement with Altira, Robert Shorr, and Robert Rodriguez. Pursuant to the Royalty Agreement, we agreed to pay to Altira (whose members include Messrs. Shorr and Rodriguez) and certain inventors (as defined in the Royalty Agreement), three percent of our net sales (as defined in the Royalty Agreement) of the products and services developed in part by Altira’s principals, Messrs. Shorr and Rodriguez and certain other inventors (currently all products under development). Pursuant to the Royalty Agreement, Messrs. Shorr and Rodriguez assigned to us certain intellectual property owned by them or Altira. Additionally, certain intellectual property developed by Messrs Shorr, Rodriguez during their employment term with us shall become our property upon Invention, as defined in the Royalty Agreement

In June 2006, a company controlled by Messrs. Drillick and Stern, Cedar Brook East Corporate Center, L.P. (“Landlord”), leased a 10,283 square foot facility to us under a 10 year non-cancelable lease. Such lease requires minimum payments aggregating $1,819,619 over a 10 year period, including base rent and management fees, and the base rent is increased 15% in 2011. The Landlord constructed leasehold improvements having an estimated value of $2,056,600 before an up-front landlord allowance of $164,528. The net construction value was paid by us through the issuance of 1,513,658 shares of common stock valued at $1.25 per share and warrant to purchase 378,414 shares of common stock at an exercise price of $1.38 expiring in three years from the date of issue.

As of December 31, 2006, an entity owned by Messrs. Drillick and Stern advanced us $1,425,000 as part of an investment subsequently executed on January 22, 2007 wherein we entered into a subscription agreement with Messrs. Drillick and Stern pursuant to which they are obligated upon a request from us (subject to the conditions of the subscription agreement) to purchase 1,250,000 units at $4 per unit, each unit consisting of four shares of common stock and three warrants to purchase common stock up to an aggregate of $5,000,000. The warrants are exercisable at $1.10 per share and expire three years from the date of execution of the subscription agreement and are callable by us at $2.20 under certain situations. Such outstanding advances are to be paid through the issuance of the units as described above. On August 15, 2007, such subscription agreement was amended and Messrs. Drillick and Stern agreed to purchase and we agreed to sell a total of 2,500,000 units at $4 per unit (as described above) including the initial subscription. Under the amended subscription agreement all warrants will expire on September 1, 2013.

We have a Board of Directors Retainer Agreement with Mr. Bernard Gross. Pursuant to the agreement Mr. Gross receives $2,000 per month and director fees of $2,000 per meeting attended personally and $500 for each telephonic meeting. In addition, Mr. Gross is entitled to finder’s fees in connection with our capital raises. In 2006, Mr. Gross received consulting fees of $24,000 and finder’s fees of $50,000, including warrants to purchase 43,197 shares of common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 31, 2007 by: (i) each director and nominee for director; (ii) each of our current executive officers; (iii) all of our directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of at least five percent of our common stock; and (v) and assumes the conversion of 3,057,500 shares of Series A Preferred stock into shares of common stock upon effectiveness of the registration statement that this prospectus is a part of.
The table reflects the impact of an amended subscription agreement executed on August 15, 2007. See “See Liquidity and Capital Resources”. Under the amended subscription agreement Messrs. Stern and Drillick have agreed to purchase and we have agreed to sell an additional 1,250,000 units, each unit consisting of four shares of common stock and one warrant for three shares of common stock. Beneficial ownership is determined under rules promulgated by the SEC. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 1 Duncan Drive Cranbury, NJ 08512.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage of Class

Robert Shorr, Ph.D.(2)	9,002,541	27.71%

Robert Rodriguez (3)	9,002,541	27.71%

H. Gilbert Polinsky (4)	3,390,062	11.15%

David Polinsky (5)	432,802	1.43%

Stuart Polinsky (6)	432,802	1.43%

Bernard Gross (7)	545,672	1.79%

Jonathan Blum (8)	241,200	*

Clifford Straub (9)	87,500	*

All Executive Officers and Directors as a group (8 persons) (10)	14,132,579	42.70%

A. Joseph Stern (11)	26,265,802	67.03%

Aaron Drillick (12)	12,131,352	36.03%

Harriet Polinsky (13)	3,390,062	11.15%

* Less than 1%.
________________

(1)	Assumes in each case that the stockholder exercised all options available to the person that have vested or will vest within 60 days.
(2)
Represents 6,752,541 shares of common stock and 2,250,000 shares of common stock that are issuable upon exercise of warrants granted in 2005 (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share). The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira. Messrs. Shorr, Rodriguez, Stern and Drillick disclaim beneficial ownership of these shares.

(3)
Includes 6,752,541 shares of common stock and 2,250,000 shares of common stock that are issuable upon exercise of warrants granted in 2005 (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share). The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira Messrs. Shorr, Rodriguez, Stern and Drillick disclaim beneficial ownership of these shares.

(4)
Represents: i) 1,383,714 shares of common stock and 73,851 shares of common stock issuable upon exercise of warrants (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share); ii) 1,383,714 shares and 73,851 shares issuable upon exercise of a warrant owned by Mr. Polinsky’s spouse, Harriet Polinsky (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share); iii) 40,400 shares and 2,157 shares issuable upon exercise (719 at a price of $1.10 per share, 719 at a price of $1.25 per share and 719 at a price of $2.00 per share) of a warrant held by Metro Urban Management Corp of which Mr. Polinsky is a shareholder; (iv) 410,469 shares and 21,906 shares issuable upon exercise (7,302 at a price of $1.10 per share, 7,302 at a price of $1.25 per share and 7,302 at a price of $2.00 per share) of a warrant in the name of the Colton Family Trust, UTA dated December 10, 2002 of which Harriet Polinsky has voting and control interest. Mr. Polinsky disclaims beneficial ownership of any securities owned by his wife, Metro Urban Management Corp. and the Colton Family Trust, UTA.

(5)	Represents: 410,872 shares and 21,930 shares issuable upon exercise of warrants (7,310 at a price of $1.10 per share, 7,310 at a price of $1.25 per share and 7,310 at a price of $2.00 per share).
(6)	Represents: 410,872 shares and 21,930 shares issuable upon exercise of warrants (7,310 at a price of $1.10 per share, 7,310 at a price of $1.25 per share and 7,310 at a price of $2.00 per share).
(7)	Represents: 375,000 shares and 170,672 shares issuable upon exercise of warrants (127,475 at a price of $1.10 per share, and 43,197 at a price of $1.78 per share).

(8)
Represents 100,000 shares and 141,200 shares issuable upon exercise of an option, the shares issuable upon exercise of options are detailed as follows: i) 75,000 (25,000 at a price of $1.10, 25,000 at a price of 1.25 and 25,000 at a price of $2.00) granted in accordance with an investment; ii) 55,000 options exercisable (at the price of $1 per share) granted upon Mr. Blum’s election to the our Board of Directors of which 30,000 vested upon election date of October 1, 2005 and 25,000 vested on October 1, 2006; and iii) 11,200 shares issuable upon exercise (at a price of $1.10 per share) of a warrant in accordance with fee paid to a Broker/Dealer. Mr. Blum was employed by Jesup and Lamont Securities, Inc. Mr. Blum disclaims any beneficial ownership of the shares issued upon exercise of the warrant by Jesup and Lamont Securities, Inc.

(9)	Includes 87,500 shares issuable upon exercise (at a price of $1.00 per share) of an option granted under the “2005 Cornerstone Pharmaceuticals, Inc. Incentive Stock Plan” which vested on May 1, 2005.
(10)	Includes the holdings of Altira Capital and Consulting, LLC; which Messrs. Robert Shorr and Robert Rodriguez are members of. Messrs. Shorr and Rodriguez disclaim beneficial ownership of these shares.
(11)
Includes 17,319,150 shares common stock and 8,946,652 shares issuable upon exercise of warrants as follows: i) 6,752,541 shares and 2,250,000 shares issuable upon exercise (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share) of a warrant. The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira (Messrs. Stern, Drillick, Shorr, and Rodriguez disclaim beneficial ownership of these shares).; ii) 680,000 shares directly owned; iii) 1,286,609 shares and 321,652 shares issuable upon exercise of a warrant ( at a price of $ 1.38 per share); iv) 100,000 shares purchased in 2002; v) 8,500,000 shares and 6,375,000 shares issuable upon exercise of a warrant (at a price of $ 1.10 per share).

(12)
Includes 8,699,590 shares and 3,431,762 shares issuable upon exercise of warrants as follows: i) 6,752,541 shares and 2,250,000 shares issuable upon exercise (750,000 of the shares are issuable upon exercise at a price of $1.10 per share; 750,000 of the shares are issuable upon exercise at a price of $1.25 per share; and 750,000 of the shares are issuable upon exercise at a price of $2.00 per share) of a warrant. The shares and warrants are held by Altira Capital and Consulting LLC. Robert Shorr, Robert Rodriguez, A. Joseph Stern and Aaron Drillick are the members of Altira (Messrs. Stern, Drillick Shorr, and Rodriguez disclaim beneficial ownership of these shares).; ii) 120,000 shares directly owned; iii) 227,049 shares and 56,762 shares issuable upon exercise of a warrant ( at a price of $ 1.38); iv) 100,000 shares purchased in 2002; v) 1,500,000 shares and 1,125,000 shares issuable upon exercise (at a price of $ 1.10 per share) of a warrant.

(13)
Represents: i) 1,383,714 shares and 73,851 shares issuable upon exercise (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share) of a warrant owned by Mrs. Polinsky; ii) 1,383,714 shares and 73,851 shares issuable upon exercise (24,617 at a price of $1.10 per share, 24,617 at a price of $1.25 per share and 24,617 at a price of $2.00 per share) of a warrant owned by Mrs. Polinsky’s spouse, H. Gilbert Polinsky (which Mrs. Polinsky disclaims beneficial ownership of; iii) 40,400 shares and 2,157 shares issuable upon exercise (719 at a price of $1.10 per share, 719 at a price of $1.25 per share and 719 at a price of $2.00 per share) of a warrant held by Metro Urban Management Corp (which Mrs. Polinsky disclaims beneficial ownership of; and (iv) 410,469 shares and 21,906 shares issuable upon exercise (7,302 at a price of $1.10 per share, 7,302 at a price of $1.25 per share and 7,302 at a price of $2.00 per share) of a warrant in the name of the Colton Family Trust, UTA dated December 10, 2002 of which Harriet Polinsky has voting and control interest; Mrs. Polinsky disclaims beneficial ownership of these shares.

DESCRIPTION OF SECURITIES

As of December 31, 2007, our authorized capital stock consists of 100,000,000 shares of stock of which 80,000,000 shares are designated common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 2007, there were 30,235,882 shares of common stock,  including conversion of 3,057,500 shares of preferred stock issued and outstanding.

The following summary of the material provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

COMMON STOCK

The holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by the stockholders. Our common stock is not entitled to preemptive rights. Upon our liquidation, dissolution or winding-up, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of all classes or series of our Series A Preferred Stock. All outstanding shares of our common stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the preferential rights of all classes or series of preferred stock that we may issue in the future.

PREFERRED STOCK

20,000,000 shares of our preferred stock, par value $.001 per share, have been authorized for issuance and our board has designated 6,050,000 shares of Series A Convertible Preferred Stock.

The certificate of designation for the Series A Preferred Stock provides that:

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into our common stock. The initial conversion price per share is $1.00. The rate at which each share of Series A Preferred Stock is convertible into our common stock is determined by dividing the current conversion price into $1.00 (the “Conversion Rate”). In the event we subdivide or combine our outstanding shares of common stock into a greater or lesser number of shares, then the conversion price shall be changed to a price determined by multiplying the conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of common stock outstanding immediately after such subdivision or combination.

Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock, the Series A stockholders are entitled to receive dividends if declared by our board out of assets legally available for that purpose. If the Board declares a dividend or distribution on any junior stock (other than those payable solely in our securities), we shall concurrently with the declaration of such dividend or distribution declare a like dividend or distribution on the Series A Preferred Stock in an amount per share equal to: (i) the amount of the dividend or distribution per share of Junior Stock (as defined in the certificate of designation) (or per share of common stock which such junior stock is then convertible, as the case may be) multiplied by (ii) the number of shares of common stock into which one share of Series A Preferred Stock is then convertible.

Except as otherwise provided herein or as required by law, each holder of Shares of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock of such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters or if no such record date is established, at the date such vote is taken.

Except as otherwise expressly provided in our certificate of designations or by-law, the holders of any shares having general voting power to elect the board, including the Series A Preferred Stock and our common stock shall vote together and not as separate classes.

So long as any shares of the Series A Preferred Stock shall be outstanding, we shall not without first obtaining the affirmative vote or written consent of not less than 66 2/3% (which shall be reduced to a majority upon the filing of a company IND) of the outstanding shares of Series A Preferred Stock (the “Required Percentage”) (provided that on and after we file an IND with the U.S. Food and Drug Administration with respect to one of our products the Required Percentage shall mean the holders of a majority of the Series A Preferred Stock) voting separately as a class:

(i) amend or repeal any provision of or add any provision of our Amended and Restated Certificate of Incorporation, dated December 31, 2001 (amended) or our By-Laws if such action would adversely alter the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;
(ii) cause or permit any Liquidation Event or Merger Event (as defined in the certificate of designations) to occur;
(iii) declare or pay any dividend or other distribution on any shares of our capital stock (except dividends payable on the Series A Preferred Stock or solely in shares of Common Stock or other securities of the Corporation), or apply any of our assets (including cash) to the redemption, retirement, purchase or acquisition, or otherwise, of shares of our capital stock or warrants, options or other rights to acquire the same (other than in connection with our the   liquidation o r dissolution and other than repurchases of shares of Common Stock from our employees or of any of our subsidiaries pursuant to agreements that have been duly approved by the Board and which provide for such repurchases, at the original issue price, upon termination of employment by us or our subsidiaries;
(iv) increase the number of directors constituting the entire Board to more than seven or decrease the number of directors constituting the entire Board to less than three;
(v)create, authorize or issue any of our securities which have equity features, or which are convertible into or exchangeable for any securities of ours that have equity features and which rank senior to or on parity with the Series A Preferred Stock upon liquidation or other distribution of assets, including by way of an increase in the authorized number of shares of Series A Preferred Stock;
vi) reclassify any Junior Stock into shares having any preference or priority upon payment of dividends or upon liquidation or other distribution of assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;
(vii) incur indebtedness for borrowed money in an amount that would cause the Corporation’s aggregate indebtedness for borrowed money to exceed $10,000,000.
(viii) establish any subsidiary of the Corporation other than a wholly-owned Subsidiary, or sell or transfer any equity securities of any Subsidiary of the Corporation to any person other than us or a wholly-owned Subsidiary of ours;
(ix) acquire the securities or a substantial portion of the assets of any other business for cash;
(x) adopt or amend any stock purchase or option plan or other incentive program or compensation arrangement or otherwise increase the aggregate number of options or other awards issued or issuable by us under any stock purchase plan or option plan or other incentive program or compensation arrangement as a result of which the total number of shares of Common Stock granted or available for grant to directors, officers, employees of and advisors and consultants to, the Corporation under such plan(s), program(s) and arrangement(s) would exceed 2,500,000 shares of Common Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock); or
(xi) take any action which, by itself, would result in taxation of the holders of Series A Preferred Stock under Section 305 of the Internal Revenue Code (or any comparable provision of the Internal Revenue Code of 1986 as hereafter from time to time amended).

We shall not require the approval of the holders of the Series A Preferred Stock to issue an aggregate of $750,000 worth of parity securities; provided, that such securities have a conversion rate equal to or greater than the Conversion Rate of the Series A Preferred Stock.

In the event of our dissolution or winding up, after payment or provision for payment of our debts and other liabilities, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior or superior to the shares of Series A preferred Stock with respect to liquidation, holders of our Series A Preferred Stock will receive pro rata (on the basis of the number of shares of Series A Preferred Stock then outstanding) prior and in preference to the holders of any junior stock but on the same basis with shares ranking on parity with the Series A Preferred Stock both (a) $1.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) per share plus declared but unpaid dividends or distributions (other than dividends or distributions in respect of the Liquidation Amount) on the Series A Preferred Stock, if any, and (b) the amount that the holders of Series A Preferred Stock would be entitled to receive if all such holders of Series A Preferred Stock, all other series of Preferred Stock, if any, all holders of Common Stock and all holders of any other securities convertible into, exercisable for or exchangeable for Common Stock on a fully diluted basis, shared the aggregate available proceeds of the applicable Merger Transaction (as defined in out Certificate of Incorporation as amended) (or in the case of a Liquidation Event (as defined in out Certificate of Incorporation as amended)) the assets of the Company available for distribution to our shareholders) pro rata based on the relationship that the number of shares of outstanding common stock issuable upon the conversion of all shares of Series A Preferred Stock bears to the total number of shares of outstanding common stock on a fully diluted basis.

The issuance of our preferred stock may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, as discussed above, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Each share of Series A Preferred Stock will automatically convert into shares of our common stock on the date that the registration statement that this prospectus was a part of is declared effective by the Securities and Exchange Commission.

TRANSFER AGENT AND REGISTRAR

The Company acts as its own transfer agent and registrar for its securities.

MARKET INFORMATION

As of the date of this   prospectus, there is no trading market in our common stock, and we cannot assure that a trading market will develop. We have had discussions with various broker-dealers to arrange for an application to be filed with the National Association of Securities Dealers (NASD) for the public trading of our common stock on the OTC Bulletin Board. Although we anticipate that an application for trading of our common stock on the OTC Bulletin Board will be filed by a broker dealer in the near future, there is no assurance that any broker dealer will agree to file such an application or if filed, there is no assurance that our common stock will be quoted on the OTC Bulletin Board or any stock exchange.

COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that to the fullest extent permitted by Article 7 of the New York Business Corporation Law, we shall indemnify all persons whom we have the power to indemnify under Article 7 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Article 7 and this indemnification is not exclusive of any other rights to which any person may be entitled under our By-laws or otherwise, as permitted by the Article as to action in any capacity in which he served at the request of the Corporation. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our stock holders' rights (through stock holders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent behavior) except under certain situations defined by statue. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our by-laws provides that to the extent legally permissible, we shall indemnify our directors and officers who are a party or threatened to be made a party to any action or proceeding (other than one by or in our right to procure a judgment in our favor) whether civil or criminal against judgments, fines, amounts paid in settlements and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or other proceeding if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best in our best interest, and in criminal actions or proceedings, in addition had no reason to believe that his conduct was unlawful.

We shall to the extent legally permissible indemnify officers and directors who are threatened to be a party to an action or proceeding by or in the our right to procure a judgment in our favor by reason of the fact that he was an officer or director or ours or at our request was serving as an officer or director of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlements and reasonable expenses, including attorneys’ fees if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interest, except that no indemnification shall be made in respect of (1) a threatened action or pending action which is settled or otherwise disposed of (2) any claim, issue or matter to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the action was brought or if no action was brought any court of competent jurisdiction, determines upon application that in view of all of the circumstances of the case the person is entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper.

Expenses incurred in defending a civil or criminal action or proceeding may be paid by us in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such officer or director to repay such amount, as and to the extent, required by Section 725 of the New York Business Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be because there is no trading market in our common stock as of the date of this prospectus. The selling stockholders will sell shares an estimated of $1.75 per share until a public market develops for the common stock. In order for a public market to develop, a broker-dealer must make a filing with the NASD, which oversees the over-the-counter market, including the OTC Bulletin Board. If a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable : law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, if available, rather than pursuant to this prospectus.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants and the options, although there is no assurance that any of the warrants or options will be exercised. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The following table sets forth the number of shares of the common stock owned by the selling stock holders as of December 31, 2007, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Shares Offered by Selling Stockholder Upon Exercise of Certain Warrants	Number of Shares Beneficially Owned Before the Offering and Included In This Prospectus***	Percentage Beneficial Ownership Prior to Offering	Percentage Beneficial Ownership Post Offering	Beneficial Ownership Post Offering
A. Mencachem Goldberger	1,000		1,000	0.00%	0.00%	0.00
Aaron Fertig	5,000	3,750	8,750	0.04%	0.00%	0.00
Abraham Wolfson	15,428	3,857	19,285	0.08%	0.00%	0.00
Alff Aid Inc. (1)	25,000	18,750	43,750	0.18%	0.00%	0.00
Amram Kass P.C. Defined Benefit Pension Plan	100,000		100,000	0.42%	0.00%	0.00
Andrew Cichelli and Barbara Cichelli JT TEN	15,000		15,000	0.06%	0.00%	0.00
Arco Iris LLC (2)	100,000		100,000	0.42%	0.00%	0.00
Areih M. Ben-Mayer	3,000		3,000	0.01%	0.00%	0.00
Balanced Investment, LLC (3)	123,421	30,855	154,276	0.64%	0.00%	0.00
Beatrice Huppert Rosen	107,993	26,998	134,991	0.56%	0.00%	0.00
Benjamin Berger	15,428	3,857	19,285	0.08%	0.00%	0.00
Boom Enterprises L.L.C. (4)	406,221	37,500	443,721	1.85%	0.00%	0.00
Bracha Inc. (5)	100,000		100,000	0.42%	0.00%	0.00
C Samuel and Vida Rodriguez	10,000	7,500	17,500	0.07%	0.00%	0.00
Caroline C. Williamson	50,000		50,000	0.21%	0.00%	0.00
Chaim Blau	6,000		6,000	0.03%	0.00%	0.00
Chaim Herman	50,000		50,000	0.21%	0.00%	0.00
Concordia Partners L.P. (6)	500,000	625,000	1,125,000	4.57%	0.00%	0.00
Congregation Nachlas Maharim Stretin (7)		180,000	180,000	0.74%	0.00%	0.00
Craig Feder & Denise Feder, JTWROS	61,713	15,426	77,139	0.32%	0.00%	0.00
Dale Para		3,050	3,050	0.01%	0.00%	0.00
Daniel Fertig		2,000	2,000	0.01%	0.00%	0.00
Daryl A. LeClair and Melissa B. LeClair JTWROS	123,421	30,855	154,276	0.64%	0.00%	0.00

David Moss	25,000	21,250	46,250	0.19%	0.00%	0.00
David W. Ruttenberg	50,000		50,000	0.21%	0.00%	0.00
Edward P. Meehan	12,000	9,000	21,000	0.09%	0.00%	0.00
Elke R. de Ramirez	35,428	3,857	39,285	0.16%	0.00%	0.00
Fernando Ahumada	24,684	6,171	30,855	0.13%	0.00%	0.00
Fisch Properties, L.P. (8)	77,138	19,285	96,423	0.40%	0.00%	0.00
Gary Loren	77,138	19,285	96,423	0.40%	0.00%	0.00
Gerald Shepps	25,000		25,000	0.10%	0.00%	0.00
Gregory Lencher and Domenica Lencher JT TEN	25,000		25,000	0.10%	0.00%	0.00
Igor Korbatov	30,855	7,714	38,569	0.16%	0.00%	0.00
INB: Biotechnologies, Inc. (9)	1000	474,000	475,000	1.94%	0.00%	0.00
Israel Living Trust (10)	30,855	7,714	38,569	0.16%	0.00%	0.00
Jacob Kempler Family Partnership L.P. (11)	50,000		50,000	0.21%	0.00%	0.00
James D. Stern	75,000		75,000	0.31%	0.00%	0.00
Jerry Heymann	25,000		25,000	0.10%	0.00%	0.00
Joan M Cox, First Clearing Custodian (12)	10,000	7,500	17,500	0.07%	0.00%	0.00
John Knox		1,000	1,000	0.00%	0.00%	0.00
John S. Osterweis, Trustee for The Osterweis Revocable Trust u/a dated 9/13/93 (13)	25,000		25,000	0.10%	0.00%	0.00
Jonathan Gross and Heddy Gross JT TEN	250,000		250,000	1.04%	0.00%	0.00
Jorge Ahumada	30,855	7,714	38,569	0.16%	0.00%	0.00
Joseph Bourgeois & Michael Edwardsen	30,500	22,875	53,375	0.22%	0.00%	0.00
Karl Ruggeberg	0	43,807	43,807	0.18%	0.00%	0.00
Larry Kessel and Shirley Kessel JT TEN	25,000		25,000	0.10%	0.00%	0.00
Leon Huppert	154,276	38,569	192,845	0.80%	0.00%	0.00
Leonard J. Adams	25,000		25,000	0.10%	0.00%	0.00
Leslie Anderson and Maria Anderson JT TEN	130,855	7,714	138,569	0.58%	0.00%	0.00
Lindsay A. Rosenwald		137,351	137,351	0.57%	0.00%	0.00
Lon C. Elliott	12,500	9,375	21,875	0.09%	0.00%	0.00
Luis Rubio	20,000		20,000	0.08%	0.00%	0.00
Maksim Lyubarskiy	15,000	11,250	26,250	0.11%	0.00%	0.00
Marilyn Polinsky Living Trust (14)	213,697		213,697	0.89%	0.00%	0.00
Mario Pasquel and Begona Miranda JT TEN	55,855	7,714	63,569	0.26%	0.00%	0.00
Mark Godsy	150,000	112,500	262,500	1.09%	0.00%	0.00
Meyer H. Abittan	15,428	3,857	19,285	0.08%	0.00%	0.00
Morris Wolfson	30,855	7,714	38,569	0.16%	0.00%	0.00
Moses Elias	100,000		100,000	0.42%	0.00%	0.00
Nachum Fishman	210,000	590,000	800,000	3.36%	0.00%	0.00
Norman Fishman	2,000		2,000	0.01%	0.00%	0.00
Norman Katzwer		3,058	3,058	0.01%	0.00%	0.00
OZF Investments LLC (15)	500,000		500,000	2.08%	0.00%	0.00
Patricia Elliott	12,500	9,375	21,875	0.09%	0.00%	0.00
Patrick M. Kane	25,000		25,000	0.10%	0.00%	0.00
Paul Bingham		118,750	118,750	0.49%	0.00%	0.00
R. Alan Butler	25,000		25,000	0.10%	0.00%	0.00

Rene Dominguez	25,000		25,000	0.10%	0.00%	0.00
Richard and Sue Knipe, JTWROS	30,855	7,714	38,569	0.16%	0.00%	0.00
Richard J. Stern	100,000		100,000	0.42%	0.00%	0.00
Roberto Segovia	50,000		50,000	0.21%	0.00%	0.00
Ruth Ann Oftring		5,000	5,000	0.02%	0.00%	0.00
Salomon Smith Barney custodian Jack Hirschfield IRA (16)	12,500		12,500	0.05%	0.00%	0.00
Sam Weisberger	50,000	1,047,200	1,097,200	4.41%	0.00%	0.00
Scott Katzmann		15,500	15,500	0.06%	0.00%	0.00
Shea Ventures LLC (17)	150,000		150,000	0.63%	0.00%	0.00
Ski-More Inc (18)	25,000	18,750	43,750	0.18%	0.00%	0.00
South Ferry Building Company L.P. (19)	570,822	142,706	713,528	2.96%	0.00%	0.00
Stephen C. Rocamboli		11,466	11,466	0.05%	0.00%	0.00
Stern Joint Venture L.P. (20)	250,000		250,000	1.04%	0.00%	0.00
Termtec, Ltd. (21)	50,000		50,000	0.21%	0.00%	0.00
Thomas P. Kennedy & Kathleen L. Kennedy JTWROS	50,000	37,500	87,500	0.36%	0.00%	0.00
Thomas R. DuHamel(22)	5,000	3,750	8,750	0.04%	0.00%	0.00
Thomas R. DuHamel (23)		500	500	0.00%	0.00%	0.00
Thomas S. Glover	20,000		20,000	0.08%	0.00%	0.00
Tim McInerney		15,500	15,500	0.06%	0.00%	0.00
Tisu Investment Ltd (24)	50,000		50,000	0.21%	0.00%	0.00
Tokenhouse Trading PTE Ltd (25)	273,421	30,855	304,276	1.27%	0.00%	0.00
Tom Cox		8,500	8,500	0.04%	0.00%	0.00
Vera Neuman	20,000	15,000	35,000	0.15%	0.00%	0.00
Wayne J. Elliott, First Clearing Custodian (26)	25,000	18,750	43,750	0.18%	0.00%	0.00
Wayne Saker	25,000		25,000	0.10%	0.00%	0.00
William J. Garner	20,000		20,000	0.08%	0.00%	0.00
Z.B.F. Foundation Inc. (27)		590,000	590,000	2.40%	0.00%	0.00
Zuzana Zachar		118,750	118,750	0.49%	0.00%	0.00
ZWD Investments, LLC (28)	200,000		200,000	0.83%	0.00%	0.00

TOTALS	6,454,642	4,785,238	11,239,880	39.07%	0.00%	0.00

***Includes shares issuable upon exercise of the warrants

(1)	Mayer Laufer is the President of Alff Aid, Inc., and has voting and investment control over the shares held by such selling stockholder.

(2)	JP Morgan SA represented by Ross Belhome, has voting and investment control over the shares held by Arco Iris LLC selling stockholder.

(3)	Roberto Diaz and Jorge Diaz are Directors of Balanced Investment LLC, and have voting and investment control over the shares held by such selling stockholder.

(4)	Mona Gora, is a Member of Boom Enterprises, LLC and has voting and investment control over the shares held by such selling stockholder.

(5)	Zev Fishman is the President of Bracha Inc., and has voting and investment control over the shares held by such selling stockholder.

(6)	Alexander Ribaroff is the Director of Concordia Partners, LP, and has voting and investment control over the shares held by such selling stockholder.

(7)	Aaron Brandwein is the President of Congregation Nachlas Maharim Stretin., and has voting and investment control over the shares held by such selling stockholder.

(8)	Leonard B. Fisch is the trustee of the Fisch Living Trust, the General Partner of Fisch Properties, L.P.

(9)	Robert B. Kay is the Chairman of INB: Biotechnologies, Inc., and has voting and investment control over the shares held by such selling stockholder.

(10)	Samuel Israel, as Trustee of Israel Living Trust, has voting and investment control over the shares held by such selling stockholder.

(11)	Jacob Kempler, the Director of Jacob Kempler Family Partnership LP, has voting and investment control over the shares held by such selling stockholder.

(12)	Joan M Cox is has voting and control over the Joan M Cox IRA First Clearing as Custodian.

(13)	John S. Osterweis, Trustee for The Osterweis Revocable Trust u/a dated 9/13/93 has voting and investment control over the shares held by such selling stockholder.

(14)	Marilyn Polinsky, as Trustee of the Marilyn Polinsky Living Trust, has voting and investment control over the shares held by such selling stockholder

(15)	Tis Prager is a Member of OZF Investment LLC and has voting and investment control over the shares held by such selling stockholder.

(16)	Jack Hirschfield, has voting and control interest over the Jack Hirschfield IRA Salomon Smith Barney custodian.

(17)	Edmund H. Shea Jr. is a Manager of Shea Ventures, LLC and has voting and investment control over the shares held by such selling stockholder.

(18)	Lon Elliot as President of Ski-Moore, Inc. has voting and control over the shares held by such selling stockholder.

(19)	Morris Wolfson, as Director of the partnership of South Ferry Building Company LP., has such voting and control of such selling stockholder.

(20)	Richard Stern, as Director of the partnership Stern Joint Venture L.P. has such voting and control of such selling stockholder.

(21)	Sr. Jose Garcia - Tinoco has voting and investment control over Termtec, Ltd.

(22)	Tom Duhamel Sr. has voting and investment control over these shares.

(23)	Tom Duhamel Jr. has voting and investment control over these shares.

(24)	Tis Prager is a Director of Tisu Investment Ltd and has voting and investment control over the shares held by such selling stockholder.

(25)	The following persons share voting and investment control over the shares held by such selling stockholder Tokenhouse Trading PTE, LTD: Sonja Beskid, Rocio Benakazar, and Christina Bollman.

(26)	Wayne J Elliott has voting and control interest over Wayne J Elliot, First Clearing Custodian.

(27)	Zev Fishman is a Director of Z.B.F. Foundation and has voting and investment control over the shares held by such selling stockholder.

(28)	Zev Wolfson is a member of ZWD Investments, LLC, and has voting and investment control over the shares held by such selling shareholder.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.
DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including revenue, capital requirements, financial condition, prospects and other factors that our board of directors may deem relevant as long as any shares of the Series A Preferred Stock are outstanding, no dividends or distributions shall be declared or paid or shall be set apart for payment on any class or series of stock of ours ranking, as to dividends or distributions, on a parity with or junior to the Series A Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock.

EXPERTS

The financial statements as of December 31, 2005 and 2006 and for the years then ended, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs regarding the Company’s ability to continue as a going concern referred to in Note 1 and the restatement referred to in Note 13), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cornerstone Pharmaceuticals, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

CORNERSTONE PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cornerstone Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Cornerstone Pharmaceuticals, Inc. (the “Company”) as of December 31, 2005 and 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, and the Company does not have a revenue stream to support its cost structure. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13, the accompanying 2005 balance sheet and statement of stockholders’ equity (deficit) have been restated.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 1, 2008

CORNERSTONE PHARMACEUTICALS, INC.

BALANCE SHEETS
DECEMBER 31, 2005 (As Restated) AND 2006

	December 31,
	2005	2006
ASSETS	(As Restated
	See Note 13)
CURRENT ASSETS:
Cash and cash equivalents	$1,619,486	$207,700
Prepaid expenses and other current assets	122,600	158,890

Total current assets	1,742,086	366,590

PROPERTY AND EQUIPMENT—Net	156,878	2,137,662

DEFERRED FINANCING COSTS (Note 13)	40,648	-

TOTAL	$1,939,612	$2,504,252

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$159,745	$227,190
Accrued expenses	72,088	49,549
Obligation for unissued units (Notes 6 and 13)	1,790,000	-
Subscription advances (Notes 2, 6, 11 and 14)	-	1,425,000
Due to Potential Investor	208,500	-
Other	-	4,319

Total current liabilities	2,230,333	1,706,058

DEFERRED RENT - Net of current portion	-	158,349

Total liabilities	2,230,333	1,864,407

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.001 par value; 10,000,000 shares authorized;
6,050,000 shares designated as Series A Convertible Preferred Stock of which 3,057,500 were issued and outstanding at December 31, 2005 and 2006; Aggregate liquidation preference of $3,057,500
at December 31, 2006 (Note 13)	3,058	3,058
Common stock, $.001 par value; 40,000,000 shares authorized,
13,942,000 and 17,178,382 issued and outstanding at
December 31, 2005 and 2006, respectively	13,942	17,178
Additional paid-in capital (Note 13)	8,941,148	14,022,992
Accumulated deficit (Note 13)	(9,248,869)	(13,403,383)

Total stockholders’ equity (deficit)	(290,721)	639,845

TOTAL	$1,939,612	$2,504,252

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

	Years Ended
	December 31,
	2005	2006

OPERATING EXPENSES:
Research and development	$1,991,665	$2,913,805
General and administrative	1,139,421	1,052,940
Depreciation and amortization	78,243	180,935

Total operating expenses	3,209,329	4,147,680

OPERATING LOSS	3,209,329	4,147,680

INTEREST EXPENSE (INCOME):
Interest income	(9,987)	(18,356)
Interest expense	32,644	25,190

Total interest expense, net	22,657	6,834

NET LOSS	$3,231,986	$4,154,514

BASIC AND DILUTED LOSS PER COMMON SHARE	$0.24	$0.25

WEIGHTED AVERAGE SHARES OUTSTANDING	13,752,357	16,467,844

PRO-FORMA BASIC AND DILUTED LOSS PER COMMON SHARE,
ASSUMING CONVERSION OF PREFERRED STOCK (unaudited)		$0.21

PRO-FORMA WEIGHTED SHARES OUTSTANDING,
ASSUMING CONVERSION OF PREFERRED STOCK (unaudited)		19,525,344

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 (AS RESTATED) AND 2006

	Series A Convertible						Total
	Preferred Stock		Common Stock		Additional		Stockholders’
				Par	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Value	Capital	Deficit	(Deficit)
		(As Restated			(As Restated	(As Restated	(As Restated
		See Note 13)			See Note 13)	See Note 13)	See Note 13)
BALANCES—December 31, 2004 - As previously reported	3,057,500	$2,793,475	10,222,000	$10,222	$2,034,239	$(5,232,683)	$(394,747)

Prior Period Adjustments (Note 13)	-	(2,790,417)	-	-	3,574,617	(784,200)	-

BALANCES—January 1, 2005 - Restated (Note 13)	3,057,500	3,058	10,222,000	10,222	5,608,856	(6,016,883)	(394,747)

Issuance of common stock shares—unissued as of December 31, 2004 (Note 6)	-	-	1,013,000	1,013	(1,013)	-	-

Cash received for common stock and warrants, net of expenses of $32,335 (Note 6)	-	-	2,707,000	2,707	2,671,958	-	2,674,665

Cash received for common stock and warrants - unissued as of December 31, 2005, net of expenses of $40,648 (Note 6)	-	-	-	-	1,749,352	-	1,749,352

Adjustment for cash received for common stock and warants - unissued as of December 31, 2005, net of expenses of $40,648 (Note 13)	-	-	-	-	(1,749,352)	-	(1,749,352)

Contribution of common stock by majority shareholders and warrants in settlement of dispute (Note 2)	-	-	-	-	191,500	-	191,500

Stock-based compensation resulting from stock options granted to non-employees and employees (Note 8)	-	-	-	-	469,847	-	469,847

Net loss	-	-	-	-	-	(3,231,986)	(3,231,986)

BALANCES—DECEMBER 31, 2005 - Restated (Note 13)	3,057,500	3,058	13,942,000	13,942	8,941,148	(9,248,869)	(290,721)

Reclassification of obligation for unissued units to stockholders' equity (deficit) net of expenses of $93,148 (Note 6)	-	-	1,721,724	1,721	2,695,131	-	2,696,852

Issuance of common stock and warrants in exchange for fair value of leasehold expenses (Notes 6 and 12)	-	-	1,513,658	1,514	1,890,558	-	1,892,072

Stock-based compensation resulting from stock options granted to non-employees and employees (Note 8)	-	-	-	-	242,656	-	242,656

Issuance of warrant (Note 7)	-	-	-	-	250,000	-	250,000

Warrants exercised	-	-	1,000	1	3,499	-	3,500

Net loss	-	-	-	-	-	(4,154,514)	(4,154,514)

BALANCES—December 31, 2006	3,057,500	$3,058	17,178,382	$17,178	$14,022,992	$(13,403,383)	$639,845

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

	Years Ended
	December 31,
	2005	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,231,986)	$(4,154,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	78,243	180,935
Non-cash stock based compensation	469,847	242,656
Non-cash settlement of dispute with Potential Investor	166,667	24,833
Change in deferred rent	-	(1,860)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(66,894)	(36,290)
Accounts payable	(149,951)	67,445
Accrued expenses	4,704	(22,539)

Net cash used in operating activities	(2,729,370)	(3,699,334)

CASH FLOWS FROM INVESTING ACTIVITIES—Purchases
of property and equipment	(41,647)	(105,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	2,707,000	253,500
Proceeds for subscription of unissued units	1,790,000	1,000,000
Payments of direct expenses associated with issuance of common stock and warrants	(72,983)	(52,500)
Subscription advances	-	1,425,000
Repayment of amounts from Potential Investor	(216,667)	(233,333)
Payments on capital leases	(33,143)	-

Net cash provided by financing activities	4,174,207	2,392,667

NET INCREASE (DECREASE) IN CASH	1,403,190	(1,411,786)

CASH AND CASH EQUIVALENTS—Beginning of year	216,296	1,619,486

CASH AND CASH EQUIVALENTS—End of year	$1,619,486	$207,700

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$15,977	$358

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of 1,513,658 shares of common stock and 378,414 warrants in exchange for fair value of leasehold improvements (net of landlord
incentive of $164,528 (Note 12)	$-	$1,892,072
Reclassification of obligation for unissued units to stockholders'
equity (deficit)	$-	$2,790,000

See notes to financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

1.	ORGANIZATION, BUSINESS OVERVIEW, AND MANAGEMENT’S PLAN

Cornerstone Pharmaceuticals, Inc. was formed as a result of a merger in 2002 between Cornerstone Ventures, LLC (“Ventures”), a New York Limited Liability Company which was organized on May 14, 1999, and Cornerstone Pharmaceuticals, Inc., a New York corporation which was incorporated on November 21, 2001, with Cornerstone Pharmaceuticals, Inc. (the “Company”) being the surviving entity.

The Company is a pharmaceutical company focused on the development and commercialization of innovative drugs for the treatment of cancer. The Company has two product platforms, each of which has produced product candidates that it believes will provide substantial improvement over existing current therapies. One of the Company’s product candidates, EmPAC, is based on the Emulsiphan technology platform. EmPAC is a formulation of paclitaxel and Emulsiphan that offers the potential for accelerated regulatory approval in the United States. The Company is planning an investigational new drug (“IND”) filing in 2008. The second product candidate is the first from a new class of chemical entities known as Altered Energy Metabolism Directed Compounds. The Company expects to activate an IND in 2008. The Company has yet to produce any revenues from its product candidates in development. The Company has performed certain research related activities under grant and service agreements for which revenue was earned and recognized.

Since inception, the Company has incurred significant losses from operations and has not produced positive cash flows from operations. In addition, at December 31, 2006, the Company does not have any revenue stream to support its cost structure. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Management’s Plan

The development of the Company’s products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for manufacturing and marketing capabilities. Future capital requirements will depend on factors, including scientific progress in research and development programs, the Company’s ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. Accordingly, the Company will need to raise substantial additional capital in order to bring its products to market. It is anticipated that additional funds will have to be raised through debt or equity financings or through collaborative ventures with corporate partners to fund some or all such activities. The Company does not currently have any such material arrangements for future financing other than $1.5 million as of January 31, 2008, the remaining amount expected to be received in connection with a $10.0 million subscription agreement (see Notes 6, 11, and 14) for the issuance of common stock and warrants as amended on August 15, 2007. Based on the current operating plan, the Company will have sufficient cash to fund operations through May 2008. Additional funding of at least $6.5 million is necessary to fund planned activities to December 31, 2008. The Company is currently in discussions with potential and existing investors to raise additional equity financing. Although management believes that the Company will be able to obtain additional financing from existing and future investors, there can be no assurance that such new offerings will be consummated or that such collaborative ventures will be entered into by us on favorable terms, if at all. If such new offerings are not consummated or additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all operations. In the event that any additional funding is obtained, such financings will have a dilutive effect to current stockholders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”) applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

Use of Estimates— The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The useful life of newly acquired property and equipment, fair value of leasehold improvements for the Cranbury, New Jersey facility (see Notes 10 and 11), determination of stock based compensation expense, allocation of certain expenses between general and administrative and research and development expenses, value of common stock used in a settlement agreement with a potential investor (see Note 6), and accounting for certain income tax items including our conclusion to establish a full valuation allowance, require the significant use of estimates and assumptions. Management believes that amounts recorded based on estimates and assumptions are reasonable and any differences between estimates and actual amounts will not have a material impact on the Company’s financial statements.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original maturities of three months or less when acquired to be cash equivalents.

Property and Equipment—Property and equipment consists of computer and office equipment, laboratory equipment and leasehold improvements. Property and equipment are recorded at cost less accumulated depreciation. The related depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows: computer and office equipment and laboratory equipment - three to five years; and leasehold improvements - ten years, which represents the lesser of the estimated life of the assets or the lease term. Minor maintenance and repairs and minor renewals and betterments are charged to expense as incurred.

Long-Lived Assets—The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”). The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. An impairment loss is recognized whenever the carrying amount of a long-lived asset exceeds the expected future cash flows, on an undiscounted basis, to be generated from the assets, including eventual disposition. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company’s management determined that no events or changes in circumstances have indicated that asset-carrying values were no longer recoverable. As such, no impairment charges were recorded during the years ended December 31, 2005 or 2006.

Income Taxes—Under SFAS No. 109, Accounting for Income Taxes, (“SFAS No. 109”) deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances have been established as it is more likely than not that the deferred tax assets will not be realized.

Revenue Recognition—Revenue is recognized by the Company when earned. The Company has historically earned revenue from the performance of certain research related activities under grant and service agreements which, at the time of the provision of such services, were considered part of the Company’s planned principal operations. The Company has continued to pursue additional grant and service agreements and plans to perform such services in the future. There was no operating revenue during the years ended December 31, 2005 or 2006.

Net Loss per Share—The Company computes its net loss per share under the provisions of SFAS No. 128, Earnings per Share. Basic net loss per share is calculated using the weighted average number of common shares outstanding. The weighted average number of common shares outstanding was calculated by including 1,104,440 common stock shares which represented the minimum number of shares to be issued by the Company under the 2005 Bridge Raise (see 2005 Bridge Raise discussed in Note 6). For purposes of computing the net loss per share, these common stock shares were considered outstanding as of the date the proceeds were received since management determined that the issuance was not contingent upon any future events and was issuable by the Company with no additional consideration.

The Company had securities outstanding, which could potentially dilute basic net earnings per share, but because the Company incurred a net loss for all periods presented, such securities were excluded for the computation for diluted net loss per share as their effect would have been antidilutive.

The number of shares excluded from diluted loss per share consists of the following:

	December 31,
	2005	2006

Convertible preferred stock (see Note 6)	3,057,500	3,057,500
Options under stock incentive plan (see Note 8)	862,500	1,163,000
Other options to purchase common stock (see Note 8)	2,985,000	2,985,000
Warrants to purchase common stock (see Note 7)	3,313,200	4,663,649
	10,218,200	11,869,149

The unaudited pro-forma basic and diluted loss per common share was calculated for the year ended December 31, 2006, assuming the conversion of 3,057,500 shares of convertible preferred stock as issued and outstanding as of the beginning of the year.

Research and Development Costs and Expenses—Research and development costs and expenses consist primarily of salaries and related personnel expenses, stock based compensation, fees paid to external service providers, laboratory supplies, costs for facilities and equipment, patent filing costs and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Fair Value of Financial Instruments—The carrying amount of the Company’s cash equivalents approximate fair market value because of the short maturity of those instruments.

Segment Information—Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company operates in a single business segment as there is only one measurement of profit (loss) which is used by management in their decision making process.

Stock-Based Compensation— In December 2004, the FASB issued SFAS No. 123-R, Share Based Payment (“SFAS No. 123-R”) , which replaces SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The Company adopted SFAS No. 123-R on January 1, 2006, using the modified prospective application method. Under the modified prospective method, companies are required to record compensation cost for new awards and the unvested portion of previously issued and outstanding awards over the related vesting periods prospectively. No change to prior periods presented is permitted under this method. Prior to adoption of SFAS No. 123-R, the Company recognized compensation costs in accordance with the original SFAS No. 123 that required share-based payment costs be recognized as compensation expense over the period that an employee provided service in exchange for the award. However, compensation cost was determined based on the actual occurrence of pre-vesting forfeitures rather than on an estimate of future pre-vesting forfeitures. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123-R were materially consistent for the Company’s stock based compensation awards, the adoption of SFAS No. 123-R did not have a material impact on the Company’s financial position, results of operations or cash flows.

In accordance with SFAS No. 123, all other issuances of common stock, stock options, warrants, or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the Emerging Issues Task Force Issue (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Generally, this is the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete and capitalized or expensed as if the Company had paid cash for the goods or services.

Derivatives— The Company complies with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. The Company also complies with the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, (“EITF 00-19”) and has determined that warrants have been properly classified as equity.

Subscription Advances—The Company received certain advances amounting to $1,425,000 from two investors and has recorded such advances as a current liability as of December 31, 2006. While the Company had an understanding as to the terms and conditions of such advances from the investors at December 31, 2006, it concluded that such advances became equity at the time of the agreement execution on January 22, 2007. See Note 14 for a description of the agreement.

Effects of Recently Issued Accounting Pronouncements— In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“SFAS No. 153”). SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Retroactive application was not permitted. The Company adopted SFAS No. 153 on January 1, 2006. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which requires entities that voluntary make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes Accounting Principles Board Opinion No. 20, Accounting Changes, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position, and results of operations or cash flows. The Company believes that it has complied with the disclosure provisions of SFAS No. 154 in presenting the effects of the restatement of its 2005 balance sheet and statement of stockholders’ equity (deficit) discussed in Note 13.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - and amendment of FASB Statements No. 133 and 140. This Statement, among other things, allows a preparer to elect fair value measurement of instruments in cases in which a derivative would otherwise have to be bifurcated. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Early adoption is permitted for instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The adoption of SFAS No. 155 on January 1, 2007, will not have a material impact on the Company’s financial position, and results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140 (“SFAS No. 156”). This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Early adoption is permitted for instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The adoption of SFAS No. 156 on January 1, 2007, will not have material impact on the Company's financial position, and results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN No. 48”).  FIN No. 48 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.  This interpretation also provides guidance on derecognition, classification, accounting in interim periods, and expanded disclosure requirements.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of FIN No. 48 on January 1, 2007, will not have a material impact on the Company’s financial position, and results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), to establish a consistent framework for measuring fair value and expand disclosures on fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for the years beginning after November 15, 2007. The Company has not completed an assessment of SFAS No. 157 and the impact, if any, on the financial statements.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159), an amendment to FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends SFAS Statement No. 115 to, and among other things, require certain disclosure for amounts for which the fair value is applied. Additionally, this statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The Company has not completed an assessment of SFAS No. 159 and the impact, if any, on the financial statements.

In June 2007, the FASB ratified EITF 07-3, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, which requires nonrefundable advance payments for goods and services that will be used or rendered for future research and development activities be deferred and capitalized. These amounts will be recognized as expense in the period that the related goods are delivered or the related services are performed or when an entity does not expect the goods to be delivered or services to be rendered. EITF 07-3 is effective for the fiscal years beginning after December 31, 2007, including interim periods within those fiscal years. Earlier adoption is not permitted. The Company will adopt the provisions of EITF 07-3 beginning January 1, 2008.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of the following:

	December 31,
	2005	2006

Deposits with vendors and service providers	$60,000	$108,956
Prepaid license fees	33,333	40,000
Other	29,267	9,934

	$122,600	$158,890

4.	PROPERTY AND EQUIPMENT

Property and equipment—net is comprised of the following:

	December 31,
	2005	2006

Lab equipment	$380,576	$394,340
Computer and office equipment	27,598	95,803
Leasehold improvements (see Note 12)	-	2,078,620

	408,174	2,568,763

Less accumulated depreciation and amortization	251,296	431,101

	$156,878	$2,137,662

Depreciation and amortization expense was $78,243, and $180,935, for the years ended December 31, 2005 and 2006, respectively.

Certain equipment leases are considered to be the equivalent of installment purchases for the purposes of accounting presentation. The liabilities relating to these properties are included in capital lease obligations. Capitalized leases for equipment, which is included in the gross equipment balances above, amounted to $172,579 at December 31, 2005 and 2006, respectively. Accumulated amortization for equipment under capitalized leases was and $119,924 and $154,357 at December 31, 2005 and 2006, respectively. As of December 31, 2005, the installment purchase obligations associated with the capital leases have been fully paid.

5.	ACCRUED EXPENSES

Accrued expenses include the following:

	December 31,
	2005	2006

Professional fees	$37,767	$13,000
Vacation accrual	5,050	23,076
Other	29,271	13,473

	$72,088	$49,549

6.	STOCKHOLDERS’ EQUITY

Common Stock— “Due to Potential Investor”: During 2004, the Company received a $450,000 advance from a potential investor (the “Potential Investor”). On August 3, 2005, the Company and the Potential Investor entered into an agreement providing for the return of the advance (without interest), the issuance by the Company of a warrant for 112,500 shares of common stock (see Note 7), and the issuance of 150,000 shares of common stock which were contributed by the principal stockholders of the Company. At the time of issuance of the warrants, the Company recognized the estimated fair value of the warrants of $41,500, which was recorded to interest expense over repayment period of twelve months, as an offset to the amount due to the Potential Investor with a corresponding increase in additional paid-in capital (“APIC”) in the accompanying balance sheet. The estimated fair value of the warrants was determined by management using the Black-Scholes option pricing model. The value of the warrants was fully amortized to interest expense as of December 31, 2006. The fair value of the common stock issued to the Potential Investor by the principal shareholders was valued at $1.00 per share, as determined by management based on their estimated valuation at such time, and was recorded as an expense in the accompanying 2005 statement of operations with a corresponding increase in APIC. All amounts due to the Potential Investor were repaid as of December 31, 2006.

“2004 Raise”: During 2004, an additional $1,013,000 was received for subscription of Units, for $4.00 per “Unit” (collectively the “2004 Raise”), a Unit being comprised of common stock and warrants. A Unit under the 2004 Raise was comprised of 4 shares of common stock and 3 warrants. As of December 31, 2004, the 1,013,000 shares of common stock to be issued under the 2004 Raise were not issued. As such, the Company recorded this transaction as of December 31, 2004 as an increase to additional paid-in capital (“APIC”), with no impact on common stock shares outstanding in the 2004 balance sheet or statement of stockholders’ equity. The subscriptions were non-cancellable and paid in full as of December 31, 2004. The 2004 Raise was extended and concluded in February 2005. During 2005, additional proceeds of $2,707,000 were received for the subscription of Units (for $4.00 per Unit) under the 2004 Raise, which resulted in the issuance of an additional 2,707,000 shares of common stock and warrants to purchase 2,030,250 shares of common stock. In addition, in connection with the 2004 Raise, the Company incurred total expenses of $32,335, which were paid in 2005, and issued warrants (see Note 7). The proceeds from the 2004 Raise were used for general corporate and working capital purposes.

“2005 Bridge Raise”: In December 2005, the Company received $1,790,000 for subscriptions of Units, consisting of common stock and warrants, (collectively the “2005 Bridge Raise”). The number, structure, class and form of the Units was to be the same as securities sold in the initial offering of at least $3,000,000 of securities sold by the Company (a “Qualified Offering”) prior to September 1, 2006. If a Qualified Offering was not completed prior to September 1, 2006, then common stock and warrants would be issued at a price to be determined as described in the next paragraph. In February 2006, the subscribers and the Company agreed to revise the Qualified Offering amount to be $7,000,000 if raised by a qualified investment bank. Since the number of Units were variable and were not issued in 2005, the Company recorded the proceeds of the transaction as a current liability as of December 31, 2005, in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (See Note 13). During 2006, additional proceeds of $1,000,000 were received for subscription of Units under the 2005 Bridge Raise.

Originally, in the event there was no Qualified Offering prior to September 1, 2006, equity securities and the warrants to be issued under the 2005 Bridge Raise would be calculated based on the fair market value as of September 1, 2006, as determined by an investment banking firm, provided however, that for purposes of calculating the number of units purchased in no event would the unit valuation be less than $1.25 per share. This provision was later amended in February 2006 to include that equity securities be calculated on an issued and outstanding pre-money valuation (including Series A Convertible Preferred Stock) not to exceed $30,000,000. At September 1, 2006, a Qualified Offering had not been completed, and the common shares which were to be issued under the 2005 Bridge Raise were converted based upon the outstanding pre-money valuation of $30,000,000. The equivalent price of common stock per share based on the $30,000,000 pre-money valuation at the time of conversion was approximately $1.62 per share, which resulted in the issuance of a total of 1,721,724 shares of common stock. Upon the number of common stock and warrants becoming fixed in 2007, the Company reclassified the obligation for the unissued Units to stockholders’ equity (deficit). In connection with the 2005 Bridge Raise, the Company had costs of $93,148 (including $40,648 deferred as of December 31, 2005). Deferred financing costs were reclassified to equity upon the number of shares of common stock and warrants becoming fixed. The proceeds from the 2005 Bridge Raise were used for general corporate and working capital purposes.

In June 2006, the Company agreed to issue 1,513,658 shares of common stock and 378,414 warrants (see Note 7) as payment for the fair value of leasehold improvement costs at their Cranbury, New Jersey location (see Note 12).

During the period from September 2006 to December 31, 2006, the Company received $1,425,000 from a related party (see Note 11) as advances while the parties finalized a subscription agreement. The Company and related party agreed to the final terms of the subscription agreement in December 2006, and formally executed the contract on January 22, 2007 (see Note 14). The Company recorded this transaction as a current liability as of December 31, 2006. The advances were reclassified to stockholders’ equity (deficit) in 2007.

Convertible Preferred Stock—Contemporaneous with the merger in 2002 discussed in Note 1, the Company issued 3,057,500 shares of .001 par value Series A convertible preferred stock (the “Preferred Stock”) to a group of investors for $1.00 per share.

The holders of the Preferred Stock are entitled to receive dividends, when, and if declared by the Board of Directors, on an equal basis with the common stock. The Company has not declared any dividends. Each share of Preferred Stock is convertible, at any time at the option of the holder, into shares of common stock at an initial conversion price of $1.00 per share. Originally, the Preferred Stock was automatically convertible into the Company’s common stock upon either (1) the event of an underwritten public offering of common stock at a price not less than $1.25 per share and at an aggregate offering price of not less than $10 million, or (2) upon the vote of at least fifty-percent of the then outstanding shares of Preferred Stock based upon a investigational new drug application filed with the US Food and Drug Administration with respect to the Company’s products. In January 2007, the Series A holders authorized amendments to the certificate of incorporation that provide for the automatic conversion of the Series A Preferred Stock into common stock in the event that the Company completes a registration of its common shares with the Securities and Exchange Commission.

In the event of any liquidation or dissolution of the Company, whether voluntary or involuntary, the holders of the Preferred Stock will be entitled to receive, prior to the distributions of any assets to holders of common stock, an amount per share of $1.00 (subject to adjustment as defined in the certificate of incorporation) plus declared but unpaid dividends on such shares, and the amount of net proceeds which the holder of a share of Preferred Stock would receive if all shares of Preferred Stock were converted into common stock immediately prior to such liquidation or dissolution. Each holder of the Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock may be converted. The Company is required to obtain Preferred Stock holders’ approval for certain transactions, as defined. The Company has authorized a total of 10,000,000 shares of Preferred Stock (see Note 7 related to warrants issued to the Preferred Stock Placement Agents).

7.	WARRANTS

Shares issuable upon exercise of warrants outstanding as of December 31, 2006, is summarized in the following table:

		Share Issuable	Exercise	Common Shares
Issuance Date	Expiration Date	Upon Exercise	Price	Issuable

May 2002	May 2011	Preferred (305,750
		of Series A)	$1.10	305,750
March 2005	August 2010	Common	1.10	72,200
May 2005	April 2010	Common	1.10	32,750
May 2005	April 2008	Common	1.10	930,000
May 2005	April 2008	Common	1.25	930,000
May 2005	April 2008	Common	2.00	930,000
August 2005	August 2008	Common	1.10	112,500
June 2006	September 2009	Common	1.38	378,414
September 2006	August 2009	Common	1.78	498,035
October 2006	September 2010	Common	3.50	474,000
				4,663,649

The number of shares to be issued upon exercise of the warrants is subject to adjustment to take account of stock splits, stock dividends, or similar events. All warrants were fully vested at the time of issuance. Warrants that are callable (see below) carry a redemption price of $.01 per share of common stock.

In December 2006 an investor exercised a warrant to purchase 1,000 shares at $3.50. Through December 31, 2006, there have been no other exercises on any of the warrants.

May 2002 Warrants—In connection with the Series A Preferred Stock offering described in Note 6, the Company granted to the Placement Agent warrants to purchase up to 305,750 shares of the Company’s Series A Preferred Stock that is convertible into common shares. The warrants expire in May 21, 2011. These warrants are not callable.

March 2005 and May 2005 Warrants—The units referred to in connection with the 2004 Raise (see Note 6), included 75% warrant coverage. For each four (4) common shares subscribed, the investor received three (3) warrants. Thus, 2,790,000 warrants were issued to the investors in the 2004 Raise. Each Unit contains one series A warrant (“Series A Warrant”), one series B warrant (“Series B Warrant”) and one series C warrant (“Series C Warrant”). Each Series A Warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. The Series A Warrants are callable by the Company in the event the common stock trades at, or above, $2.20 per share for ten consecutive trading days. Each Series B Warrant entitles the holder to purchase one share of common stock at $1.25 per share, exercisable for a period of three years. The Series B Warrants are callable by the Company in the event the common stock trades at, or above, $2.50 for ten consecutive trading days. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.00 per share, exercisable for a period of three years. The Series C Warrants are callable by the Company in the event the common stock trades at, or above, $4.00 for ten consecutive trading days. In connection with the financing, the Company also issued a warrant to purchase 32,750 shares of common stock in May 2005 at a strike price set at $1.10 per share, for finder’s fees in connection with the 2004 Raise. As part of the Company’s 2003 capital raises, the Company issued a warrant to purchase 72,200 shares of common stock at a strike price of $1.10 as finders’ fees. The warrants associated with the finder’s fees are not callable by the Company.

August 2005 Warrants—These warrants were issued in connection with the Release and Settlement Agreement with the Potential Investor and resulted in a charge of $41,500 recorded in the accompanying statement of operations (see Note 6). These warrants are callable when the common stock trades at, or above $5.00 per share for 10 consecutive days.

June 2006 Warrants—These warrants were issued with shares of common stock in exchange for the fair value of the leasehold improvements at the Company’s Cranbury, New Jersey facility (see Notes 6 and 12). These warrants are callable when the common stock trades at, or above twice the exercise price for 10 consecutive days.

September 2006 Warrants—These warrants were issued in connection with the 2005 Bridge Raise (see Note 6), and include warrants issued for finder’s fees for 67,604 shares of common stock. These warrants are callable when the common stock trades at, or above twice the exercise price for 10 consecutive days.

October 2006 Sale of Warrants— On October 1, 2006, the Company entered into an Investment Agreement with a supplier (the “Supplier”) of contract manufacturing services to the Company. In exchange for $250,000, the Company granted a warrant for 475,000 shares of common stock. The warrant provides for the option to purchase common stock at $3.50 per share and terminates on September 30, 2010 and is not callable. The warrant was recorded as an increase in APIC based upon the amount received. In December 2006, the Supplier exercised a portion of the warrant for 1,000 shares.

8.	OPTIONS

On January 1, 2006, the Company adopted SFAS No. 123-R, using a modified prospective application method. The Company accounted for stock based compensation in accordance with SFAS No. 123 prior to the adoption of SFAS No. 123-R. The Company recorded a non-cash charge of $469,847 and $242,656 during the years ended December 31, 2005, and 2006, respectively. A more detailed description of the Company’s outstanding options is provided below.

2005 Stock Incentive Plan—In May 2005, the Company approved the 2005 Stock Incentive Plan (the “Plan”) providing for the granting of incentive stock options and non-qualified stock options to purchase the Company’s common stock. A total of 2.5 million shares of the Company’s common stock were authorized under the Plan to be issued to employees and consultants. There are 1,337,000 options available for grant as of December 31, 2006.

Generally, options are granted with an exercise price at, or in excess of, the fair value on the common stock at the date of issuance. As of December 31, 2006, a total of 237,500 options were issued with an exercise price below fair value. Options typically vest over a four-year period in equal increments and expire not more than 10 years after the grant date, although on April 1, 2006, the Company issued 121,500 fully-vested options to employees, including 1,000 options that were forfeited as of December 31, 2006. Also on July 3, 2006, the Company issued options to purchase 30,000 shares of its common stock to its newly formed Medical Advisory Board which vest over a three-year period. On October 15, 2006 and November 1, 2006, the Company granted options to purchase a total of 150,000 shares of common stock to two consultants which vest over their respective service periods of two and four years.

Prior to 2005 and the approval of the Plan, the Company had reserved 532,500 shares of common stock for potential option grants to consultants which were subject to obtaining Plan approval. The Company was under no obligation to grant these options, and the consultants did not have any legal right to f options, or against the Company, until the Plan was adopted in May 2005. Upon adoption of the Plan, the Company determined that it would allow the consultants to be considered in such options from the original date the options had been reserved for issuance, which resulted in the Company recording a compensation charge of $395,156 at the adoption of the Plan. The Company recorded this charge at the adoption of the Plan in 2005 as management determined that, prior to such point, a grant date, as defined by SFAS No. 123, had not occurred. The remaining options issued during 2005 were to an officer of the Company (175,000 options) and a director (155,000 options).

A summary of option activity under the Plan as of December 31, 2006 and changes during the year then ended is presented below:

			Weigted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term (yrs)	Value
Options outstanding at January 1, 2006	862,500	$0.79
Granted	301,500	1.25
Forfeited	(1,000)	1.25
Options outstanding at December 31, 2006	1,163,000	$0.91	6.1	$868,660

Options exercisable at December 31, 2006	756,750	$0.80	4.6	$661,785

The weighted average grant-date fair value of options granted was $.85, and $1.13 for the years ended December 31, 2005 and 2006, respectively. There were no Plan options exercised during the years ended December 31, 2005 and 2006.

The intrinsic value of in-the-money options was calculated based on a $1.62 share price as of December 31, 2006. Such price was determined following the guidance in the AICPA Practice Aid, “Valuations of Privately-Held Company Equity Securities Issued as Compensation”. The probability-weighted expected return method was used which considers the probability weighted present value of expected future investment returns considering the possible outcomes available to the Company.

The Company estimates the fair value of each stock option at the grant date using the Black-Scholes option-pricing model based on the following weighted-average assumptions as indicated below:

	Years Ended
	December 31,
	2005	2006

Weighted-average fair
value of options granted	$0.85	$1.13
Expected life	5.91 years	5.60 years
Expected volatility	101.00%	101.00%
Risk-free interest rate	3.89%	4.75%
Dividend yield	0%	0%

The Company utilizes the Black-Scholes valuation method to recognize compensation expense over the vesting period. The expected life represents the period that the Company’s stock based compensation awards are expected to be outstanding. With the adoption of SFAS No. 123-R on January 1, 2006, the Company began to use a simplified method provided in Staff Accounting Bulletin No. 107 (“SAB No. 107”) which averages an award’s weighted average vesting period and contractual term for “plain vanilla” share options. Under SAB No. 107, options are considered to be “plain vanilla” if they have the following basic characteristics: granted “at the money”; the exercise is conditioned upon service through the vesting period; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-transferable. The Company believes that all options issued during the year ended December 31, 2006 qualified for the “plain vanilla” method. The expected volatility was estimated by analyzing the historic volatility of comparable publicly traded companies. In determining volatility, the Company used an estimate based on comparisons to other similar companies rather that use the minimum value method. The comparable public companies were selected early stage life sciences companies in the oncology field with no commercial products. No dividend payouts were assumed as the Company has not historically paid, and is not anticipated to pay dividends going forward. The risk-free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options. The fair market value used was based upon an appraisal. The stock options for nonemployees were recalculated based upon changes in the estimated fair value of the common stock over their respective service periods in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

As of December 31, 2006, there were 1,046,700 stock options that were expected to vest. The weighted average grant date fair value per award was $0.91, and the weighted average remaining term equaled 6.1 years with a total aggregate intrinsic value of $781,794.

As of December 31, 2006, there was $350,800 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the stock option plans. The cost is expected to be recognized over a weighted average period of 1.7 years. The Company expects to recognize $137,507 in 2007, $131,247 in 2008, $56,443 in 2009 and $25,603 in 2010, respectively.

Other Options—The Company has issued other options to investors and as finders’ fees (collectively “Other Options”) in connection with prior capital raises. As of December 31, 2006, Other Options were outstanding that could be converted into a total of 2,985,000 shares of common stock. During 2005 and 2006, no Other Options were exercised, expired or cancelled. Other Options are comprised of the following:

Options Issued to Investors—In connection with the Company’s 2003 common stock offerings, the Company entered into an option agreement with an individual in connection with identifying investors. The option agreement grants the right to purchase an option (a “Purchase Option”) to purchase 472,000 Class A Options (“Class A Options”), which allows the purchase of 2.5 shares of common stock for each Class A Option at $1.10 per share. In order to secure this Class A Option, a Purchase Option must initially be purchased for $.005 cents per potential share of Class A options. Upon exercise of each Class A Option, a right is granted to one Class B Option (“Class B Options”), which allows the purchase of 2.5 shares of common stock for each Class B Option at $1.25 per share. The Class A and Class B Options were scheduled to expire on November 11, 2004 and November 15, 2005, respectively. During 2004, the Company extended the expiration date of the Class A Options to the later of October 29, 2005, or, 6 months from the date the Company’s shares become publicly traded. The Class B options were also extended to 180 days from the exercise of the Class A Options. The Company recorded a charge of $784,200 in 2004 relating to the modification. See Note 13.

Options Issued to Investors—In 2003, 625,000 options were granted at a strike price of $1.10 per share to a 2003 Investor. These Options are set to expire 180 days following the closing of an Initial Public Offering (“IPO”), or from the date the Company’s shares become publicly traded.

9.	INCOME TAXES

There was no net provision for income taxes for either of the years ended December 31, 2005 or 2006.

Net deferred tax assets (liabilities) consist of the following:

	December 31,
	2005	2006
Deferred tax assets:
Capitalized start-up costs	$1,448,130	$1,675,287
Net operating loss carryforwards	1,258,105	2,670,889
Stock compensation	183,005	277,520
Tax credits	198,900	440,923
Warrant modification	301,917	301,917
Depreciation	-	2,480
Other	-	5,508

Gross deferred tax assets	3,390,057	5,374,524

Deferred tax liabilities:
Depreciation	61,991	-

Gross deferred tax liabilities	61,991	-

Valuation allowance	(3,328,066)	(5,374,524)

Net deferred tax asset (liability)	$-	$-

A reconciliation between the Company’s effective tax rate and the federal statutory rate is as follows:

	December 31,
	2005	2006

Federal statutory rate	(34.0)%	(34.0)%
Valuation allowance	34.2	34.0
Other	(0.2)	0.0

Effective tax rate	0.0%	0.0%

The Company has established a full valuation allowance to offset these net deferred income tax assets as realization is not deemed more likely than not. At December 31, 2006, the Company had federal, state and local net operating loss carryforwards of $6,614,569 to offset federal taxable income in future years. These carryforwards begin to expire in the year 2022.

The Company has undergone ownership changes and a determination needs to be made as to whether a “change in ownership,” as defined by IRC Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under, has occurred. Accordingly, some of the net operating loss carryforwards could be subject to limitation on their utilization.

10.	COMMITMENTS

License Agreements—The Company is a party to two license agreements in connection with certain technology being used for products under development and is required to make certain annual maintenance payments. In addition, royalty payments will be required upon the commercialization of licensed technology under both agreements.

One license agreement requires the Company to reimburse the other party for costs associated with filing and defending various patents worldwide. The Company expensed to research and development $102,249 and $133,973 for the years ended December 31, 2005 and 2006, respectively associated with license maintenance fees and the filing of various patents. Payment obligations under this license agreement remain in effect until the last underlying patents granted under the license agreement expire in their respective countries. Currently, the last patent would expire in 2020. License maintenance fees escalate by year and range from $7,500 to $20,000 and further escalate by year in amounts ranging from $10,000 to $1,000,000 once the Company obtains government approval to market products. The Company may credit each annual license maintenance fee in full against all royalties due during the same calendar year. The Company may terminate the license agreement upon 90 days notice. Either party may terminate the license agreement if the other party commits any material breach of any covenant or promise and does not cure such breach within 30 days of the receipt of written notice of such material breach. As of December 31, 2006, there are no products being marketed which are covered by the patents under the license agreement.

The Company’s second license continues until the termination of the later of the last to expire patent or royalty obligation under the agreement on a country by country basis (currently, or as otherwise provided in the license agreement). License maintenance fees escalate by year ranging from $35,000 to $120,000. Fifty percent (50%) of the maintenance fee payments, up to $1.1 million, may be credited against the potential future royalty payments the Company would have to make to the license holder should royalties be paid. The agreement may be terminated on 15 days written notice after default by the other party which said default is not cured within 30 days of receipt of notice by the defaulting party. In addition, the Company may terminate the agreement on 15 days written notice to the license holder. Royalties are due based on Gross Sales, as defined, for products sold relating to patented and unpatented technology, and shall terminate on the 15th anniversary of the first commercial sale of the product in the corresponding country or territory. Sublicense payments are due in connection with any sublicense fees received relating to patented and non-patented products related to the patented technology and proprietary know-how, as provided in the agreement. As of December 31, 2006, there were no products being marketed which are covered by the patents under the license agreement.

The payments required under both license agreements, assuming the agreements are not terminated by the Company, excluding any escalation for receiving government marketing approval, is as follows:

2007	$127,500
2008	130,000
2009	130,000
2010	90,000
2011	20,000
Thereafter	180,000
$677,500

In addition, Ventures (discussed in Note 1) had an operating agreement with Altira Capital and Consulting LLC (“Altira”) that provided for the payment of royalties to Altira in exchange for the assignment of intellectual property to the Company. At the time of the operating agreement, Altira was owned by two officers (the Chief Executive Officer and the President) of the Company. The operating agreement was terminated when Ventures and the Company merged in 2002. At the merger date, the Company agreed to continue the specific section of the operating agreement dealing with the payment of royalties to Altira, including the establishment of a royalty pool for inventors. Altira would receive a royalty as part of a newly created and comprehensive inventor’s royalty pool to include specific inventors of Company technology. The Company is obligated to pay royalties based upon 3% of net sales. In January 2007, the Company executed a formal agreement with Altira (see Note 14).

Employment Agreements—The Company entered into employment agreements with officers as follows:

The Company had an employment agreement with the Chief Financial Officer which was replaced by a new agreement on September 1, 2007 (see Note 14).

In January 2007, the Company entered into employment agreements with three other officers of the Company, including the Chief Executive Officer and Chief Science Officer (herein “CEO”), President and Chief Operating Officer (herein “COO”) and the Vice President and General Counsel and Corporate Secretary (herein “General Counsel”). The agreements provide for aggregate annual base compensation of approximately $500,000. The employment agreements provide for increases as approved by the Board of Directors (“Board”) (or sub-committee) and a bonus at the discretion of the Board. Such agreements are for 36 months to January 2010 and the terms renew automatically for two additional years unless terminated earlier. In addition, the employment agreements provide that if the executive were to terminate employment for any for good cause which is equivalent to a constructive termination (as defined in the employment agreement) or the Company terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be increased to 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date. The CEO, COO, and General Counsel are entitled to receive incentive stock and stock options in accordance with the Plan. No such awards have been issued as of December 31, 2006.

Lease Obligations— The Company has an operating lease for office and laboratory space in Stony Brook, New York, which was renewed to February 2008. This lease, historically, has been a year-to-year lease.

The Company entered into a 10-year lease agreement on June 1, 2006, for office and laboratory space in Cranbury, New Jersey (“Cranbury”).

The future annual aggregate minimum lease payments under noncancelable operating leases in excess of one year consists of only the Cranbury Lease (see Notes 11 and 12), which provides for payments as follows:

Fiscal years ending
December 31,

2007	$165,000
2008	165,000
2009	165,000
2010	165,000
2011	178,000
Thereafter	867,000

$1,705,000

Rent expense amounted to approximately $60,000, and $153,000 for the years ended December 31, 2005 and 2006, respectively.

Contract with a Supplier —The Company entered into a contract with a clinical research organization to perform services in connection with the commencement of clinical trials. Such clinical trials were delayed to 2008, pending the completion and outcome of certain preclinical studies. As of December 31, 2006, the unpaid commitment is estimated to be $450,000 which would be paid upon the commencement of clinical trials for one of its products.

11.	RELATED PARTY TRANSACTIONS

Altira (see Note 10), a significant investor, is owned by the Chief Executive Officer of the Company and also the President of the Company, and two other significant investors (herein the “Two Investors”) who became partners in Altira in 2004. In June 2006, a company controlled by the Two Investors, Cedar Brook East Corporate Center, L.P. (“Landlord”), leased a 10,283 square foot facility to the Company under a 10 year non-cancelable lease (see Notes 6, 10 and 12). Rental payments in connection with the lease amounted to approximately $90,000 for the year ended December 31, 2006.

Altira is entitled to receive royalties on net sales as described in Note 10.

In September of 2006, the Two Investors commenced providing advances through one of their jointly-owned operating companies while the parties finalized the terms of a subscription agreement. As of December 31, 2006, the amount of advances provided to the Company was $1,425,000. On January 22, 2007 (see Note 14), the Company executed a subscription agreement with the Two Investors under which they agreed to purchase up to 1,250,000 units at a purchase price of $4.00 per unit of the Company in exchange for $5.0 million, each unit consisting of four shares of common stock and three warrants to purchase common stock at $1.10 per share. The warrants expire three years from date of grant and are callable by the Company at twice the exercise price. On August 15, 2007 the subscription agreement was amended. The Company agreed to irrevocably sell a total of 2,500,000 units at a purchase price of $4.00 per unit (see above). The expiration date of the warrants under the amended agreement is September 1, 2013 (see Note 14).

The Company issued warrants to purchase 36,200 and 43,197 shares of common stock to two members of the Company’s Board of Directors (the “Board”) during the years ended December 31, 2005 and 2006, respectively. The warrants were issued as finder’s fees in connection with capital raises (see Note 7). In addition, the Company paid $40,750, and $74,000 to a member of the Board for other services provided, which primarily included consulting services, during the years ended December 31, 2005 and 2006, respectively.

12.	LEASE IN CRANBURY, NEW JERSEY

In June 2006, the Company signed a 10 year lease agreement for office and laboratory space in Cranbury, New Jersey (the “Lease”). As part of the Lease, the Landlord, which is a company controlled by the Two Investors, initially funded and completed the construction of leasehold improvements, the fair value of which was determined by management to be $2,056,600. The Lease also provided for an up-front landlord allowance totaling $164,528 which was recorded as deferred rent in the accompanying balance sheet, and will be recognized as a reduction to the rent expense over the 10 year lease agreement. The lease also includes base rent escalations for which the Company is recording rent expense on a straight-line basis over the 10 year lease agreement. The Company repaid the net amount due to the Landlord of $1,892,072 through the issuance of 1,513,658 shares of common stock at $1.25 per share (see Note 6) and a warrant for 378,414 shares of common stock exercisable at $1.38 per share (see Note 7).

13.	RESTATEMENT OF DECEMBER 31, 2005 FINANICAL STATEMENTS

Subsequent to the issuance of the Company’s 2005 financial statements, the Company determined that the 2005 balance sheet and statement of stockholders’ equity (deficit) contained errors relating to the recording of preferred stock, a 2004 modification of an option (See Note 8), and the accounting treatment of the 2005 Bridge Raise (See Note 6).

The Company had previously recorded its Preferred Stock at the net proceeds received. The Company subsequently determined that the Preferred Stock should have been recorded at par value of $3,058 with the excess proceeds ($2,790,417) included in additional paid-in capital. The Company did not account for a modification made in 2004 to an option and the related deferred income taxes. The Company subsequently determined that a charge ($784,200) should have been recorded for such modification with a corresponding increase in additional paid-in capital. The Company had previously recorded proceeds received from the 2005 Bridge Raise in stockholders’ equity (deficit). The Company subsequently determined that such proceeds ($1,790,000) should have been recorded as a liability in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as the number of units, consisting of common stock and warrants, to be issued were variable based upon future events. In addition, costs relating to the 2005 Bridge Raise that were previously recorded in stockholders’ equity (deficit) have been reclassified as deferred financing costs ($40,648) as of December 31, 2005.

As result, the accompanying balance sheet at December 31, 2005, the statement of stockholders’ equity (deficit) for the year ended December 31, 2005 and the 2005 income tax note have been restated from the amounts previously recorded to correct the accounting for these items. The following is a summary of the effects of the restatement:

	December 31, 2005
	As Previously
	Reported	As Restated
DEFERRED FINANCING COSTS	$-	$40,648
Total assets	1,898,964	1,939,612

CURRENT LIABILITIES
Obligation for unissued units	$-	$1,790,000
Total liabilities	440,333	2,230,333

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	$2,793,475	$3,058

Additional paid-in capital	7,115,883	8,941,148

Accumulated deficit	(8,464,669)	(9,248,869)

Total stockholders' equity (deficit)	1,458,631	(290,721)

INCOME TAXES (See Note 9)
Gross deferred tax assets	$3,088,140	$3,390,057
Valuation allowance	(3,026,149)	(3,328,066)

14.	SUBSEQUENT EVENTS

On January 22, 2007, the Company entered into a subscription agreement (the “Agreement”), under which the Two Investors (see Note 11) have subscribed to purchase up to 1,250,000 units in exchange for $5.0 million or $4.00 per unit, each unit consisting of four shares of common stock and three warrants exercisable at $1.10 per share. The warrants have a term of three years and expire in three years from date of grant. In the event that the Company’s common stock is traded on the OTC Bulletin Board (or any other exchange or stock market) and the closing bid price of a share of common stock as traded on the OTC Bulletin Board (or any other exchange or stock market on which the common stock may then be listed or quoted) equals or exceeds two times the warrant price or $2.20 (appropriately adjusted for any stock split, reverse stock split, stock dividend, or other reclassification or combination of the common stock occurring after the date hereof) for at least ten consecutive trading days, the Company, upon 30 days written notice (the “Notice Period”) given to the warrant holders, may call these warrants at a redemption price equal to $0.01 per share of common stock then purchasable, provided that the Company simultaneously calls all the warrants (as defined in the Agreement) on the same terms. Notwithstanding any notice by the Company, the warrant holders shall have the right to exercise these warrants prior to the end of the Notice Period. At December 31, 2006, the Company had received advances aggregating $1,425,000 and, effective on the agreement date, had converted the subscription advances into 356,250 units. For purposes of determining its net-loss-per-share calculations (see Note 2) for the year ended December 31, 2006, the Company has not included any potential shares to be issued in connection with the Agreement as they were determined to be contingent upon the execution of the Agreement, which occurred subsequent to the balance sheet date.

On August 15, 2007, the Two Investors agreed to amend the existing subscription agreement to a total of 2,500,000 units, each unit consisting of four shares of common stock, and warrants to purchase three shares of common stock at $1.10 per share. Previously, the Company was able to draw down up to the maximum subscription amount. The amended agreement irrevocably commits the Company and the Two Investors to the entire amended subscription amount. Under the amended agreement, the warrant expiration dates including those for previously issued warrants to September 1, 2013. The warrants continue to be callable when the stock is traded at a price that is two times the exercise price for a period of 10 consecutive trading days and the redemption price remains unchanged. Based on the additional common stock needed to service the amended subscription agreement, the Company will exceed the authorized number of common shares and is intending to seek stockholder approval to increase the total number of authorized common shares. The amended agreement requires the Company to issue the required shares and corresponding warrants when it has sufficient shares to issue such common stock and allow for the exercise of warrants. In December 2007, the Company received the required number of stockholder approvals to approve the increase in the number of authorized shares of common stock from 40,000,000 to 80,000,000 and preferred stock from 10,000,000 to 20,000,000. Through January 31, 2008, the Company received $8.5 million for 2,125,000 units.

On January 31, 2007, the Company entered into a royalty agreement with Altira, and the CEO and COO, as inventors (the “Original Inventors”). The Company agreed to pay Altira and certain other inventors, as defined in the agreement, 3% of net sales, as defined, for the products and services developed in part by Altira’s principals and certain other inventors. Pursuant to the agreement, the Original Inventors assigned intellectual property owned by them or Altira to the Company. Additionally, intellectual property developed by the Original Inventors during their employment with the Company shall become the Company’s property (see Note 10).

On April 1, 2007, the Company entered into a facilities use permit agreement with the State University of New York allowing the Company to use certain designated facilities including the equipment for its research and development activities. Such agreement continues for one year and is renewable upon mutual written agreement for additional one year periods. The annual occupancy fees are $24,837 per year payable in quarterly installments.

On September 1, 2007, the Company entered into a new employment agreement with its Vice President and Chief Financial Officer (“CFO”). The agreement provides for an annual base salary of $150,000 and provides for increases as approved by the Board of Directors (“Board”) (or sub-committee) and a bonus at the discretion of the Board. Upon the completion of an underwritten initial public offering, such base compensation will be increased by $25,000 over the then existing base salary. Such agreement runs through January 21, 2010 and renews automatically for two additional years unless terminated earlier. In addition, the employment agreement provides that if the executive was to terminate employment for any for good cause which is equivalent to a constructive termination (as defined in the employment agreement) or the Company terminated the employment agreement without cause, the executive would be entitled to all accrued base compensation including benefits and bonuses, plus 12 months base compensation including benefits. If the executive’s employment is terminated due to a change in control (as defined in the agreement), then the severance compensation paid would be 18 months. If the employee is terminated for cause then there would be no severance payments or benefits owing to executive. In the event that such executive’s employment is continuously disabled for 12 months and unable to perform duties or is deceased then the employment would be terminated and employee would receive compensation to the lesser of the end of the employment term or twelve months from that date. The executive is entitled to receive incentive stock and stock options in accordance with the Plan. Except for granting an option to purchase 175,000 shares of common stock in 2005, the commencement of employment, no additional awards have been issued as of December 31, 2006.

From July to December 2007 the Company committed to three larger pre-clinical studies which will cost approximately $2.1 million. These studies were substantially completed before December 31, 2007.

******

CORNERSTONE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND SEPTEMBER 30, 2007
(Unaudited)

	December 31,	September 30,
	2006	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$207,700	$133,091
Prepaid expenses and other current assets	158,890	255,359

Total current assets	366,590	388,450

PROPERTY AND EQUIPMENT—Net	2,137,662	2,177,330

TOTAL	$2,504,252	$2,565,780

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$227,190	$146,654
Accrued expenses	49,549	117,153
Subscription advances (Note 6)	1,425,000	-
Obligation to issue units (Note 6)	-	488,589
Current portion of deferred rent	4,319	4,319

Total current liabilities	1,706,058	756,715

DEFERRED RENT - Net of current portion	158,349	155,110

Total liabilities	1,864,407	911,825

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 10,000,000 shares authorized; including 6,050,000 Series A Convertible Preferred Stock of which 3,057,500 were issued and outstanding at December 31, 2006 and September 30, 2007; Aggregate liquidation preference of $3,057,500 at September 30, 2007	3,058	3,058
Common stock, $.001 par value; 40,000,000 shares authorized 17,178,382 and 23,928,382 issued and outstanding at December 31, 2006 and September 30, 2007, respectively	17,178	23,928
Additional paid-in capital	14,022,992	20,491,865
Accumulated deficit	(13,403,383)	(18,864,896)

Total stockholders’ equity	639,845	1,653,955

TOTAL	$2,504,252	$2,565,780

See notes to unaudited condensed financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2007

OPERATING EXPENSES:
Research and development	$2,191,316	$3,838,119
General and administrative	936,157	1,394,820
Depreciation and amortization	105,563	229,011

Total operating expenses	3,233,036	5,461,950

OPERATING LOSS	3,233,036	5,461,950

INTEREST EXPENSE (INCOME):
Interest income	(18,305)	(437)
Interest expense	25,191	-

Total interest expense (income), net	6,886	(437)

NET LOSS	$3,239,922	$5,461,513

BASIC AND DILUTED LOSS PER COMMON SHARE	$0.20	$0.27

WEIGHTED AVERAGE SHARES OUTSTANDING	15,929,161	20,288,215

PRO-FORMA BASIC AND DILUTED LOSS PER COMMON SHARE, ASSUMING CONVERSION OF PREFERRED STOCK		$0.23

PRO-FORMA WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING CONVERSION OF PREFERRED STOCK		23,345,715

See notes to unaudited condensed financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,239,922)	$(5,461,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	105,563	229,011
Non-cash stock based compensation	205,657	87,837
Non-cash settlement of dispute with Potential Investor	24,833	-
Non-cash charge for extending expiration dated on warrants	-	126,375
Change in deferred rent	(780)	(3,239)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(18,299)	(96,469)
Accounts payable	300,305	(80,535)
Accrued expenses	133,067	67,604

Net cash used in operating activities	(2,489,576)	(5,130,929)

CASH FLOWS FROM INVESTING ACTIVITIES—Purchases of property and equipment	(104,143)	(268,680)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants	1,000,000	5,325,000
Subscription advances	550,000	-
Direct expenses associated with issuance of common stock and warrants	(52,500)	-
Repayment of amounts from the Potential Investor	(233,333)	-

Net cash provided by financing activities	1,264,167	5,325,000

NET DECREASE IN CASH	(1,329,552)	(74,609)

CASH AND CASH EQUIVALENTS—Beginning of period	1,619,486	207,700

CASH AND CASH EQUIVALENTS—End of period	$289,934	$133,091

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$358	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Issuance of 1,513,658 shares of common stock and warrants to purchase
378,414 shares of commons stock in exchange for fair value of leasehold improvements (net of landlord incentives of $164,528)	$1,892,072	$-
Reclassification of obligation for unissued units to stockholders' equity	$2,790,000	$-
Reclassification of subscription advances to common stock and warrants		$1,425,000

See notes to unaudited condensed financial statements.

CORNERSTONE PHARMACEUTICALS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (Unaudited)

1.	ORGANIZATION BUSINESS OVERVIEW AND MANAGEMENT’S PLAN

Cornerstone Pharmaceuticals, Inc., (the Company) is a pharmaceutical company focused on the development and commercialization of innovative drugs for the treatment of cancer. The Company has two product platforms, each of which has produced product candidates that it believes will provide substantial improvement over existing current therapies. One of the Company’s product candidates, EmPAC, is based on the Emulsiphan technology platform. EmPAC is a formulation of paclitaxel and Emulsiphan that offers the potential for accelerated regulatory approval in the United States. The Company is planning an investigational new drug (“IND”) filing during 2008. The second product candidate is the first from a new class of chemical entities known as Altered Energy Metabolism Directed Compounds. The Company is planning to activate an IND during 2008. The Company has yet to produce any revenues from its product candidates in development. The Company has performed certain research related activities under grant and service agreements for which revenue was earned and recognized.

Since inception, the Company has incurred significant losses from operations and has not produced positive cash flows from operations. In addition, at September 30, 2007, the Company does not have a revenue stream to support its cost structure. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Management’s Plan

The development of the Company’s products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring such products to market and to establish, acquire or contract for manufacturing and marketing capabilities. Future capital requirements will depend on factors, including scientific progress in research and development programs, the Company’s ability to establish collaborative arrangements with others for drug development, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals and effective commercialization activities. Accordingly, the Company will need to raise substantial additional capital in order to bring its products to market. It is anticipated that additional funds will have to be raised through debt or equity financings or through collaborative ventures with corporate partners to fund some or all such activities. The Company does not currently have any such material arrangements for future financing other than $1.5 million as January 31, 2008, the remaining amount expected to be received in connection with a $10.0 million subscription agreement (see Note 6) for the issuance of common stock and warrants as amended on August 15, 2007. Based on the current operating plan, the Company will have sufficient cash to fund operations through May 2008. Additional funding of at least $6.5 million is necessary to fund planned activities to December 31, 2008. The Company is currently in discussions with potential and existing investors to raise additional equity financing. Although management believes that the Company will be able to obtain additional financing from existing and future investors, there can be no assurance that such new offerings will be consummated or that such collaborative ventures will be entered into by us on favorable terms, if at all. If such new offerings are not consummated or additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all operations. In the event that any additional funding is obtained, such financings will have a dilutive effect to current stockholders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The accompanying interim condensed financial statements should be read in connection with the audited financial statements include elsewhere in this prospectus. Management acknowledges its responsibility for the preparation of the accompanying interim financial statements, which reflect all the adjustments (consisting of normal accruals) considered necessary, in the opinion of management, for a fair presentation. The results of operations are not necessarily indicative of the results of operations for the whole year.

Income Taxes

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes .” The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

The Company did not have unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of adopting FIN No. 48.

The Company files income tax returns in the U.S. Federal jurisdiction and certain state jurisdictions. The tax years subject to audit are 2001 through 2006. The Company does not believe there will be a material change in its unrecognized tax positions over the next twelve months.

The Company has sustained losses since inception which has generally resulted in a zero percent effective tax rate; hence the Company has not incurred any interest or penalties. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of tax expense. At September 30, 2007, the Company had a $7.6 million deferred tax asset which was fully offset by a valuation allowance due to its history of losses.

In addition, the Company has net operating loss carryfowards (“NOLs”) that may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The Company has determined that the recent changes in ownership would not currently limit the future use of its NOLs.

Net Loss per Share—The Company computes its net loss per share under the provisions of SFAS No. 128 Earnings per Share. Basic net loss per share is calculated using the weighted average number of common shares outstanding. Diluted net loss per share reflects the potential dilution that would occur if the securities or contracts to issue common stock were exercised or converted into common stock. The Company had securities outstanding, which could potentially dilute basic net earnings per share, but because the Company incurred a net loss for all periods presented, such securities were excluded for the computation for diluted net loss per share as their effect would have been antidilutive.

The number of shares excluded from diluted loss per share as of September 30, 2007, consists of the following:

	September 30,
	2006	2007
Convertible preferred stock	3,057,500	3,057,500
Other options to purchase common stock	2,985,000	2,985,000
Warrants to purchase common stock	4,189,649	9,359,707
Options under employee stock plan	1,014,000	1,158,000
	11,246,149	16,560,207

The pro-forma basic and diluted loss per common share was calculated for the nine months ended September 30, 2007, assuming the conversion of 3,057,500 shares of convertible preferred stock as issued and outstanding as of the first day of the nine month period.

3.	PREPAID EXPENSES

Prepaid expenses and other current assets are comprised of the following:

	December 31,	September 30,
	2006	2007

Deposits with vendors and service providers	$108,956	$163,649
Prepaid license fees	40,000	50,000
Other	9,934	41,710
	$158,890	$255,359

4.	PROPERTY AND EQUIPMENT

Property and equipment—net is comprised of the following:
	December 31,	September 30,
	2006	2007
Lab equipment	$394,340	$650,837
Computer and office equipment	95,803	107,876
Leasehold improvements	2,078,620	2,078,729
	2,568,763	2,837,442
Less accumulated depreciation	431,101	660,112
	$2,137,662	$2,177,330

5.	ACCRUED EXPENSES

Accrued expenses are comprised of the following:

	December 31,	September 30,
	2006	2007

Professional fees	$13,000	$82,686
Vacation accrual	23,076	23,937
Other	13,473	10,530
	$49,549	$117,153

6.	STOCKHOLDERS’ EQUITY

Common Stock— In late 2006, the Company received $1,425,000 from a related party as advances while the parties finalized a subscription agreement. The Company and related party agreed to the final terms of the subscription agreement in December 2006, and formally executed the contract on January 22, 2007. The Company recorded this transaction as a current liability as of December 31, 2006. The advances were reclassified to stockholders’ equity (deficit) in 2007 upon the execution of the subscription agreement. The advances were used for general corporate and working capital purposes.

Under the subscription agreement (the “Agreement”), the related parties subscribed to purchase up to 1,250,000 units in exchange for $5.0 million or $4.00 per unit, each unit consisting of four shares of common stock and three warrants exercisable at $1.10 per share. The warrants have a term of three years and expire in three years from date of grant. In the event that the Company’s common stock is traded on the OTC Bulletin Board (or any other exchange or stock market) and the closing bid price of a share of common stock as traded on the OTC Bulletin Board (or any other exchange or stock market on which the common stock may then be listed or quoted) equals or exceeds two times the warrant price or $2.20 (appropriately adjusted for any stock split, reverse stock split, stock dividend, or other reclassification or combination of the common stock occurring after the date hereof) for at least ten consecutive trading days, the Company, upon 30 days written notice (the “Notice Period”) given to the warrant holders, may call these warrants at a redemption price equal to $0.01 per share of common stock then purchasable, provided that the Company simultaneously calls all the warrants (as defined in the Agreement) on the same terms. Notwithstanding any notice by the Company, the warrant holders shall have the right to exercise these warrants prior to the end of the Notice Period.

On August 15, 2007, the Company agreed to amend the original subscription and to irrevocably sell 2,500,000 units, consisting of common stock and warrants in exchange for $10.0 million or $4.00 per unit, each unit consisting of four shares of common stock and three warrants exercisable at $1.10 per share. The warrants under the amended subscription agreement expire in September 2013 and are callable by the Company at twice the exercise price. The warrant modification resulted in a charge to expense of $126,375 for the nine months ended September 30, 2007. Based on the additional common stock needed to be issued under the amended subscription agreement, the Company will exceed its authorized number of common shares. The amended agreement requires the Company to issue the required shares and corresponding warrants when it has sufficient shares to issue such common stock and allow for the exercise of warrants. As of September 30, 2007 Company has recorded a liability for the units representing the cash received under the amended subscription agreement for which the number of units, representing shares of common stock and warrants, was in excess of the number of authorized shares after deducting previously issued common stock, options, warrants, and convertible preferred stock. Such liability was $488,589 as of September 30, 2007. In December 2007, the Company received the required number of stockholder approvals to approve the increase in the number of authorized shares of common stock from 40,000,000 to 80,000,000 and preferred stock from 10,000,000 to 20,000,000.

7.	WARRANTS

Shares issuable upon exercise of warrants outstanding as of September 30, 2007, are summarized in the following table:

Issuance Date	Expiration Date	Share Issuable Upon Exercise	Exercise Price	Common Shares Issuable

May 2002	May 2011	Preferred (305,750 of Series A)	$ 1.10	305,750
March 2005	August 2010	Common	1.10	72,200
May 2005	April 2010	Common	1.10	32,750
May 2005	April 2008	Common	1.10	930,000
May 2005	April 2008	Common	1.25	930,000
May 2005	April 2008	Common	2.00	930,000
August 2005	August 2008	Common	1.00	112,500
June 2006	September 2009	Common	1.38	378,414
September 2006	August 2009	Common	1.78	498,035
October 2006	September 2010	Common	3.50	474,000
January 2007	September 2013	Common	1.10	1,425,000
February 2007	September 2013	Common	1.10	150,000
March 2007	September 2013	Common	1.10	262,500
April 2007	September 2013	Common	1.10	450,000
May 2007	September 2013	Common	1.10	243,750
June 2007	September 2013	Common	1.10	281,250
July 2007	September 2013	Common	1.10	450,000
August 2007	September 2013	Common	1.10	487,500
September 2007	September 2013	Common	1.10	946,058
				9,359,707

The above table excludes 366,442 warrants for the purchase of common shares due to the number of units to be issued for shares of common stock and warrants that exceed the total authorized common shares after reducing the available outstanding common stock at September 30, 2007 for previously issued options, warrants and conversion of the preferred shares.

There were no warrants exercised during the nine months ended September 30, 2007.

8.	OPTIONS

A summary of option activity under the Plan activity at September 30, 2007and for the nine months then ended is presented below:

			Weigted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term (yrs)	Value
Options outstanding at January 1, 2007	1,163,000	$0.91
Forfeited	(5,000)	$1.25
Options outstanding at September 30, 2007	1,158,000	$0.91	5.4	$445,700
Options exercisable at September 30, 2007	805,500	$0.82	4.1	$400,125

There were no Plan options granted or exercised during the nine month period ended September 30, 2007. The intrinsic value of in-the-money options was calculated based on a $1.25 share price as of September 30, 2007. Such price was determined following the guidance in the AICPA Practice Aid, “Valuations of Privately-Held Company Equity Securities Issued as Compensation”. The probability-weighted expected return method was used which considers an estimation of ranges of values for possible outcomes available to the Company and the application of probability factors.

The Company recorded a non-cash charge of $205,657 and $87,837 during the nine month periods ended September 30, 2006 and 2007, respectively for stock-based compensation related to the vesting of previously issued options.

As of September 30, 2007 there were 1,042,200 stock options that were expected to vest. The weighted average grant date fair value per award was $1.10, and the weighted average remaining term equaled 5.4 years with a total aggregate intrinsic value of $401,175.

As of September 30, 2007, there was $213,734 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the stock option plans. The cost is expected to be recognized over a weighted average period of 1.9 years. The Company expects to recognize $30,142 in the remainder of 2007, $116,060 in 2008, $46,334 in 2009 and $21,198 in 2010, respectively.

9.	SUBSEQUENT EVENT

For the period from October 1, 2007 to January 31, 2008 the Company received proceeds from the subscription agreement (Note 6) of $1,750,000.

******

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that we shall to the fullest extent permitted by Article 7 of the New York Business Corporation Law, indemnify any and all persons whom we shall have the power to indemnify under the Article from and against all of the expenses, liabilities and other matters referred to in or covered by the Article. Our Certificate of Incorporation also provides that to the fullest extent permitted by Section 402, that our directors shall not be personally liable to us or our stock holders for damages for breach of such director’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our stock holders' rights (through stock holders' derivative suits on behalf of our company) to recover damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors.

Our by-laws provides that to the extent legally permissible, we shall indemnify our directors and officers who are a party or threatened to be made a party to any action or proceeding (other than one by or in our right to procure a judgment in our favor) whether civil or criminal against judgments, fines, amounts paid in settlements and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or other proceeding if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best in our best interest, and in criminal actions or proceedings, in addition had no reason to believe that his conduct was unlawful.

We shall to the extent legally permissible indemnify officers and directors who are threatened to be a party to an action or proceeding by or in the our right to procure a judgment in our favor by reason of the fact that he was an officer or director of ours or at our request was serving as an officer or director of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlements and reasonable expenses, including attorneys’ fees if such director or officer acted in good faith for a purpose which he reasonably believed to be in our best interest, except that no indemnification shall be made in respect of (1) a threatened action or pending action which is settled or otherwise disposed of (2) any claim, issue or matter to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the action was brought or if no action was brought any court of competent jurisdiction, determines upon application that in view of all of the circumstances of the case the person is entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper.

Expenses incurred in defending a civil or criminal action or proceeding may be paid by us in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such officer or director to repay such amount, as and to the extent, required by Section 725 of the New York Business Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$2,105
Accounting fees and expenses*	450,000
Legal fees and expenses*	120,000
Printing and filing*	12,000
Miscellaneous*	10,000
TOTAL	$594,105

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following is a summary of unregistered securities issued during the period January 2004 through January 31, 2008.

2004 Private Placement

During 2004 we commenced a private placement that was completed in February 2005. We sold 930,000 units at $4.00 per unit aggregating $3,720,000, each unit consisting of four shares of common stock and three warrants to purchase shares of common stock. Each Unit contains one series A warrant (“Series A Warrant”), one series B warrant (“Series B Warrant”) and one series C warrant (“Series C Warrant”). Each Series A Warrant entitles the holder to purchase one share of common stock at $1.10 per share, exercisable for a period of three years. The Series A Warrants are callable by us in the event the common stock trades above or at $2.20 per share for ten consecutive trading days. Each Series B Warrant entitles the holder to purchase one share of common stock at $1.25 per share, exercisable for a period of three years. The Series B Warrants are callable by us in the event the common stock trades at, or above, $2.50 for ten consecutive trading days. Each Series C Warrant entitles the holder to purchase one share of common stock at $2.00 per share, exercisable for a period of three years. The Series C Warrants are callable by us in the event the common stock trades at, or above, $4.00 for ten consecutive trading days. In connection with the financing, we also issued a total of 104,950 warrants at a strike price set at $1.10 per share, for finder’s fees.

The units were sold to 19 investors each of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2005 Private Placement - 2005 Bridge Raise

In December 2005, we received $1,790,000 for subscriptions of Units, consisting of common stock and warrants. The number, structure, class and form of the Units was to be the same as securities sold in the first offering of at least $3,000,000 of securities sold by us (a “Qualified Offering”) prior to September 1, 2006. If a Qualified Offering was not completed prior to September 1, 2006, then common stock and warrants would be issued at a price to be determined as described in the next paragraph. In February 2006, the subscribers and we agreed to revise the Qualified Offering amount to be $7,000,000 raised by a qualified investment bank. During the nine month period ended September 30, 2006, additional proceeds of $1,000,000 were received for subscription of Units under the 2005 Bridge Raise.

Originally, in the event there was no Qualified Offering prior to September 1, 2006, equity securities and the warrants to be issued under the 2005 Bridge Raise would be calculated based on the fair market value as of September 1, 2006, as determined by an investment banking firm, provided however, that for purposes of calculating the number of units purchased in no event would the unit valuation be less than $1.25 per share. This provision was later amended in February 2006 to include that equity securities be calculated on an issued and outstanding pre-money valuation (including Series A Convertible Preferred Stock) not to exceed $30,000,000. At September 1, 2006, a Qualified Offering had not been completed, and the common shares which were to be issued under the 2005 Bridge Raise were converted based upon the outstanding pre-money valuation of $30,000,000. The equivalent price of common stock per share based on the $30,000,000 pre-money valuation at the time of conversion was $1.62 per share, which resulted in the issuance of a total of 1,721,724 shares of common stock. In addition, in connection with the 2005 Bridge Raise, we incurred total expenses of $93,148 and issued warrants for 67,604 shares at $1.78. In February 2006, we received $1,000,000 in additional subscriptions.

The units were sold to 21 investors each of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2006 Private Placement - Lease Transaction

In June 2006, we signed a 10 year lease agreement for office and laboratory space in Cranbury, New Jersey (the “Lease”). As part of the Lease, two investors, affiliated with us and our landlords initially funded and completed the construction costs related to the leasehold improvements, the fair value of which was determined by management to be $2,056,600. The Lease also provided for an up-front landlord allowance totaling $164,528. On the same date we entered into a subscription agreement with the two investors to repay the net amount due of $1,892,072 for the leasehold improvements through the issuance of 1,513,658 shares of common stock at $1.25 per share and 378,414 warrants at $1.38 per share expiring on September 1, 2009 and are callable by us at $2.56 per share. The units were sold to two investors each of which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2006 Sale of Warrant

On October 1, 2006, we entered into an Investment Agreement with a supplier (the “Supplier”) of contract manufacturing services to us. In exchange for $250,000, we granted a warrant for 475,000 shares of common stock. The warrant provides for the option to purchase common stock at $3.50 per share and terminates on September 30, 2010. The warrant was sold to one investor which we reasonably believe is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

2007 Private Placement

On January 22, 2007, we completed the private placement and executed a subscription agreement with two existing investors. Pursuant to the subscription agreement, the subscribers have agreed to purchase upon our request up to 1,250,000 units at a purchase price of $4.00 per unit, each unit consisting of four shares of common stock and three warrants to purchase shares of common stock for $1.10. The warrants expire three years from date of issuance and are callable by as at $2.20 per share.

On August 15, 2007, we amended the above subscription agreement. Under the amended agreement, we agreed to irrevocably sell 2,500,000 units at $4.00 per unit (described above) including the initial 1,250,000 units. In addition we agreed to a warrant expiration date of September 1, 2013 for all new and previously issued warrants. In total, we agreed to sell units consisting of common stock and warrants for a total amount of $10.0 million under the amended agreement. We have received $8,250,000 as of December 31, 2007. We reasonably believe each of these subscribers is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933 as amended, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, we relied on the exemptions for the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

ITEM 27 EXHIBITS

The following exhibits are included as part of this Form SB-2.

EXHIBIT	DESCRIPTION

3.	ARTICLES OF INCORPORATION AND BY-LAWS(1)

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State on January 24, 2002 (1)

3.3	Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on March 2, 2005(1)

3.4	Certificate of Merger of Cornerstone Ventures LLC into Cornerstone Pharmaceuticals, Inc.(1)

3.5	Bylaws(1)

3.6	Certificate of Amendment of Cornerstone Pharmaceuticals, Inc. filed with the Secretary of State on February 7, 2007(1)

3.7	Certificate of Amendment of Certificate of Incorporation of Cornerstone Pharmaceuticals, Inc., filed on December 31, 2007 with the Department of State of the State of New York.

3.8	Certificate of Amendment of Certificate of Incorporation of Cornerstone Pharmaceuticals, Inc. filed on December 31, 2007.

4.	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

4.1	2005 Incentive Stock Plan(1)

4.2	Form of Warrant for Preferred Stock issued to brokers in connection with the 2002 private placement dated May 21, 2002(1)

4.3	Form of Amendment to Form of Warrant for Preferred Stock issued to brokers in connection with the 2002 private placement dated November 16 th 2004.(1)

4.4	Option to purchase common stock, issued to Sam Weisberger in October of 2003(1)

4.5	Amendment to the option to purchase stock, issued to Sam Weisberger dated October 29, 2004(1)

4.6	Terms of options granted to Concordia Partners LP(1)

4.7	Form of finder warrant issued in connection with the 2003 private placement(1)

4.8	Form of common stock investor warrants issued in connection to the 2004 private placement dated May 31, 2005(1)

4.9	Form of common stock warrant issued to brokers issued in connection with the 2004 private placement dated May 31, 2005(1)

4.10	Form of common stock investor warrant issued in connection with the 2005 bridge raise investment dated September 1, 2006(1)

4.11	Form of common stock warrant issued to brokers in connection with the 2005 bridge raise investment dated September 1, 2006(1)

4.12	Form of common stock investor warrant in connection to the 2007 private placement(1)

EXHIBIT	DESCRIPTION

4.13	Form of subscription agreement entered into in connection to the 2007 private placement dated January 22, 2007.

4.14	Form of Common stock warrant issued in connection with the 2006 private placement/lease transaction dated June 1, 2006 (see 10.l)

4.15	Common stock warrant issued in connection with the 2006 sale of warrants to INB Hauser Pharmaceutical Services dated October 1, 2006(1)

4.16	Amendment to the subscription agreement entered into in connection to the 2007 private placement dated August 15 2007.

5	OPINION ON LEGALITY

5.1	Opinion of Sichenzia Ross Friedman Ference LLP(1)

10.	MATERIAL CONTRACTS

10.1	Agreement relating to the leasing of the premises located at 1 Duncan Drive Cranbury, New Jersey 08152 between the Company and Cedar Brook East Corporate Center, L.P dated June 1, 2006(1)

10.2*	License Agreement between the Company and the Research Foundation of the State University of New York at Stony Brook dated June 21, 2001(1)

10.3*	Amendment to the License Agreement between the Company and the Research Foundation of the State University of New York at Stony Brook dated May 14, 2004(1)

10.4*	License Agreement between Cavitation Control Technology Inc. and the Company dated May 12, 2000(1)

10.5	The Board of Directors agreement entered into between Jonathan Blum and the Company dated October 1, 2005(1)

10.6	The Board of Directors agreement entered into between Bernard Gross and the Company dated November 1, 2006(1)

10.7	The Board of Directors agreement entered into between Stuart Polinsky and the Company dated November 1, 2006(1)

10.8	The Board of Directors agreement entered into between H. Gilbert Polinsky and the Company dated November 1, 2006(1)

10.9
Agreement of lease relating to the leasing of premises located at the Long Island High Tech Incubator at Stony Brook entered into between the Company and the Long Island High Technology Incubator, Inc. dated February 28, 2001(1)

10.10	Employment Agreement between the Company and Clifford Straub dated April 1, 2005(1)

10.11	Employment Agreement between the Company and Robert Shorr dated January 22, 2007(1)

10.12	Employment Agreement between the Company and Robert Rodriguez dated January 22, 2007(1)

10.13	Employment Agreement between the Company and David Polinsky dated January 22, 2007(1)

10.14	Consulting Agreement entered into between the Company and R. Lutes, M.D. Consulting, LLC dated May 9, 2005.(1)

EXHIBIT	DESCRIPTION

10.15	Form of consulting agreements entered into between the Company and Drs. Bingham and Zachar dated June 21, 2001(1)

10.16	Royalty Agreement by and among Cornerstone Pharmaceuticals, Inc. and Altira Capital and Consulting LLC, Robert Shorr and Robert Rodriguez dated January 31, 2007(1)
10.17	Employment Agreement between the Company and Clifford H. Straub Jr. dated September 1, 2007

10.18	Employment Letter between the Company and Zuzana Zachar dated January 10, 2007

10.19
Renewal of the Agreement of lease relating to the leasing of premises located at the Long Island High Tech Incubator at Stony Brook entered into between the Company and the Long Island High Technology Incubator, Inc. dated February 13, 2007.

10.20
Facilities Use Permit relating to the use of the premises located at the State University of New York Life Sciences Building Basement Suite 050, 050A, 050B, and 050C, in Stony Brook University by and between the Company and the State University of New York dated April 1, 2007.

10.21	Master Service Agreement for the production of EmPAC between the Company and INB:Hauser Pharmaceutical Services dated September 1, 2006.

10.22*	Amendment to the License Agreement between the Company and the Research Foundation of the State University of New York at Stony Brook dated November 20, 2007.

14.	CODE OF ETHICS

14.1	Code of Ethics(1)

23.	CONSENTS

23.1	Consent of DELOITTE & TOUCHE LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Sichenzia Ross Friedman Ference LLP (See exhibit 5.1)

* THROUGHOUT THESE AGREEMENTS, WHERE INFORMATION HAS BEEN REDACTED, THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(1) Incorporated by reference to the Registration Statement filed with the Securities and Exchange Commission on February 12, 2007.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, USA, on February 1, 2008.

CORNERSTONE PHARMACEUTICALS INC.

By:	/s/ Robert Shorr
Robert Shorr Chief Executive Officer (Principal Executive Officer)

By:	/s/ Clifford H. Straub, Jr.
Clifford H. Straub, Jr. Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Shorr	Chief Executive Officer Principal Executive Officer, and Director	February 1, 2008
Robert Shorr

/s/ Clifford H. Straub, Jr.	Chief Financial Officer and Principal Accounting Officer	February 1, 2008
Clifford H. Straub, Jr.

/s/ Robert Rodriguez	President, COO, Treasurer and Director	February 1, 2008
Robert Rodriguez

/s/ H. Gilbert Polinsky*	Chairman of the Board	February 1, 2008
H. Gilbert Polinsky

/s/ David Polinsky	General Counsel, VP, Investor Relations	February 1, 2008
David Polinsky

/s/ Stuart Polinski*	Director	February 1, 2008
Stuart Polinski

/s/ Bernard Gross*	Director	February 1, 2008
Bernard Gross

/s/ Jonathan Blum*	Director	February 1, 2008
Jonathan Blum

By: /s/ Robert Shorr
Robert Shorr
Attorney-in-fact

By: /s/ Clifford H. Straub, Jr.
Clifford H. Straub, Jr.
Attorney-in-fact